Exhibit 10.1

CERTAIN INFORMATION CONTAINED IN THIS EXHIBIT, MARKED BY [***], HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE THE REGISTRANT HAS DETERMINED THE INFORMATION IS BOTH NOT MATERIAL AND IS THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL.

CREDIT AGREEMENT

Dated as of September 29, 2025

among

ARS PHARMACEUTICALS OPERATIONS, INC.,

as the Borrower,

ARS PHARMACEUTICALS, INC.,

as a Guarantor

The other Guarantors from time to time party hereto,

The Lenders from time to time party hereto

and

RA CAPITAL AGENCY SERVICES, LLC,

as Administrative Agent

TABLE OF CONTENTS

ARTICLE I DEFINITIONS AND ACCOUNTING TERMS		1

1.01	Defined Terms.	1

1.02	Other Interpretive Provisions.	34

1.03	Accounting Terms.	35

1.04	Times of Day.	36

1.05	SOFR Determinations.	36

ARTICLE II THE COMMITMENTS		36

2.01	Commitments and Discretionary Tranche.	36

2.02	Borrowings.	37

2.03	Prepayments.	37

2.04	Termination of Commitments.	39

2.05	Repayment of Loans.	40

2.06	Interest; Other Amounts.	40

2.07	Fees.	41

2.08	Evidence of Debt.	41

2.09	Computation of Interest.	41

2.10	Payments Generally.	41

2.11	Sharing of Payments by Lenders.	42

2.12	Defaulting Lenders.	43

ARTICLE III TAXES		44

3.01	Taxes.	44

3.02	Survival.	47

i

ARTICLE IV GUARANTY		47

4.01	The Guaranty.	47

4.02	Obligations Unconditional.	48

4.03	Reinstatement.	49

4.04	Certain Additional Waivers.	49

4.05	Remedies.	49

4.06	Rights of Contribution.	49

4.07	Guarantee of Payment; Continuing Guarantee.	50

4.08	Guarantor Intent.	50

ARTICLE V CONDITIONS PRECEDENT TO BORROWINGS		50

5.01	Conditions to Initial Borrowing.	50

5.02	Conditions to all Borrowings.	53

ARTICLE VI REPRESENTATIONS AND WARRANTIES		54

6.01	Existence, Qualification and Power.	54

6.02	Authorization; No Contravention.	54

6.03	Governmental Authorization; Other Consents.	54

6.04	Binding Effect.	55

6.05	Financial Statements; No Material Adverse Effect.	55

6.06	Litigation.	56

6.07	[Reserved].	56

6.08	Ownership of Property; Liens.	56

6.09	Environmental Compliance.	56

6.10	Insurance.	57

6.11	Taxes.	57

6.12	ERISA Compliance.	58

6.13	Subsidiaries and Capitalization; Management Fees.	58

6.14	Margin Regulations; Investment Company Act.	59

6.15	Disclosure.	59

6.16	Compliance with Laws.	59

6.17	Intellectual Property; Licenses, Etc..	60

6.18	Solvency.	62

6.19	Perfection of Security Interests in the Collateral.	62

6.20	Business Locations.	63

6.21	Sanctions Concerns; Anti-Corruption Laws; PATRIOT Act.	63

6.22	Material Contracts.	63

6.23	Regulatory Compliance.	64

6.24	Labor Matters.	67

6.25	Affected Financial Institution.	67

6.26	Ranking of Loans.	67

6.27	Data Privacy.	67

6.28	Deposit and Disbursement Accounts.	67

ARTICLE VII AFFIRMATIVE COVENANTS		68

7.01	Financial Statements; Lender Calls.	68

7.02	Certificates; Other Information.	69

7.03	Notices.	72

7.04	Payment of Obligations.	73

7.05	Preservation of Existence, Etc..	73

7.06	Maintenance of Properties.	74

7.07	Maintenance of Insurance.	74

7.08	Compliance with Laws.	74

7.09	Books and Records.	75

7.10	Inspection Rights.	75

7.11	Use of Proceeds.	75

7.12	Additional Subsidiaries.	75

7.13	ERISA Compliance.	76

7.14	Pledged Assets.	76

7.15	Compliance with Material Contracts.	77

7.16	Deposit Accounts.	77

7.17	Permits, Etc..	77

7.18	Maintenance of Regulatory Authorizations, Etc..	77

7.19	Consent of Licensors.	79

7.20	Anti-Corruption Laws.	79

7.21	Post-Closing Obligations.	79

ARTICLE VIII NEGATIVE COVENANTS		79

8.01	Liens.	79

8.02	Investments.	81

8.03	Indebtedness.	82

8.04	Fundamental Changes.	84

8.05	Dispositions.	85

8.06	Restricted Payments.	85

8.07	Change in Nature of Business.	86

8.08	Transactions with Affiliates and Insiders.	86

8.09	Burdensome Agreements.	86

8.10	Use of Proceeds.	86

8.11	Prepayment of Other Indebtedness.	87

8.12	Organization Documents; Fiscal Year; Legal Name, Jurisdiction of Formation and Form of Entity; Certain Amendments.	87

8.13	Sale Leasebacks.	87

8.14	Sanctions; Anti-Corruption Laws.	87

8.15	Product Agreement.	88

8.16	Minimum Liquidity.	88

ARTICLE IX EVENTS OF DEFAULT AND REMEDIES		88

9.01	Events of Default.	88

9.02	Remedies Upon Event of Default.	91

9.03	Application of Funds.	93

ARTICLE X INCREASED COSTS AND INABILITY TO DETERMINE RATES		94

10.01	Increased Costs, Etc..	94

10.02	Mitigation Obligations.	95

10.03	SOFR Rate Not Determinable.	95

10.04	Survival.	96

ARTICLE XI ADMINISTRATIVE AGENT		96

11.01	Appointment and Authority.	96

11.02	Rights as a Lender.	97

11.03	Exculpatory Provisions.	97

11.04	Reliance by Administrative Agent.	99

11.05	Delegation of Duties.	100

11.06	Resignation or Removal of Administrative Agent.	100

11.07	Non-Reliance on Administrative Agent and Other Lenders.	101

11.08	Administrative Agent May File Proofs of Claim.	101

11.09	Collateral and Guaranty Matters.	102

11.10	Erroneous Payments.	103

ARTICLE XII MISCELLANEOUS		105

12.01	Amendments, Etc..	105

12.02	Notices and Other Communications; Facsimile Copies.	107

12.03	No Waiver; Cumulative Remedies; Enforcement.	108

12.04	Expenses; Indemnity; and Damage Waiver.	109

12.05	Marshalling; Payments Set Aside.	111

12.06	Successors and Assigns; Transfers.	111

12.07	Treatment of Certain Information; Confidentiality.	115

12.08	Set-off.	116

12.09	Interest Rate Limitation.	116

12.10	Counterparts; Integration; Effectiveness.	116

12.11	Survival of Representations and Warranties.	117

12.12	Severability.	117

12.13	Governing Law; Jurisdiction; Etc..	117

12.14	Waiver of Right to Trial by Jury.	118

12.15	Electronic Execution of Assignments and Certain Other Documents.	119

12.16	USA PATRIOT Act.	119

12.17	No Advisory or Fiduciary Relationship.	120

12.18	Acknowledgement and Consent to Bail-In of EEA Financial Institutions.	120

12.19	Publicity.	121

12.20	Guaranty Release.	121

12.21	Conflicts.	121

SCHEDULES

1.01	Products
1.02	Permitted Licenses
2.01	Commitments and Applicable Percentages
6.06	Litigation
6.10	Insurance
6.11(a)	Taxes
6.13(a)	Subsidiaries

6.13(b)	Capitalization
6.13(c)	Management Fees
6.17	Intellectual Property
6.20(a)	Locations of Real Property
6.20(b)	Taxpayer and Organizational Identification Numbers
6.20(c)	Changes in Legal Name, State of Organization and Structure
6.22	Material Contracts
6.28	Deposit Accounts
7.21	Post-Closing Obligations
8.01	Liens
8.02	Investments
8.03	Indebtedness
12.02	Certain Addresses for Notices

EXHIBITS

A	Form of Loan Notice
B-1	Form of Term A Note
B-2	Form of Term B Note
B-3	Form of Term C Note
B-4	Form of Term D Note
C	Form of Assignment and Assumption
D	Form of Compliance Certificate
E	Form of Joinder Agreement
F-1-4	Form of U.S. Tax Compliance Certificates

CREDIT AGREEMENT

This CREDIT AGREEMENT is entered into as of September 29, 2025 among ARS PHARMACEUTICALS OPERATIONS, INC., a Delaware corporation (the “Borrower”), ARS PHARMACEUTICALS, INC., a Delaware corporation ( “Parent”), as a Guarantor (defined herein), the other Guarantors from time to time party hereto, the Lenders (defined herein) from time to time party hereto and RA CAPITAL AGENCY SERVICES, LLC, a Delaware limited liability company, as Administrative Agent (defined herein) for the Lenders.

The Borrower has requested that the Lenders provide the Borrower with term loan facilities and the Lenders are willing to do so on the terms and conditions set forth herein.

In consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:

ARTICLE I

DEFINITIONS AND ACCOUNTING TERMS

1.01 Defined Terms.

As used in this Agreement, the following terms shall have the meanings set forth below:

“Acquisition” means, with respect to any Person, (a) the acquisition by such Person, in a single transaction or in a series of related transactions, of (i) assets of another Person which constitute all or substantially all of the assets of such Person, or of any division, line of business or other business unit of such Person or (ii) at least a majority of the Voting Stock of another Person or (b) a Product Acquisition, in each case whether or not involving a merger, amalgamation or consolidation with such other Person and whether for cash, property, services, assumption of Indebtedness, securities or otherwise.

“Administrative Agent” means RA Capital Agency Services, LLC, a Delaware limited liability company, in its capacity as administrative agent under any of the Loan Documents, or any successor administrative agent appointed in accordance with the provisions of this Agreement.

“Administrative Agent’s Office” means the Administrative Agent’s address and, as appropriate, account as set forth on Schedule 12.02 or such other address or account as the Administrative Agent may from time to time notify the Borrower and the Lenders.

“Aegis License Agreement” means that certain license agreement, dated as of June 18, 2018, by and between ARS Pharmaceuticals Operations, Inc. (formerly known as ARS Pharmaceuticals, Inc.) and Aegis Therapeutics, LLC, as amended by the First Amendment to License Agreement, dated as of July 15, 2020, and the Second Amendment to License Agreement, dated as of January 6, 2021, and as further amended, restated, amended and restated, supplemented or otherwise modified from time to time.

“Affected Financial Institution” means any (a) EEA Financial Institution or (b) UK Financial Institution.

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified; provided that with respect to OMERS, an Affiliate shall include any person in respect of which OMERS Administration Corporation, as administrator of the OMERS primary pension plan and trustee of the pension funds thereunder, holds, directly or indirectly, more than 50% of the Equity Interests of such Person; provided, further, that for the avoidance of doubt, RAC SCF Holdings I, LLC shall be deemed to be an Affiliate of any fund managed by RA Capital Management, L.P.

“Agreement” means this Credit Agreement.

“Agreement Among Lenders” means that certain Agreement Among Lenders dated as of September 29, 2025, by and among Administrative Agent and the Lenders and acknowledged by the Loan Parties.

“ANDA” means an abbreviated new drug application filed with the FDA pursuant to section 505(j) of the FDCA, along with all supplements and amendments thereto, and any similar application for marketing authorization of a product commonly referred to as a “generic” product required by any country, jurisdiction or Governmental Authority other than the United States.

“Applicable Margin” means, for any day, the applicable rate per annum set forth below under the caption “Margin” based upon the TTM Revenue Base applicable on such date:

	TTM REVENUE BASE:	MARGIN:
Category 1:	< $[***]	5.50%
Category 2:	> $[***] but < $[***]	5.25%
Category 3:	>$[***]	5.00%

For purposes of the foregoing,

(i) if at any time the Borrower fails to deliver the financial statements on or before the date the financial statements are due pursuant to Section 7.01(a) or 7.01(b), Category 1 shall be deemed applicable for the then current Interest Period until financial statements are actually delivered, after which the Category shall be determined in accordance with the table above as applicable;

(ii) otherwise, adjustments, if any, to the Category then in effect shall be effective for the Interest Period occurring immediately after the Administrative Agent has received the applicable financial statements pursuant to Section 7.01(a) or 7.01(b) and the related Compliance Certificate (it being understood and agreed that each such change in Category shall commence on the first Business Day of the immediately succeeding Interest Period and end on the last day of the Interest Period immediately preceding the effective date of the next such change);

(iii) notwithstanding the foregoing, Category 1 shall be deemed to be applicable until the Administrative Agent’s receipt of the applicable financial statements for the fiscal quarter ending September 30, 2025 and adjustments to the Category then in effect shall thereafter be effected in accordance with the preceding paragraphs; and

(iv) if, as a result of any restatement of or other adjustment to the financial statements of Parent or for any other reason, the Administrative Agent (at the direction of the Required Lenders) determines that (a) the TTM Revenue Base as calculated by Parent as of any applicable date of determination for any measurement period was inaccurate and (b) a proper calculation of the TTM Revenue Base would have resulted in a higher Applicable Margin for such period, then Borrower shall automatically and retroactively be obligated to pay to Administrative Agent, for the benefit of the applicable Lenders, promptly on written demand by Administrative Agent (at the direction of the Required Lenders), an amount equal to the excess of the amount of interest and fees that should have been paid for such period over the amount of interest and fees actually paid for such period.

“Applicable Percentage” means with respect to any Lender at any time, (a) in respect of the Term A Facility, with respect to any Term A Lender at any time, the percentage of the Term A Facility represented by (i) on or prior to the Closing Date, such Term A Lender’s Term A Commitment at such time and (ii) thereafter, the outstanding principal amount of such Term A Lender’s Term A Loans at such time, (b) in respect of the Term B Facility, with respect to any Term B Lender at such time, the percentage of the Term B Facility represented by (i) at any time during the Term B Availability Period, such Term B Lender’s Term B Commitment at such time and (ii) at any time thereafter, the outstanding principal amount of such Term B Lender’s Term B Loans at such time, (c) in respect of the Term C Facility, with respect to any Term C Lender at such time, the percentage of the Term C Facility represented by (i) at any time during the Term C Availability Period, such Term C Lender’s Term C Commitment at such time and (ii) at any time thereafter, the outstanding principal amount of such Term C Lender’s Term C Loans at such time, and (d) in respect of the Term D Facility, with respect to any Term D Lender at such time, the percentage of the Term D Facility represented by the outstanding principal amount of such Term D Lender’s Term D Loans at such time. The initial Applicable Percentage of each Lender in respect of each Facility is set forth opposite the name of such Lender on Schedule 2.01 or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable.

“Appropriate Lender” means, at any time, with respect to any Facility, a Lender that has a Commitment or Discretionary Tranche with respect to such Facility or holds a Loan under such Facility at such time.

“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Assignment and Assumption” means an assignment and assumption agreement entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 12.06(b), and accepted by the Administrative Agent), in substantially the form of Exhibit C hereto or any other form (including electronic documentation generated by an electronic platform) approved by the Administrative Agent.

“Attributable Indebtedness” means, on any date, (a) in respect of any Capital Lease of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP, (b) in respect of any Synthetic Lease of any Person, the capitalized amount of the remaining lease payments under the relevant lease that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP if such lease were accounted for as a Capital Lease, (c) in respect of any Securitization Transaction of any Person, the outstanding principal amount of such financing, after taking into account reserve accounts and making appropriate adjustments, determined by the Required Lenders, in their reasonable judgment and (d) in respect of any Sale and Leaseback Transaction, the present value (discounted in accordance with GAAP at the debt rate implied in the applicable lease) of the obligations of the lessee for rental payments during the term of such lease.

“Audited Financial Statements” means the audited consolidated balance sheet of Parent and its Subsidiaries for the fiscal year ended December 31, 2024, and the related consolidated statements of operations and comprehensive income (loss), stockholders’ equity and cash flows of Parent and its Subsidiaries for such fiscal year, including the notes thereto, audited by independent public accountants of recognized national standing and prepared in conformity with GAAP.

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.

“Bail-In Legislation” means, (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, rule, regulation or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or insolvency proceedings).

“Board of Directors” means (a) with respect to a corporation, the board of directors of the corporation or any committee thereof duly authorized to act on behalf of such board, (b) with respect to a partnership, the Board of Directors of the general partner of the partnership, (c) with respect to a limited liability company, the managing member or members, board of managers or any committee thereof duly authorized to act on behalf of such board, and (d) with respect to any other Person, the board or committee of such Person serving a similar function.

“Borrower” has the meaning set forth in the introductory paragraph hereto.

“Borrowing” means a Term A Borrowing, a Term B Borrowing, a Term C Borrowing or a Term D Borrowing, as the context may require.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, New York, New York or Toronto, Ontario.

“Businesses” means, at any time, a collective reference to the businesses operated by Parent and its Subsidiaries at such time.

“Capital Lease” means, as applied to any Person, any lease of any property by that Person as lessee which, in accordance with GAAP, is required to be accounted for as a finance lease on the balance sheet of that Person.

“Cash Equivalents” means, as at any date, (a) securities issued or directly and fully guaranteed or insured by the United States or any agency or instrumentality thereof (provided, that, the full faith and credit of the United States is pledged in support thereof) having maturities of not more than twelve months from the date of acquisition, (b) Dollar denominated time deposits and certificates of deposit of (i) any United States commercial bank of recognized standing having capital and surplus in excess of $500,000,000 or (ii) any bank whose short-term commercial paper rating from S&P is at least A-1 or the equivalent thereof or from Moody’s is at least P-1 or the equivalent thereof (any such bank being an “Approved Bank”), in each case with maturities of not more than 270 days from the date of acquisition, (c) commercial paper and variable or fixed rate notes issued by any Approved Bank (or by the parent company thereof) or any variable or fixed rate notes issued by, or guaranteed by, any domestic corporation rated A-1 (or the equivalent thereof) or better by S&P or P-1 (or the equivalent thereof) or better by Moody’s and maturing within six months of the date of acquisition, (d) repurchase agreements entered into by any Person with a bank or trust company (including any of the Lenders) or recognized securities dealer having capital and surplus in excess of $500,000,000 for direct obligations issued by or fully guaranteed by the United States, including repurchase agreements with respect to mortgage-backed securities issued or fully guaranteed by Federal Home Loan Mortgage Corp., Federal National Mortgage Association or Federal Agricultural Mortgage Corp, in which such Person shall have a perfected first priority security interest (subject to no other Liens) and having, on the date of purchase thereof, a fair market value of at least 100% of the amount of the repurchase obligations (e) Investments, classified in accordance with GAAP as current assets, in money market investment programs registered under the Investment Company Act of 1940, which are administered by reputable financial institutions having capital of at least $500,000,000 and the portfolios of which are limited to Investments of the character described in the foregoing clauses (a) through (d) and (f) such other investments made pursuant to the Parent’s investment policy that is in effect as of the Closing Date.

“cGCP” means the then current Good Clinical Practices that establish the international ethical and scientific quality standards for designing, conducting, recording and reporting clinical trials that are promulgated or endorsed for the United States by the FDA (including through ICH E6 and 21 CFR Parts 50, 54, 56 and 312) and for outside the United States by comparable Governmental Authorities.

“cGLP” means the then current Good Laboratory Practices that establish the international ethical and scientific quality standards for designing, conducting, recording and reporting non-clinical and laboratory testing that are promulgated or endorsed for the United States by the FDA (including through 21 CFR Part 58) and for outside the United States by comparable Governmental Authorities.

“cGMP” means the then current Good Manufacturing Practice for drugs and biologics (including the regulations for drugs and finished pharmaceutical products contained in 21 C.F.R. Parts 210 and 211 and related Guidance documents issued by the United States Food and Drug Administration), or medical devices (including the Quality Management System Regulations contained in 21 C.F.R. Part 820, as applicable, and related Guidance documents issued by the United States Food and Drug Administration), and for outside the United States by comparable Governmental Authorities.

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (i) the adoption or taking effect of any law, rule, regulation or treaty, (ii) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (iii) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that, notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“Change of Control” means the occurrence of any of the following events:

(a) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, but excluding any employee benefit plan of such person or its subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan), becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934, except that a person or group shall be deemed to have “beneficial ownership” of all securities that such person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time (such right, an “option right”)), directly or indirectly, of Equity Interests representing [***]% or more of the aggregate ordinary voting power in the election of the Board of Directors of Parent represented by the issued and outstanding Equity Interests of Parent on a fully-diluted basis (and taking into account all such securities that such person or group has the right to acquire pursuant to any option right); or

(b) any “Change of Control” (or any comparable term) or “fundamental change” (or any comparable term) shall occur under any document, instrument or other agreement evidencing any Indebtedness of Parent and its Subsidiaries with an aggregate principal amount in excess of the $[***]; or

(c) except to the extent expressly permitted by this Agreement, Parent shall cease to directly or indirectly own, beneficially and of record (other than director’s qualifying shares of investments by foreign nationals to the extent mandated by applicable Laws), 100% of the issued and outstanding Equity Interests of each Subsidiary.

“Closing Date” means September 29, 2025.

“Closing Date Specified Agreements” means the agreements listed on Schedule 1.03, in each case, as in effect on the Closing Date and as may be amended or otherwise modified in a manner expressly permitted by this Agreement.

“CMS” means the U.S. Centers for Medicare and Medicaid Services.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Collateral” means a collective reference to all real and personal property with respect to which Liens in favor of the Administrative Agent, for the benefit of the Secured Parties, are purported to be granted pursuant to and in accordance with the terms of the Collateral Documents; provided, for the avoidance of doubt, “Collateral” shall not include any Excluded Property.

“Collateral Access Agreement” means an agreement in form and substance reasonably satisfactory to the Administrative Agent and the Required Lenders pursuant to which a lessor of real property on which Collateral is stored or otherwise located, or a warehouseman, processor or other bailee of inventory or other property owned by any Loan Party , acknowledges the Liens of the Administrative Agent and waives (or, if approved by the Administrative Agent and the Required Lenders, subordinates) any Liens held by such Person on such property, and permits the Administrative Agent reasonable access to any Collateral stored or otherwise located thereon.

“Collateral Documents” means a collective reference to the Security Agreement, the Pledge Agreement, the Deposit Account Control Agreements, the Perfection Certificate, the Collateral Access Agreements, the IP Security Agreements and other security documents (including any Mortgages) as may be executed and delivered by the Loan Parties pursuant to the terms of Section 7.12, Section 7.14, Section 7.21 or pursuant to the terms of any Collateral Document.

“Commitment” means a Term A Commitment, a Term B Commitment or a Term C Commitment, as the context may require. The aggregate principal amount of the Commitments of all of the Lenders as in effect on the Closing Date is ONE-HUNDRED AND FIFTY MILLION DOLLARS ($150,000,000).

“Company Competitor” means any Person (other than the Initial Lenders and their respective Affiliates and Approved Funds) that competes with, and is in the same or substantially similar business as the business of or is in the business of developing, manufacturing or commercializing products in competition with the products of Parent and its Subsidiaries from time to time; provided that no Person shall be deemed a Company Competitor solely by virtue of the fact that any Affiliate of such Person (other than Affiliates that are operating companies actively engaged in such business or Affiliates that is clearly identifiable as an Affiliate of the Company Competitor solely on the basis of such Affiliate’s name) holds an investment in, or equity interest of, any Person that is a Company Competitor.

“Company Facilities” means, at any time, a collective reference to the facilities (including any laboratory) and real properties owned, leased or operated by any Loan Party or any Subsidiary.

“Company Intellectual Property” means all Intellectual Property Licenses and all Intellectual Property owned or purported to be owned (whether solely or jointly with others) by, or licensed or used or held for use by, Parent or any of its Subsidiaries.

“Compliance Certificate” means a certificate substantially in the form of Exhibit D.

“Confidential Information” means all non-public information, whether written, oral or in any electronic, visual or other medium, that is the subject of reasonable efforts to keep it confidential and that is owned by Parent or any Subsidiary or that Parent or any Subsidiary is licensed, authorized or otherwise granted rights under or to, and that is used by Parent or any other Person to manufacture, develop, import, market, promote, advertise, offer for sale, sell, use and/or otherwise distribute or provide a Product.

“Consolidated Revenues” means, for any period, for Parent and its Subsidiaries on a consolidated basis, revenues for such period as determined and reported in accordance with GAAP; provided, that, “Consolidated Revenues” shall exclude the revenues generated by any Subsidiary to the extent that the declaration or payment of dividends or similar distributions by that Subsidiary of the income resulting from such revenues is not at the time permitted by operation of the terms of its Organization Documents or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Subsidiary.

“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise.

“Controlling” and “Controlled” have meanings correlative thereto. Without limiting the generality of the foregoing, a Person shall be deemed to be Controlled by another Person if such other Person possesses, directly or indirectly, power to vote fifteen percent (15%) or more of the securities having ordinary voting power for the election of directors, managing general partners or the equivalent.

“Copyrights” means all copyrights, whether statutory or common law, along with any and all: (a) applications for registration, renewals, revisions, extensions, reversions, restorations, derivative works, enhancements, modifications, updates and new releases thereof, (b) income, royalties, damages, claims and payments now and hereafter due and/or payable with respect thereto, including, without limitation, damages and payments for past, present or future infringements thereof, (c) rights to sue for past, present and future infringements thereof, and (d) foreign copyrights and any other rights corresponding thereto throughout the world.

“DEA” means the United States Drug Enforcement Administration and any successor administration thereto.

“Debt Issuance” means the issuance by any Loan Party or any Subsidiary of any Indebtedness other than Indebtedness permitted under Section 8.03.

“Debtor Relief Laws” means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect.

“Default” means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would be an Event of Default.

“Default Rate” means an interest rate equal to the sum of (a) the Interest Rate plus (b) [***]% per annum.

“Defaulting Lender” means, subject to Section 2.12(b), any Lender, as determined by the Administrative Agent, that (a) has failed to perform any of its funding obligations hereunder within three (3) Business Days of the date required to be funded by it hereunder, (b) has notified the Borrower or the Administrative Agent that it does not intend to comply with its funding obligations hereunder or (c) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, (ii) had a receiver, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or a custodian appointed for it, (iii) taken any action in furtherance of, or indicated its consent to, approval of or acquiescence in any such proceeding or appointment or (iv) become the subject of a Bail-In Action; provided, that, a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any Equity Interests in that Lender or any direct or indirect parent company thereof by a Governmental Authority.

“Delaware Divided LLC” means any Delaware LLC which has been formed upon the consummation of a Delaware LLC Division.

“Delaware LLC” means any limited liability company organized or formed under the laws of the State of Delaware.

“Delaware LLC Division” means the statutory division of any Delaware LLC into two or more Delaware LLCs pursuant to Section 18- 217 of the Delaware Limited Liability Company Act.

“Delayed Draw Borrowing Date” means each of the Term B Borrowing Date, the Term C Borrowing Date and the Term D Borrowing Date.

“Deposit Account” means a “deposit account” (as defined in Article 9 of the Uniform Commercial Code), investment account, securities account or other account in which funds are held or invested to or for the credit or account of any Loan Party.

“Deposit Account Control Agreement” means any account control agreement by and among a Loan Party, the applicable depository bank or securities intermediary (as the case may be) and the Administrative Agent, in each case in form and substance reasonably satisfactory to the Administrative Agent and the Required Lenders.

“Designated Jurisdiction” means any country or territory that is the subject of comprehensive country-wide or territory-wide Sanctions.

“Discretionary Tranche” means a Term D Optional Tranche. The aggregate principal amount of the Discretionary Tranche of all of the Lenders as in effect on the Closing Date is ONE-HUNDRED MILLION DOLLARS ($100,000,000).

“Disposition” or “Dispose” means the sale, transfer, license, lease or other disposition (including any Sale and Leaseback Transaction or any issuance by any Subsidiary of its Equity Interests) of any property by any Loan Party or any Subsidiary, including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith (including any disposition, allocation, transfer or conveyance of property to a Delaware Divided LLC pursuant to a Delaware LLC Division), but excluding the following (collectively, “Permitted Dispositions”): (a) the sale, lease, license, transfer or other disposition of inventory in the ordinary course of business, (b) the sale, lease, license, transfer or other disposition in the ordinary course of business of surplus, obsolete or worn out tangible property no longer used or useful in the conduct of business of any Loan Party or any Subsidiary, (c) any sale, lease, license, transfer or other disposition of property to any Loan Party or any Subsidiary; provided, that, if the transferor of such property is a Loan Party, (i) the transferee thereof must be a Loan Party or (ii) to the extent such transaction constitutes an Investment, such transaction is permitted under Section 8.02, (d) the abandonment of Company Intellectual Property that is not material to and is no longer used or useful in any material respect, in the business of Parent and its Subsidiaries taken as a whole, (e) licenses, sublicenses, leases or subleases (other than, in each case, relating to Intellectual Property) granted to third parties in the ordinary course of business and not interfering with the Businesses, (f) any Involuntary Disposition, (g) dispositions of cash and Cash Equivalents in the ordinary course of business pursuant to transactions not prohibited hereunder, (h) dispositions consisting of the sale, transfer, assignment or other disposition of unpaid and overdue accounts receivable in connection with the collection, compromise or settlement thereof in the ordinary course of business and not as part of a financing transaction, (i) the sale, transfer, issuance or other disposition of a de minimis number of shares of the Equity Interests of a Non-U.S. Subsidiary in order to qualify members of the governing body of such Subsidiary if required by applicable Law, (j) to the extent constituting a Disposition, Liens permitted by Section 8.01, Investments permitted by Section 8.02, fundamental changes permitted by Section 8.04, Restricted Payments permitted by Section 8.06, (k) Permitted Licenses and (l) the unwinding of Swap Contracts permitted by Section 8.03(d), (m) any sale, transfer, license, lease or other disposition of any assets (including Equity Interests) to the extent (i) acquired after the Closing Date in a Permitted Acquisition or other Investment not prohibited hereunder, to the extent such assets are not used or useful to the core or principal business of the Borrower and its Subsidiaries, and (ii) such sale, transfer, license, lease or other disposition is made to obtain the approval of any applicable antitrust authority in connection with a Permitted Acquisition, (n) Dispositions to a Subsidiary or another Person, in each case organized in a jurisdiction that is not the United States, of a Regulatory Authorization that is solely used or useful in the jurisdiction of organization of such Subsidiary or such Person and that is required by applicable Law to be held by an entity organized in such jurisdiction except to the extent expressly required pursuant to the terms of any Key Contract in existence as of the Closing Date, in which case such Disposition shall be permitted (such Disposition, including any Key Contract Disposition requirement, a “Permitted Regulatory Approval Transfer”), and (o) Dispositions of Intellectual Property to Aegis Therapeutics, LLC as required under the Aegis License Agreement as in effect on the date hereof (the “Permitted Aegis Dispositions”).

“Disqualified Capital Stock” means any Equity Interest which, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, (a) matures (excluding any maturity as the result of an optional redemption by the issuer thereof) or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof, in whole or in part, prior to the one hundred and eighty-first (181st) day after the Maturity Date, (b) requires the payment of any cash dividends at any time prior to the one hundred and eighty-first (181st) day after the Maturity Date, (c) contains any repurchase obligation which may come into effect prior to payment in full of all Obligations (other than in connection with a change of control, fundamental change or an asset sale, but any repurchase as a result thereof shall be subject to the prior or concurrent payment in full of all Obligations), or (d) is convertible into or exchangeable (unless at the sole option of the issuer thereof) for (i) debt securities or (ii) any Equity Interests referred to in clause (a), (b) or (c) above, in each case at any time prior to the one hundred and eighty-first (181st) day after the Maturity Date.

“Disqualified Institution” means, on any date, (a) any Person identified on the list delivered to the Administrative Agent by the Borrower prior to the Closing Date, (b) any Company Competitor that is designated by the Borrower as a Disqualified Institution by prior notice to the Administrative Agent after the Closing Date and approved by the Required Lenders in their sole discretion acting reasonably (such designation will become effective three (3) Business Days after approval by the Required Lenders and will not apply retroactively to disqualify the transfer of, or agreement to transfer, an interest in the Commitments or Loans, as applicable, that was effective prior to the effective date of such supplement) and (c) any Disqualified Institution’s known Affiliates or Affiliates identified in writing to the Administrative Agent from time to time or otherwise readily identifiable as such by name. The Administrative Agent shall not (x) be obligated to ascertain, monitor or inquire as to whether any Lender or participant or prospective Lender or participant is a Disqualified Institution or (y) have any liability with respect to or arising out of any assignment or participation of Loans, or disclosure of Confidential Information, to any Disqualified Institution, except to the extent resulting from the Administrative Agent’s own gross negligence or willful misconduct as determined by a final non-appealable judgment by a court of competent jurisdiction.

“DOJ” means the United States Department of Justice or any successor entity thereto.

“Dollar” and “$” mean lawful money of the United States.

“Domain Names” means all domain names and URLs that are registered and/or owned by Parent or any Subsidiary or which Parent or any Subsidiary is licensed, authorized or otherwise granted rights under or to.

“Earn Out Obligations” means, with respect to an Acquisition, all obligations of Parent or any Subsidiary to make earn-out or other contingent payments (including purchase price adjustments, non-competition and consulting agreements, other indemnity obligations for then-known claims, royalty payments and sale, or development and other milestone payments) pursuant to the documentation relating to such Acquisition. For purposes of determining the aggregate consideration paid for an Acquisition at the time of such Acquisition, the amount of any Earn Out Obligations shall be deemed to be the maximum amount of the earn-out and other contingent payments in respect thereof as specified in the documents relating to such Acquisition.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Eligible Assets” means long-term assets that are used or useful in the same, similar, reasonably related, or complementary line of business as Parent and its Subsidiaries were engaged in on the Closing Date (or any reasonable extension or expansions thereof or activities incidental thereto).

“Eligible Assignee” means any Person that meets the requirements to be an assignee under Section 12.06(b)(iii) and (v) (subject to such consents, if any, as may be required under Section 12.06(b)(iii)); provided that, only to the extent that no Event of Default has occurred and is continuing at the time of such assignment, no Defaulting Lender or Disqualified Institution shall be an Eligible Assignee.

“EMA” means the European Medicines Agency or any successor entity.

“Environmental Laws” means any and all federal, state, local, foreign and other applicable statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or governmental restrictions relating to pollution and the protection of the environment or the release of any materials into the environment, including those related to hazardous substances or wastes, air emissions and discharges to waste or public systems.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of Parent, any other Loan Party or any of their respective Subsidiaries directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equity Interests” means, with respect to any Person, all of the shares of capital stock of (or other ownership or profit interests in) such Person, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, all of the securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other interests), and all of the other ownership or profit interests in such Person (including partnership, member, membership or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

“ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with Parent within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).

“ERISA Event” means (a) a Reportable Event with respect to a Pension Plan, (b) the withdrawal of Parent or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which such entity was a “substantial employer” as defined in Section 4001(a)(2) of ERISA or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA, (c) a complete or partial withdrawal by Parent or any ERISA Affiliate from a Multiemployer Plan, (d) the filing of a notice of intent to terminate, the treatment of a Pension Plan amendment as a termination under Sections 4041 or 4041A of ERISA, (e) the institution by the PBGC of proceedings to terminate a Pension Plan, (f) any event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan, (g) the determination that any Pension Plan is considered an at-risk plan or a plan in endangered or critical status within the meaning of Sections 430, 431 and 432 of the Code or Sections 303, 304 and 305 of ERISA, or (h) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon Parent or any ERISA Affiliate.

“Erroneous Payment” is defined in Section 11.10.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“Event of Default” has the meaning set forth in Section 9.01.

“Excluded Accounts” means (a) accounts exclusively used for payroll, payroll taxes and other employee wage and benefit programs to or for the benefit of a Loan Party’s employees, which shall in no event hold in the aggregate more than the amount reasonably expected to meet such payroll expenses for the following calendar month, including bonuses and other payments to be paid within the following calendar month, (b) accounts which there is not maintained at any point in time funds on deposit, together with funds on deposit in accounts of Excluded Subsidiaries in compliance with clause (iv) of the definition of “Excluded Subsidiary”, greater than $[***] in the aggregate for all such accounts, (c) accounts established solely as escrow, trust or employee benefit accounts, (d) accounts exclusively used for the receipt of receivables solely funded by Medicare or Medicaid so long as the balance of such account is swept daily into an account that is not an Excluded Account, (e) cash collateral accounts permitted under Section 8.01(p) and (f) “zero-balance” investment sweep accounts that the applicable deposit bank is unable to make subject to a Control Agreement.

“Excluded Property” means, with respect to any Loan Party, including any Person that becomes a Loan Party after the Closing Date as contemplated by Section 7.12, (a) any property which, subject to the terms of Section 8.09, is subject to a Lien of the type described in Section 8.01(i) pursuant to documents which prohibit such Loan Party from granting any other Liens in such property, (b) any United States intent-to- use Trademark applications to the extent that, and solely during the period in which, the grant of a security interest therein would impair the validity or enforceability of such intent-to-use Trademark applications under applicable federal Law; provided, that, upon submission and acceptance by the United States Patent and Trademark Office of a statement of use or an amendment to allege use pursuant to 15 U.S.C. Section 1060(a) (or any successor provision), such intent-to-use Trademark application shall no longer constitute “Excluded Property” and shall be considered Collateral, (c) any permit, lease, license, contract or other agreement of a Loan Party if the grant of a security interest in such permit, lease, license, contract or other agreement in the manner contemplated by the Collateral Documents, under the terms thereof or under applicable Law, is prohibited and would result in the termination thereof or give the other parties thereto the right to terminate, accelerate or otherwise alter such Loan Party’s rights, titles and interests thereunder (including upon the giving of notice or the lapse of time or both); provided, that, (x) any such limitation described in this clause (c) on the security interests granted under the Collateral Documents shall only apply to the extent that any such prohibition would not be rendered ineffective pursuant to the Uniform Commercial Code or any other applicable Law and (y) in the event of the termination or elimination of any such prohibition or the requirement for any consent contained in any applicable Law, permit, lease, license, contract or other agreement, to the extent sufficient to permit any such item to become Collateral, a security interest in such permit, lease, license, contract or other agreement shall be automatically and simultaneously granted under the applicable Collateral Document and such permit, lease, license, contract or other agreement shall no longer constitute “Excluded Property” and shall be considered Collateral (d) Excluded Accounts, (e) any leasehold interests of such Loan Party in real property, (f) motor vehicles, aircraft and other assets subject to certificates of title to the extent a lien thereon cannot be perfected by filing a UCC financing statement, (g) any real or personal property as to which the Administrative Agent (at the direction of the Required Lenders) and the Borrower agree in writing that the costs or other consequences of obtaining a security interest or perfection thereof are excessive in view of the benefits to be obtained by the Secured Parties therefrom and (h) any Medicare receivables, to the extent the grant of a security interest in such Medicare receivables, in the manner contemplated by the Collateral Documents, is prohibited by the Medicare anti-assignment rule (42vCFR §424.73); provided that the exception in this clause (h) shall only apply to the extent any such prohibition would not be rendered ineffective pursuant to the Uniform Commercial Code or any other applicable Law.

“Excluded Subsidiary” means any Non-U.S. Subsidiary that: (a) (i) does not hold right, title or interest in any Company Intellectual Property (other than Company Intellectual Property that is solely used or useful, and required to be held, in the jurisdiction of organization of such Subsidiary), (ii) does not hold or maintain any material Regulatory Authorization, whether now in effect or hereafter issued by any Regulatory Agency (other than Regulatory Authorizations that are solely used or useful, and required to be held, in the jurisdiction of organization of such Subsidiary), (iii) is not party to any Material Contract, other than ordinary course contracts or agreements (including leases of or licenses to use real property) that are not material to the business of Parent and its Subsidiaries (taken as a whole), (iv) does not, individually or together with all Excluded Subsidiaries, have cash or Cash Equivalents exceeding $[***] in the aggregate at any time, (v) as of the last day of the most recent fiscal quarter for which financial statements have been delivered pursuant to Section 7.01(a) or Section 7.01(b) (or, if prior to the date of the delivery of the first financial statements to be delivered pursuant to Section 7.01(a) or Section 7.01(b), the most recent financial statements referred to in Section 5.01(c)), for the period of four consecutive fiscal quarters then ended, together with all other Excluded Subsidiaries, contributed less than [***]% of the Consolidated Revenues of Parent and its Subsidiaries for such period, and (vi) as of the last day of the most recent fiscal quarter for which financial statements have been delivered pursuant to Section 7.01(a) or Section 7.01(b) (or, if prior to the date of the delivery of the first financial statements to be delivered pursuant to Section 7.01(a) or Section 7.01(b), the most recent financial statements referred to in Section 5.01(c)), for the period of four consecutive fiscal quarters then ended, together with all other Excluded Subsidiaries, contributed less than [***]% of the consolidated total assets of Parent and its Subsidiaries at such time, or (b) the Administrative Agent (at the direction of the Required Lenders) and Parent agree in writing that the cost or other consequences (including, for the avoidance of doubt, any material adverse tax consequences) of such Subsidiary guaranteeing the Obligations are excessive in view of the benefits to be obtained by the Secured Parties therefrom.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan or Commitment or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 3.01, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office, (c) Taxes attributable to such Recipient’s failure to comply with Section 3.01(f) and (d) any U.S. federal withholding Taxes imposed under FATCA.

“Exit Fee” has the meaning assigned to such term in the Fee Letter.

“Facility” means the Term A Facility, the Term B Facility, the Term C Facility or the Term D Facility, as the context may require.

“Facility Termination Date” means the date as of which all of the following shall have occurred: (a) all of the Commitments have terminated and (b) all Obligations have been paid in full in cash (other than contingent indemnification obligations for which no claim has been asserted).

“FATCA” means Sections 1471 through 1474 of the Code as of the Closing Date (or any amended or successor version that is substantively comparable and not materially more onerous to comply with) and any current or future regulations thereunder, official interpretations thereof, any agreement entered into pursuant to Section 1471(b)(1) of the Code and any treaty, law, regulation or intergovernmental agreements entered into (which facilitates the implementation of any law or regulation) thereunder.

“FDA” means the United States Food and Drug Administration or any successor entity thereto.

“FDCA” means the Federal Food, Drug, and Cosmetic Act, as amended, 21 U.S.C. Section 301 et seq. and all regulations promulgated thereunder.

“Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided, that, if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day.

“Fee Letter” means that certain Fee Letter, dated as of the Closing Date, among Parent, the Borrower and the Administrative Agent.

“Foreign Lender” means a Lender that is resident or organized under the laws of a jurisdiction outside of the United States.

“FRB” means the Board of Governors of the Federal Reserve System of the United States.

“Fund” means any Person (other than a natural Person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in notes, loans and/or similar extensions of credit in the ordinary course of its activities.

“Fundamental Change” is defined in Section 8.04.

“GAAP” means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board, consistently applied and as in effect from time to time.

“Governmental Authority” means any national, supranational, federal, state, county, provincial, local, municipal or other government or political subdivision thereof (including any Regulatory Agency), whether domestic or foreign, and any agency, authority, commission, ministry, instrumentality, regulatory body, court, tribunal, arbitrator, central bank or other Person exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to any such government.

“Guarantee” means, as to any Person, (a) any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation payable or performable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation,

(ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness or other obligation of the payment or performance of such Indebtedness or other obligation, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation, or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness or other obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part), (b) any Lien on any assets of such Person securing any Indebtedness or other obligation of any other Person, whether or not such Indebtedness or other obligation is assumed by such Person (or any right, contingent or otherwise, of any holder of such Indebtedness to obtain any such Lien) or (c) any direct or indirect liability, contingent or not, of that Person for (i) any obligations for undrawn letters of credit for the account of that Person or (ii) all obligations from any interest rate, currency or commodity swap agreement, interest rate cap or collar agreement, or other agreement or arrangement designated to protect a Person against fluctuation in interest rates, currency exchange rates or commodity prices. The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith. The term “Guarantee” as a verb has a corresponding meaning.

“Guarantors” means (a) Parent, (b) each Subsidiary (other than Borrower and any Excluded Subsidiary) of Parent and (c) each other Person that joins as a Guarantor pursuant to Section 7.12, together with their successors and permitted assigns.

“Guaranty” means the Guaranty made by the Guarantors in favor of the Secured Parties pursuant to Article IV.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

“HIPAA” means, collectively, the Health Insurance Portability and Accountability Act of 1996, Public Law 104-191, as amended by the Health Information Technology for Economic and Clinical Health Act, enacted as Title XIII of the American Recovery and Reinvestment Act of 2009, Public Law 111-5, and their implementing regulations, including but not limited to, the Standards for Privacy of Individually Identifiable Health Information at 45 C.F.R. Parts 160 and 164, Subparts A and E, the Security Standards for the Protection of Electronic Protected Health Information at 45 C.F.R. Parts 160 and 164, Subparts A and C, and the Notification of Breach of Unsecured Protected Health Information requirements at 45 C.F.R. Part 160 and 164, Subparts A and D.

“IND” means (a) (i) an investigational new drug application (as defined in the FDCA) that is required to be filed with the FDA under 21 CFR Part 312 before beginning clinical testing of a drug or biological product in human subjects, or any successor application or procedure; and (ii) any similar application or functional equivalent relating to any investigational new drug application applicable to or required by any country, jurisdiction or Governmental Authority other than the United States and (b) all supplements and amendments that may be filed with respect to the foregoing.

“Indebtedness” means, as to any Person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP:

(a) all obligations, whether current or long-term, for borrowed money (including the Obligations) and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments;

(b) all purchase money Indebtedness;

(c) the principal portion of all obligations under conditional sale or other title retention agreements relating to property purchased by such Person or any Subsidiary thereof (other than customary reservations or retentions of title under agreements with suppliers entered into in the ordinary course of business);

(d) all obligations arising under letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds and similar instruments;

(e) all obligations in respect of the deferred purchase price of property or services (other than trade accounts payable in the ordinary course of business and, in each case, not due more than 90 days after the date on which such trade account payable was created), including, without limitation, any Earn Out Obligations that have become a liability on the balance sheet in accordance with GAAP;

(f) Attributable Indebtedness;

(g) all obligations of such Person to purchase, redeem, retire, defease or otherwise make any payment in respect of any Disqualified Capital Stock in such Person or any other Person, valued, in the case of a redeemable preferred interest, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends;

(h) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on, or payable out of the proceeds of production from, property owned or acquired by such Person, whether or not the obligations secured thereby have been assumed;

(i) the Swap Termination Value of any Swap Contract; and

(j) all Guarantees with respect to outstanding Indebtedness of the types specified in clauses (a) through (i) above of any other Person.

For purposes hereof, the amount of any direct obligation arising under letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds and similar instruments shall be the maximum amount available to be drawn thereunder.

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document and (b) to the extent not otherwise described in (a), Other Taxes.

“Indemnitee” has the meaning set forth in Section 12.04(b).

“Information” has the meaning set forth in Section 12.07.

“Infringement” and “Infringes” mean the infringement, misappropriation, dilution or other violation of any Intellectual Property.

“Initial Lender” means each Lender existing on the Closing Date.

“Intellectual Property” means all Confidential Information, Copyrights, Domain Names, Other Intellectual Property, Patents, and Trademarks, including: (a) copies and tangible embodiments of any of the foregoing (in whatever form or medium); and (b) any and all improvements to any of the foregoing.

“Intellectual Property Licenses” means, collectively, with respect to Parent and its Subsidiaries, all agreements granting any license, covenant not to sue, waiver, release, permission or other right or interest in or relating to any Intellectual Property of any type, to which Parent or such Subsidiary is a party, including such agreements listed on Schedule 6.17 Part (a) hereof.

“Interest Period” means, with respect to any Borrowing (a) initially, the period beginning on (and including) the date of such Borrowing and ending on (and including) the next following Interest Payment Date (or, with respect to the Borrowing on the Closing Date, ending on (and including) the Interest Payment Date at the end of the first full fiscal quarter after the Closing Date), and (b) thereafter, the period beginning on (and including) the first day immediately following such Interest Payment Date and ending on the earlier of (and including) (i) the next following Interest Payment Date and (ii) the Maturity Date.

“Interest Payment Date” means (a) the last Business Day of each March, June, September and December, and (b) the Maturity Date.

“Interim Financial Statements” means the unaudited consolidated financial statements of Parent and its Subsidiaries for each of the fiscal quarters ended March 31, 2025 and June 30, 2025 including balance sheets and statements of operations and comprehensive income (loss), stockholders’ equity and cash flows.

“Investment” means, as to any Person, any direct or indirect acquisition or investment by such Person, whether by means of (a) the purchase or other acquisition of Equity Interests of another Person, (b) a loan, advance or capital contribution to, Guarantee or assumption of debt of, or purchase or other acquisition of any other debt or equity participation or interest in, another Person, including any partnership or joint venture interest in such other Person and any arrangement pursuant to which the investor Guarantees Indebtedness of such other Person, or (c) an Acquisition. For purposes of covenant compliance, the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment, but giving effect to any repayments of principal in the case of Investments in the form of loans and any return of capital or return on Investment in the case of equity Investments, but in each case not in excess of the amount of the initial Investment.

“Involuntary Disposition” means any loss of, damage to or destruction of, or any condemnation or other taking for public use of, any tangible property of any Loan Party or any of its Subsidiaries.

“IP Security Agreement” means notices of grant of security interest in the form required by the Security Agreement executed and delivered by a Loan Party.

“IRS” means the United States Internal Revenue Service.

“Joinder Agreement” means a joinder agreement substantially in the form of Exhibit E executed and delivered by a Subsidiary in accordance with the provisions of Section 7.12.

“Key Contracts” means (a) as of the Closing Date, each Closing Date Specified Agreement and (b) after the Closing Date, each Closing Date Specified Agreement and each other contract or agreement that the Parent, with the advice of counsel, determines would be required to be filed by Parent or any Subsidiary as a “material contract” pursuant to Item 601(b)(10) of Regulation S-K promulgated by the SEC (whether or not Parent is subject to reporting requirements under the Exchange Act) that is required for (i) the manufacturing of the Key Products for sale in the Key Territories or (ii) the sale of the Key Products in the Key Territories. For clarity, Key Contracts shall not include any contract or agreement the primary purpose of which is for the marketing or promotion of the Key Products and is not required to be a Key Contract under cause (b)(i) or (ii) above.

“Key Permits” means all Permits relating to the Key Products, including all Regulatory Authorizations, which are material to the business of Parent and its Subsidiaries, taken as a whole.

“Key Products” means neffy.

“Key Territories” means (a) the United States, (b) Canada and (c) Europe, including for the avoidance of doubt, the United Kingdom and Germany.

“Laws” means, collectively, all international, foreign, federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.

“Lenders” means each of the Persons identified as a “Lender” on the signature pages hereto and their successors and assigns.

“Lending Office” means, as to any Lender, the office address of such Lender and, as appropriate, account of such Lender set forth on Schedule 12.02 or such other address or account as such Lender may from time to time notify the Borrower and the Administrative Agent.

“Lien” means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge, or preference, priority or other security interest or preferential arrangement in the nature of a security interest of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any easement, right of way or other encumbrance on title to real property, and any financing lease having substantially the same economic effect as any of the foregoing).

“Loan” means an extension of credit by a Lender to the Borrower under Article II in the form of a Term A Loan, a Term B Loan, a Term C Loan or a Term D Loan.

“Loan Documents” means this Agreement, the Fee Letter, each Note, each Joinder Agreement, each Collateral Document and any other agreement, instrument or document designated by its terms as a “Loan Document.”

“Loan Notice” means a written notice of a Borrowing of Loans pursuant to Section 2.02(a), which shall be substantially in the form of Exhibit A or such other form approved by the Administrative Agent (at the direction of the Required Lenders).

“Loan Parties” means, collectively, the Borrower and each Guarantor.

“Material Adverse Effect” means (a) a material adverse change in, or a material adverse effect upon, the business, assets, properties, liabilities (actual or contingent), or financial condition of Parent and its Subsidiaries taken as a whole, (b) a material impairment of the rights and remedies, taken as a whole, of the Administrative Agent or any Lender under any Loan Document to which it is a party or a material impairment in the perfection or priority of the Administrative Agent’s security interests in the Collateral (taken as a whole), (c) a material impairment of the ability of the Loan Parties (taken as a whole) to perform their respective material obligations under any Loan Document to which it is a party, or (d) a material adverse effect upon the legality, validity, binding effect or enforceability against any Loan Party of any Loan Document to which it is a party.

“Material Contracts” means (a) the Key Contracts, (b) each contract or agreement to which Parent or any Subsidiary is a party involving an exclusive license of Material Intellectual Property; and (c) all other contracts or agreements that the Parent, with the advice of counsel, determines would be required to be filed by Parent or any Subsidiary as a “material contract” pursuant to Item 601(b)(10) of Regulation S-K promulgated by the SEC (whether or not Parent is subject to reporting requirements under the Exchange Act), other than (x) any plan, policy, contract or arrangement with respect to employment, consulting or advisory services, indemnification or compensation and (y) any real property lease that is not material to the Product Development and Commercialization Activities.

“Material Intellectual Property” means all Intellectual Property: (a) owned or purported to be owned (whether solely or jointly with others) by Parent or any of its Subsidiaries that is material to the Product Development and Commercialization Activities; (b) with respect to any Key Product that is exclusively licensed to Parent or any of its Subsidiaries; and (c) non-exclusively licensed or used or held for use by Parent or any of its Subsidiaries and that is material to the Product Development and Commercialization Activities.

“Maturity Date” means (a) September 29, 2030, or (b) if earlier, such earlier date on which the Loans are accelerated in whole pursuant to Section 9.02 hereof; provided, that, if such date is not a Business Day, the Maturity Date shall be the first Business Day immediately preceding such date.

“Maximum Rate” has the meaning set forth in Section 12.09.

“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.

“Mortgages” means, individually or collectively, as the context requires, each of the mortgages, deeds of trust or deeds to secure debt that purport to grant to the Administrative Agent, for the benefit of the Secured Parties, a security interest in the fee interest of any Loan Party in real property (other than Excluded Property).

“Multiemployer Plan” means any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which Parent or any ERISA Affiliate makes or is obligated to make contributions, or during the preceding five plan years, has made or been obligated to make contributions.

“Multiple Employer Plan” means a Plan which has two or more contributing sponsors (including Parent or any ERISA Affiliate) at least two of whom are not under common control, as such a plan is described in Section 4064 of ERISA.

“NDA” means a new drug application filed with the FDA pursuant to Section 505(b) of the FDCA, along with all supplements and amendments thereto, and any similar application for marketing authorization required by any country, jurisdiction or Governmental Authority other than the United States.

“neffy” means any product that contains epinephrine developed by or on behalf of Parent or its Subsidiaries under the name “neffy®” (or other brand names or trademarks) for administration intranasally in humans (including immediate or emergency treatment of allergic reactions (including Type I) and anaphylaxis and urticaria, in all dosages and for all patient populations, whether adult or pediatric). For the avoidance of doubt, neffy shall include such epinephrine nasal spray sold in the United States under the trademark “neffy®” and in other territories under other brand names or trademarks.

“Net Revenue” means, with respect to any period and any Product, net product sales revenue of Parent and its Subsidiaries of such Product for such period, as determined in accordance with GAAP. Net Revenue shall be determined in a manner consistent with the methodologies, practices and procedures used in developing Parent’s audited financial statements, but, in any event, (x) shall include, without duplication, (i) royalty revenue, as determined in accordance with GAAP, plus (ii) cash royalty payments received by Parent and its Subsidiaries and recorded as a financing liability in accordance with GAAP, in each case, under that certain Collaboration, License and Distribution Agreement, dated as of November 9, 2024, between ALK-Abelló A/S and the Borrower (as may be amended or otherwise modified in a manner expressly permitted by this Agreement) or such other Permitted Licenses, and (y) shall not include any milestone payments, distribution income, service payments, license income and other similar forms of consideration received by Parent and its Subsidiaries.

“Net Cash Proceeds” means the aggregate cash or Cash Equivalents proceeds (including insurance proceeds or condemnation awards) received by any Loan Party or any Subsidiary in respect of any Disposition, Debt Issuance or Involuntary Disposition, net of (a) reasonable direct costs incurred in connection therewith (including, without limitation, legal, accounting and investment banking fees, and sales commissions), (b) Taxes paid or payable as a result thereof, (c) all amounts that are set aside as a reserve (A) for adjustments in respect of the purchase price of such assets and (B) for any liabilities associated with such sale or casualty, to the extent such reserve is required by GAAP, and (d) in the case of any Disposition, the amount necessary to retire any Indebtedness secured by a Permitted Lien (ranking senior to any Lien of the Administrative Agent) on the related property; it being understood that “Net Cash Proceeds” shall include, without limitation, any cash or Cash Equivalents received upon the sale or other disposition of any non-cash consideration received by any Loan Party or any Subsidiary in any Disposition or Involuntary Disposition.

“Non-Key Products” means Products of Parent and its Subsidiaries other than the Key Products.

“Non-Key Territories” means any jurisdiction other than the Key Territories.

“Non-U.S. Subsidiary” means any Subsidiary that is not a U.S. Subsidiary.

“Note” or “Notes” means the Term A Notes, the Term B Notes, the Term C Notes and the Term D Notes, individually or collectively, as appropriate.

“Obligations” means (a) all advances to, and debts, liabilities, obligations, covenants and duties of, any Loan Party arising under any Loan Document or otherwise with respect to any Loan (including any PIK Interest Payments) and (b) all costs and expenses incurred in connection with enforcement and collection of the foregoing, including the fees, charges and disbursements of counsel, in each case, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against any Loan Party or any Affiliate thereof of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding.

“OFAC” means the Office of Foreign Assets Control of the United States Department of the Treasury.

“Organization Documents” means, (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws, (b) with respect to any limited liability company, the certificate or articles of formation, incorporation or organization and operating agreement or constitutional documents, and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization, including in each case of the foregoing clauses (a) through (c) the equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction, and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Intellectual Property” means all worldwide intellectual property rights, industrial property rights, proprietary rights and common-law rights, whether registered or unregistered, which are not otherwise included in Confidential Information, Copyrights, Domain Names, Patents and Trademarks, including, without limitation, all rights to and under all new and useful algorithms, concepts, data (including all clinical data relating to a Product), databases, designs, discoveries, inventions, ideas, know-how, trade secrets, methods, processes, protocols, show-how, software, specifications for Products and processes for services, techniques, technology, and all improvements thereof and thereto, in each case, that are not otherwise included in Confidential Information, Copyrights, Domain Names, Patents and Trademarks.

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment.

“Outstanding Amount” means with respect to any Loans on any date, the aggregate outstanding principal amount thereof after giving effect to any borrowings and prepayments or repayments of any Loans occurring on such date.

“Parent” has the meaning set forth in the introductory paragraph hereto.

“Participant” has the meaning set forth in Section 12.06(h).

“Participant Register” has the meaning specified in Section 12.06(d).

“Patents” means all letters patent and patent applications (whether provisional or non-provisional) in the United States and all other countries (and all letters patent that issue therefrom) and all reissues, extensions, substitutions, reexaminations, renewals, restorations, supplemental protection certificates, divisions and continuations (including continuations-in-part and continuing prosecution applications) thereof, and all other Governmental Authority-issued indicia of invention ownership, for the full term thereof, together with the right to claim the priority thereto and the right to sue for past infringement of any of the foregoing.

“PATRIOT Act” means the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)).

“Payment Recipient” is defined in Section 11.10.

“PBGC” means the Pension Benefit Guaranty Corporation or any successor thereto.

“Pension Act” means the Pension Protection Act of 2006.

“Pension Funding Rules” means the rules of the Code and ERISA regarding minimum required contributions (including any installment payment thereof) to Pension Plans and set forth in Section 412, 430, 431, 432 and 436 of the Code and Sections 302, 303, 304 and 305 of ERISA.

“Pension Plan” means any employee pension benefit plan (including a Multiple Employer Plan or a Multiemployer Plan) that is maintained or is contributed to by Parent or any ERISA Affiliate and that is either covered by Title IV of ERISA or is subject to minimum funding standards under Section 412 of the Code.

“Perfection Certificate” means that certain Perfection Certificate dated as of the Closing Date executed by Parent and certified to the Lenders and the Administrative Agent, as amended or modified from time to time in accordance with the terms hereof.

“Permits” means all licenses, certificates, accreditations, product clearances or approvals, provider numbers or provider authorizations, marketing authorizations, other authorizations, registrations, permits, consents and approvals issued by any Governmental Authority in connection with the conduct of Parent’s or any Subsidiary’s business or to comply with any applicable Laws, including those issued by any Governmental Authority or any other Person, including, without limitation, those relating to Environmental Laws and Regulatory Authorizations.

“Permitted Aegis Dispositions” has the meaning set forth in the definition of “Disposition.”

“Permitted Acquisition” means an Investment consisting of an Acquisition by a Loan Party; provided, that: (x) the Required Lenders have consented thereto in writing or (y) (a) no Default or Event of Default shall have occurred and be continuing or would result from such Acquisition, (b) the property acquired (or the property of the Person acquired) in such Acquisition is used or useful in the same or a reasonably related or complementary line of business as Parent and its Subsidiaries were engaged in on the Closing Date (or any reasonable extensions or expansions thereof), (c) the Administrative Agent shall have received all items in respect of the Equity Interests or property acquired in such Acquisition required to be delivered by the terms of Section 7.12 and/or Section 7.14, (d) such Acquisition shall not be a “hostile” acquisition and shall have been approved by the Board of Directors and/or the shareholders (or equivalent) of the applicable Loan Party and the target of such Acquisition, (e) Parent shall have delivered to the Administrative Agent and the Lenders, at least 5 Business Days prior to the date on which such Acquisition is to be consummated, a written notice describing such transaction, and thereafter, if requested by any Lender for any such transaction involving consideration in excess of the Threshold Amount, (i) historical financial statements of or related to the Person or assets to be acquired, (ii) twelve month projections for such Person or assets to be acquired and for Parent and its Subsidiaries after giving effect to such transaction, and (iii) material documentation and other information relating to such transaction and reasonably requested by any Lender, provided, however, the Parent and its Subsidiaries shall not be required to provide any material documentation and other information if it is restricted from providing to the Administrative Agent and/or any Lender due to applicable Law or if such material documentation or other information is subject to the attorney-client or similar privilege; provided, further that in the event a Loan Party withholds any such information, Parent shall, to the extent the Loan Party is permitted to do so, provide to the Administrative Agent and the Lenders a general description of such withheld information, (f) the representations and warranties made by the Loan Parties in each Loan Document shall be true and correct in all material respects (and in all respects if any such representation or warranty is already qualified by materiality or reference to Material Adverse Effect) at and as if made as of the date of such Acquisition (assuming for such purposes that such Acquisition has been consummated) except to the extent any such representation and warranty expressly relates to an earlier date, in which case it shall be true and correct in all material respects (and in all respects if any such representation or warranty is already qualified by materiality or reference to Material Adverse Effect) as of such earlier date, (g) the aggregate consideration (including non-cash consideration, deferred purchase price and any Earn Out Obligations but excluding (x) consideration in the form of Qualified Capital Stock of Parent, and (y) proceeds received by the Parent or its Subsidiaries from Qualified Capital Stock (to the extent not constituting a Change of Control) paid by the Parent or its Subsidiaries issued within 60 days of such Acquisition) paid by Parent and its Subsidiaries for all such Acquisitions during the term of this Agreement shall not exceed $[***] in any fiscal year or $[***] in the aggregate, and (h) Parent shall have delivered to the Administrative Agent a certificate of a Responsible Financial Officer of Parent certifying that the foregoing conditions have been satisfied.

“Permitted Contingent Obligations” means (a) Guarantees resulting from endorsements for collection or deposit in the ordinary course of business; (b) Guarantees incurred in the ordinary course of business with respect to surety and appeal bonds, performance bonds and other similar obligations not to exceed the Threshold Amount in the aggregate at any time outstanding; (c) Guarantees arising under indemnity agreements with title insurers; (d) Guarantees arising with respect to customary indemnification obligations in favor of purchasers in connection with Dispositions of personal property assets permitted hereunder; and (e) Guarantees arising under the Loan Documents.

“Permitted Dispositions” has the meaning set forth in the definition of “Disposition.”

“Permitted Licenses” means, collectively, (a) the licenses set forth in Schedule 1.02, (b) non-exclusive licenses and sublicenses entered into after the Closing Date for the use of Intellectual Property of Parent or any of its Subsidiaries entered into in the ordinary course of business and not adversely affecting in any material respect the business of any Loan Party or any of its Subsidiaries, (c) exclusive licenses and sublicenses of any Key Product in any Non-Key Territory entered into after the Closing Date, entered into in the ordinary course of business, and not adversely affecting in any material respect the business of any Loan Party or any of its Subsidiaries and (d) non-exclusive or exclusive licenses and sublicenses of any Non-Key Product; provided, that, with respect to each such license and sublicense pursuant to clauses (b), (c) and (d), (i) no Event of Default has occurred or is continuing at the time of such license or sublicense, (ii) such license or sublicense would not adversely affect in any material respect the business of any Loan Party or any of its Subsidiaries, (iii) such license or sublicense constitutes an arm’s-length transaction, the terms of which, on their face, (x) do not provide for a sale or assignment of any Intellectual Property and (y) do not restrict the ability of Parent or any of its Subsidiaries, as applicable, to pledge, grant a Lien on, or assign or otherwise transfer any Intellectual Property of Parent or any Subsidiary (except, in the case of this clause (y) with respect to such license or sublicense, customary restrictions on sublicensing and customary non-assignment provisions that restrict the assignability of such license or sublicense but do not otherwise restrict the ability of Parent or any Subsidiary (as applicable) to pledge, grant a Lien on or assign or otherwise transfer its interest in any other Intellectual Property), (iv) all upfront payments, royalties, milestone payments, sublicense revenues or other proceeds arising from the licensing agreement that are payable to a Loan Party are paid to a Deposit Account that is governed by a Deposit Account Control Agreement or solely in the case of a Deposit Account of Loan Party that is a Non-U.S Subsidiary, in which the Administrative Agent otherwise has a first-priority, perfected security interest for the benefit of the Secured Parties, and (v) in the case of any license under clause (c) or (d) above any such license or sublicense could not result in a legal transfer of title of the licensed or sublicensed property.

“Permitted Liens” means, at any time, Liens in respect of property of any Loan Party or any of its Subsidiaries permitted to exist at such time pursuant to the terms of Section 8.01.

“Permitted Regulatory Approval Transfer” has the meaning set forth in the definition of “Disposition.”

“Person” means any natural person, corporation, limited liability company, trust, unincorporated organization, joint venture, association, company, partnership, Governmental Authority or any other legal entity, whether acting in an individual, fiduciary or other capacity.

“Personal Information” means all information regarding natural Persons the collection, use, or disclosure of which is subject to applicable Privacy Laws, including without limitation information regarding patient care or payment for patient care.

“PHSA” means the Public Health Service Act, 42 U.S.C. Section 201 et seq., as amended, and all regulations promulgated thereunder.

“PIK Election” shall have the meaning set forth in Section 2.06(d).

“PIK Interest” shall have the meaning set forth Section 2.06(d).

“PIK Interest Payment” shall have the meaning set forth in Section 2.06(d).

“Plan” means any employee benefit plan within the meaning of Section 3(3) of ERISA (including a Pension Plan), maintained for employees of Parent or any ERISA Affiliate or any such Plan to which Parent or any ERISA Affiliate is required to contribute on behalf of any of its employees or otherwise has any liability.

“Pledge Agreement” means the pledge agreement dated as of the Closing Date executed in favor of the Administrative Agent, for the benefit of the Secured Parties, by each of the Loan Parties, as amended or modified from time to time in accordance with the terms hereof.

“Prime Rate” means (a) the rate of interest last quoted by The Wall Street Journal as the “Prime Rate” in the U.S. or, if The Wall Street Journal ceases to quote such rate, the per annum interest rate published by the FRB in Federal Reserve Statistical Release H.15 (519) (Selected Interest Rates) as the “bank prime loan” rate or, if such rate is no longer quoted therein, any similar rate quoted therein (as determined by the Administrative Agent) or any similar release by the FRB (as determined by the Administrative Agent), minus (b) 1.00%; provided that if the Prime Rate shall be less than 3.00%, such rate shall be deemed to be 3.00% for the purposes of this Agreement.

“Privacy Laws” means all Laws governing the privacy or security of individually identifiable information of any patient or individual, including without limitation HIPAA, the EU General Data Protection Regulation (EU) 2016/679 (GDPR) and equivalent Laws in other jurisdictions.

“Product” means any current or future service or product owned or controlled by Parent or any of its Subsidiaries and researched, designed, developed, imported, exported, manufactured, licensed, marketed, advertised, sold, offered for sale, performed, distributed, promoted, tested, provided or commercialized by or on behalf of Parent or any of its Affiliates, including any such product in development or which may be developed. For the avoidance of doubt, Product (i) includes, but is not limited to those set forth on Schedule 1.01 and (ii) excludes any product that has been abandoned by Parent or any of its Subsidiaries as of the date hereof.

“Product Acquisition” means any transaction or series of related transactions to acquire or exclusively in-license of material rights in and to any current or potential future product or a product line from any Person (other than a Loan Party, any Subsidiary thereof or any Affiliate thereof), including pursuant to the purchase and/or exclusive in-license of Intellectual Property by a Loan Party or any of its Subsidiaries from a Person (other than a Loan Party, any Subsidiary thereof or any Affiliate thereof), to facilitate the advertisement, development, importing, manufacturing, marketing, offering for sale, promotion, sale, testing, use or distribution of such product or product line by a Loan Party or a Subsidiary.

“Product Agreement” means each agreement, license, document, instrument, interest (equity or otherwise) or the like under which one or more parties grants or receives any right, title or interest with respect to any Product Development and Commercialization Activities in respect of one or more Key Products specified therein or to exclude third parties from engaging in, or otherwise restricting any right, title or interest as to any Product Development and Commercialization Activities with respect thereto, including each contract or agreement with suppliers, manufacturers, pharmaceutical companies, distributors, clinical research organizations, hospitals, group purchasing organizations, wholesalers, pharmacies or any other Person related to any such entity, in each case, solely to the extent a counterparty to such agreement, license, document, instrument, interest (equity or otherwise) or the like is in direct privity with a Loan Party or any of its Subsidiaries.

“Product Authorizations” means any and all material approvals, licenses, notifications, registrations or authorizations of any Governmental Authority for the testing, manufacture, development, distribution, use, storage, import, export, transport, promotion, marketing, sale or commercialization of a Product in any country or jurisdiction, including without limitation registration and listing, INDs, NDAs, ANDAs and similar applications.

“Product Development and Commercialization Activities” means, any research, development, manufacture, import, use, sale, licensing, importation, storage, labeling, marketing, promotion, supply, distribution, testing, packaging, purchasing or other commercialization activities, receipt of payment in respect of any of the foregoing, or like activities the purpose of which is to develop or commercially exploit the Key Products.

“Product Distributor” means any Person that, pursuant to a Product Agreement, is engaged in any commercialization activities with respect to the Key Products.

“Qualified Capital Stock” of any Person means any Equity Interests of such Person that are not Disqualified Capital Stock.

“RA Lender” means RAC SCF Holdings I, LLC and its Affiliates and Approved Funds.

“Recipient” means the Administrative Agent and any Lender.

“Regulatory Agencies” means any Governmental Authority that is concerned with the use, control, safety, efficacy, reliability, manufacturing, testing, marketing, distribution, sale or other Product Development and Commercialization Activities relating to any Key Product, including CMS, FDA, DEA, EMA, and all similar agencies in other jurisdictions, including non-United States jurisdictions.

“Regulatory Authorizations” means all material approvals, clearances, notifications, authorizations, orders, exemptions, registrations, listings, certifications, licenses and Permits granted by, submitted to or filed with any Regulatory Agencies or other Governmental Authority, including all Product Authorizations, necessary for the testing, manufacture, development, distribution, use, storage, import, export, transport, promotion, marketing, sale or other commercialization of any Product in any country or jurisdiction.

“Register” has the meaning provided in Section 12.06(c).

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees, administrators, managers, advisors, sub-advisors and representatives of such Person and of such Person’s Affiliates.

“Repayment Premium” has the meaning set forth in the Fee Letter.

“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA, other than events for which the thirty-day notice period has been waived.

“Required Lenders” means, at any time, Lenders having Total Credit Exposures representing more than fifty percent (50%) of the Total Credit Exposures of all Lenders; provided that, if and for so long as, as of any date, any Lender and its Affiliates and Approved Funds (x) hold a Total Credit Exposure that meets the applicable conditions set forth on Schedule 2.01 opposite such Lender’s name and (y) does not constitute a Defaulting Lender, then “Required Lenders” shall include such Lender.

“Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.

“Responsible Financial Officer” means the chief financial officer, treasurer or assistant treasurer of Parent or the Borrower, as applicable. Any document delivered hereunder that is signed by a Responsible Financial Officer of Parent or the Borrower shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of Parent or the Borrower, as applicable, and such Responsible Financial Officer shall be conclusively presumed to have acted on behalf of Parent or the Borrower, as applicable.

“Responsible Officer” means the chief executive officer, president, chief financial officer, chief operating officer, chief legal officer, general counsel, or treasurer of a Loan Party or in the case of a Non-U.S. Subsidiary that is a Loan Party, any of its directors, and, solely for purposes of the delivery of certificates pursuant to Sections 5.01 or 7.12(b), the secretary or any assistant secretary of a Loan Party. Any document delivered hereunder that is signed by a Responsible Officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Loan Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party.

“Restricted Payment” means (a) any dividend or other distribution, direct or indirect, on account of any shares (or equivalent) of any class of Equity Interests of any Loan Party or any of its Subsidiaries, now or hereafter outstanding, (b) any redemption, retirement, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any shares (or equivalent) of any class of Equity Interests of any Loan Party or any of its Subsidiaries, now or hereafter outstanding, and (c) any payment made to retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire shares of any class of Equity Interests of any Loan Party or any of its Subsidiaries, now or hereafter outstanding.

“Revenue Base” means, with respect to any period, the Net Revenues for all Products for such period.

“S&P” means S&P Global Ratings, a S&P Financial Services LLC business, and any successor thereto.

“Sale and Leaseback Transaction” means, with respect to any Loan Party or any Subsidiary, any arrangement, directly or indirectly, with any Person whereby the Loan Party or such Subsidiary shall sell or transfer any property used or useful in its business, whether now owned or hereafter acquired, and thereafter rent or lease such property or other property that it intends to use for substantially the same purpose or purposes as the property being sold or transferred.

“Sanction(s)” means any sanction administered or enforced by the United States government (including, without limitation, OFAC), the United Nations Security Council, the European Union, His Majesty’s Treasury (“HMT”), Global Affairs Canada or other relevant sanctions authority.

“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

“Secured Parties” means, collectively, the Administrative Agent, the Lenders, the Indemnitees, each co-agent or subagent appointed by the Administrative Agent from time to time pursuant to Section 11.05 and each of the foregoing Persons successors and assigns.

“Securities Act” means the Securities Act of 1933.

“Securitization Transaction” means, with respect to any Person, any financing transaction or series of financing transactions (including factoring arrangements) pursuant to which such Person or any Subsidiary of such Person may sell, convey or otherwise transfer, or grant a security interest in, accounts, payments, receivables, rights to future lease payments or residuals or similar rights to payment to a special purpose subsidiary or affiliate of such Person.

“Security Agreement” means the security agreement dated as of the Closing Date executed in favor of the Administrative Agent, for the benefit of the Secured Parties, by each of the Loan Parties, as amended or modified from time to time in accordance with the terms thereof.

“SOFR Administrator” means the CME Group Benchmark Administration limited, as administrator of the forward-looking term secured overnight financing rate (or a successor administrator).

“SOFR Rate” means the forward-looking term rate for a three-month tenor based on the secured overnight financing rate administered by the SOFR Administrator, on the day (such day, the “SOFR Rate Determination Date”) that is two (2) Business Days prior to the first day of any Interest Period, as such rate is published by the SOFR Administrator; provided that if as of 5:00 p.m. on any SOFR Rate Determination Date, the SOFR Rate has not been published by the SOFR Administrator, then the SOFR Rate will be the SOFR Rate as published by the SOFR Administrator on the first preceding Business Day for which such SOFR Rate was published by the SOFR Administrator so long as such first preceding Business Day is not more than three (3) Business Days prior to the SOFR Rate Determination Date.

“SOFR Rate Determination Date” is defined within the definition of “SOFR Rate.”

“Solvent” or “Solvency” means, with respect to any Person as of a particular date, that on such date (a) such Person is able to pay its debts and other liabilities, contingent obligations and other commitments as they mature in the ordinary course of business, (b) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay as such debts and liabilities mature in their ordinary course, (c) such Person is not engaged in a business or a transaction, and is not about to engage in a business or a transaction, for which such Person’s property would constitute unreasonably small capital after giving due consideration to the prevailing practice in the industry in which such Person is engaged or is to engage, (d) the fair value of the property of such Person is greater than the total amount of liabilities, including, without limitation, contingent liabilities, of such Person and (e) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured. In computing the amount of contingent liabilities at any time, it is intended that such liabilities will be computed at the amount which, in light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“Subsidiary” of a Person means a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the shares of Voting Stock is at the time beneficially owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of Parent.

“Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Swap Termination Value” means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s) and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts (which may include a Lender or any Affiliate of a Lender).

“Synthetic Lease” means any synthetic lease, tax retention operating lease, off-balance sheet loan or similar off-balance sheet financing arrangement whereby the arrangement is considered borrowed money indebtedness for tax purposes but is classified as an operating lease or does not otherwise appear on a balance sheet under GAAP.

“Systems” means any device or combination thereof that contains data and Personal Information, including any physical and electronic data information storage services and systems and in particular those that use, access, store or disclose Personal Information.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term A Borrowing” means the borrowing of Term A Loans made by each of the Term A Lenders pursuant to Section 2.01(a).

“Term A Commitment” means, as to each Term A Lender, its obligation to make a Term A Loan to the Borrower pursuant to Section 2.01(a), in the principal amount set forth opposite such Lender’s name on Schedule 2.01. The aggregate principal amount of the Term A Commitments of all of the Term A Lenders as in effect on the Closing Date is ONE HUNDRED MILLION DOLLARS ($100,000,000).

“Term A Facility” means, on and after the Closing Date, the aggregate principal amount of the Term A Loans of all Term A Lenders outstanding at such time.

“Term A Lender” means, on and after the Closing Date, any Lender that holds one or more Term A Loans at such time.

“Term A Loan” means an advance made by any Term A Lender under the Term A Facility.

“Term A Note” has the meaning set forth in Section 2.08.

“Term B Availability Period” means the period commencing on the six (6) month anniversary of the Closing Date and ending on the earliest of (a) September 29, 2026, (b) the date of termination of the Term B Commitments pursuant to Section 2.04 and (c) the date of termination of the Term B Commitments pursuant to Section 9.02.

“Term B Borrowing” means a borrowing consisting of simultaneous Term B Loans made by each of the Term B Lenders pursuant to Section 2.01(b).

“Term B Borrowing Date” means the date that the Term B Borrowing shall be made pursuant to Section 2.01(b).

“Term B Commitment” means, as to each Lender, its obligation to make a Term B Loan to the Borrower pursuant to Section 2.01(b), in the principal amount set forth opposite such Lender’s name on Schedule 2.01. The aggregate principal amount of the Term B Commitments of all of the Lenders as in effect on the Closing Date is TWENTY-FIVE MILLION DOLLARS ($25,000,000).

“Term B Facility” means, at any time, (a) on or prior to the Term B Borrowing Date, the aggregate amount of the Term B Commitments at such time and (b) thereafter, the aggregate principal amount of the Term B Loans of all Term B Lenders outstanding at such time.

“Term B Lender” means (a) at any time on or prior to the Term B Borrowing Date, any Lender that has a Term B Commitment at such time and (b) at any time thereafter, any Lender that holds one or more Term B Loans at such time.

“Term B Loan” means an advance made by any Term B Lender under the Term B Facility.

“Term B Note” has the meaning set forth in Section 2.08.

“Term C Availability Period” means the period commencing on and including the Closing Date and ending on the earliest of (a) September 29, 2027 (b) the date of termination of the Term C Commitments pursuant to Section 2.04, (c) the date of termination of the Term C Commitments pursuant to Section 9.02 and (d) the repayment in full of the Term A Loans and/or the Term B Loans.

“Term C Borrowing” means a borrowing consisting of simultaneous Term C Loans made by each of the Term C Lenders pursuant to Section 2.01(c).

“Term C Borrowing Date” means the date that the Term C Borrowing shall be made pursuant to Section 2.01(c).

“Term C Commitment” means, as to each Lender, its obligation to make a Term C Loan to the Borrower pursuant to Section 2.01(c), in the principal amount set forth opposite such Lender’s name on Schedule 2.01. The aggregate principal amount of the Term C Commitments of all of the Lenders as in effect on the Closing Date is TWENTY-FIVE MILLION DOLLARS ($25,000,000).

“Term C Draw Conditions” means the condition that the Borrower shall have delivered (on or before the date that the Term C Borrowing is requested in accordance with Section 2.02(a)) to the Administrative Agent a certificate of a Responsible Financial Officer of the Borrower (in form and substance reasonably satisfactory to the Administrative Agent and the Required Lenders) certifying, and such other evidence as the Administrative Agent may reasonably request demonstrating, that the TTM Revenue Base was at least $100,000,000.

“Term C Facility” means, at any time, (a) on or prior to the Term C Borrowing Date, the aggregate amount of the Term C Commitments at such time and (b) thereafter, the aggregate principal amount of the Term C Loans of all Term C Lenders outstanding at such time.

“Term C Lender” means (a) at any time on or prior to the Term C Borrowing Date, any Lender that has a Term C Commitment at such time and (b) at any time thereafter, any Lender that holds one or more Term C Loans at such time.

“Term C Loan” means an advance made by any Term C Lender under the Term C Facility.

“Term C Note” has the meaning set forth in Section 2.08.

“Term D Borrowing” means a borrowing consisting of simultaneous Term D Loans made by each of the Term D Lenders pursuant to Section 2.01(d).

“Term D Borrowing Date” means the date that the Term D Borrowing shall be made pursuant to Section 2.01(d).

“Term D Optional Tranche” means, as to each Lender, its election (subject to its sole discretion) that it will make a Term D Loan to the Borrower pursuant to Section 2.01(d), in the principal amount set forth opposite such Lender’s name on Schedule 2.01. The aggregate principal amount of the Term D Optional Tranches of all of the Lenders as in effect on the Closing Date is ONE-HUNDRED MILLION DOLLARS ($100,000,000).

“Term D Draw Condition” means the condition that the Borrower shall have received the prior written consent of each of the Term D Lenders (such consent to be in each such Lender’s sole and absolute discretion).

“Term D Facility” means, at any time, (a) on or prior to the Term D Borrowing Date, the aggregate amount of the Term D Optional Tranches at such time and (b) thereafter, the aggregate principal amount of the Term D Loans of all Term D Lenders outstanding at such time.

“Term D Lender” means (a) at any time on or prior to the Term D Borrowing Date, any Lender that may agree to provide a Term D Optional Tranche at such time and (b) at any time thereafter, any Lender that holds one or more Term D Loans at such time.

“Term D Loan” means an advance made by any Term D Lender under the Term D Facility.

“Term D Note” has the meaning set forth in Section 2.08.

“Third Party” means any Person other than Parent, any Subsidiary thereof or any Affiliate thereof.

“Threshold Amount” means an amount equal to $[***].

“Total Credit Exposure” means, as to any Lender at any time, the unused Commitments of such Lender and the Outstanding Amount of all Loans of such Lender at such time.

“Trademarks” means all statutory and common law trademarks, service marks, trade names, brands, certification marks, logos, symbols, trade dress, domain names, corporate names and other similar indicia of source or origin, and all registrations, applications for registration and renewals of, any of the foregoing, together with all of the goodwill associated therewith.

“Transaction” means, individually or collectively as the context may indicate, (a) the entering by the Borrower and the other Loan Parties of the Loan Documents to which they are a party and incurrence of the Term A Borrowing and (b) the payment of fees, costs and expenses in connection with the foregoing.

“Treasury Regulations” means the regulations, including temporary regulations, promulgated by the United States Treasury Department under the Code, as such regulations may be amended from time to time (including the corresponding provisions of any future regulations).

“TTM Revenue Base” means the Revenue Base on a trailing 12-month basis, as of the last day of the most recent fiscal quarter for which financial statements have been delivered pursuant to Section 7.01(a) or Section 7.01(b).

“UK Financial Institution” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended form time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person subject to IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

“Uniform Commercial Code” or “UCC” means the Uniform Commercial Code as in effect in the State of New York; provided, that, if perfection or the effect of perfection or non-perfection or the priority of any security interest in any Collateral is governed by the Uniform Commercial Code as in effect in a jurisdiction other than the State of New York, “Uniform Commercial Code” means the Uniform Commercial Code as in effect from time to time in such other jurisdiction for purposes of the provisions hereof or of the other Loan Documents relating to such perfection, effect of perfection or non-perfection or priority.

“United States” and “U.S.” mean the United States of America.

“Unrestricted Cash” means cash or Cash Equivalents of the Loan Parties (without duplication), that (a) do not appear (or would not be required to appear) as “restricted” on a consolidated balance sheet of Parent as determined in accordance with GAAP, and (b) are not subject to any Lien in favor of any Person (other than Liens permitted under Sections 8.01(c)(i) and 8.01(l) and Liens in favor of the Administrative Agent).

“U.S. Person” means a “United States Person” within the meaning of Section 7701(a)(30) of the Code.

“U.S. Subsidiary” means any Subsidiary that is organized under the laws of any state of the United States or the District of Columbia.

“U.S. Tax Compliance Certificate” has the meaning specified in Section 3.01(f)(ii)(3).

“Voting Stock” means, with respect to any Person, Equity Interests issued by such Person the holders of which are ordinarily, in the absence of contingencies, entitled to vote for the election of directors (or persons performing similar functions) of such Person, even though the right so to vote has been suspended by the happening of such a contingency.

“Withholding Agent” means any Loan Party and the Administrative Agent, as the case may be.

“Write-Down and Conversion Powers” means, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.

1.02 Other Interpretive Provisions.

With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:

(a) The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument or other document (including the Loan Documents and any Organization Document) shall be construed as referring to such agreement, instrument or other document as from time to time amended, modified, extended, restated, replaced or supplemented from time to time (subject to any restrictions set forth herein or in any other Loan Document), (ii) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (iii) the words “hereto”, “herein,” “hereof” and “hereunder,” and words of similar import when used in any Loan Document, shall be construed to refer to such Loan Document in its entirety and not to any particular provision thereof, (iv) all references in a Loan Document to Articles, Sections, Preliminary Statements, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Preliminary Statements, Exhibits and Schedules to, the Loan Document in which such references appear, (v) any reference to any law shall include all statutory and regulatory provisions consolidating, amending, replacing or interpreting such law and any reference to any law or regulation shall, unless otherwise specified, refer to such law or regulation as amended, modified, extended, restated, replaced or supplemented from time to time, and (vi) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all real and personal property and tangible and intangible assets and properties, including cash, securities, accounts, contract rights and Intellectual Property.

(b) In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding;” and the word “through” means “to and including.”

(c) Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.

(d) Any reference herein to a merger, transfer, amalgamation, consolidation, assignment, sale, disposition or transfer, or similar term, shall be deemed to apply to a division of or by a limited liability company, or an allocation of assets to a series of a limited liability company (or the unwinding of such a division or allocation), as if it were a merger, transfer, amalgamation, consolidation, assignment, sale, disposition or transfer, or similar term, as applicable, to, of or with a separate Person. Any division of a limited liability company shall constitute a separate Person hereunder (and each division of any limited liability company that is a Subsidiary, joint venture or any other like term shall also constitute such a Person or entity).

1.03 Accounting Terms.

(a) Generally. All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP applied on a consistent basis, as in effect from time to time, applied in a manner consistent with that used in preparing the Audited Financial Statements, except as otherwise specifically prescribed herein. Notwithstanding the foregoing, for purposes of determining compliance with any covenant contained herein, Indebtedness of Parent and its Subsidiaries shall be deemed to be carried at 100% of the outstanding principal amount thereof, and the effects of FASB ASC 825 and FASB ASC 470-20, on financial liabilities shall be disregarded.

(b) Changes in GAAP. Parent will provide a written summary of material changes in GAAP and in the consistent application thereof with each annual and quarterly financial statement delivered in accordance with Section 7.01. If at any time any change in GAAP would affect the computation of any financial requirement set forth in any Loan Document, and either Parent or the Required Lenders shall so request, the Administrative Agent, the Lenders, Parent and the Borrower shall negotiate in good faith to amend such requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Lenders); provided, that, until so amended, (i) such requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) Parent shall provide to the Administrative Agent and the Lenders financial statements and other documents required under this Agreement or as requested hereunder setting forth a reconciliation between calculations of such requirement made before and after giving effect to such change in GAAP.

(c) Consolidation of Variable Interest Rate Entities. All references herein to consolidated financial statements of Parent and its Subsidiaries or to the determination of any amount for Parent and its Subsidiaries on a consolidated basis or any similar reference shall, in each case, be deemed to include each variable interest entity that Parent is required to consolidate pursuant to FASB ASC 810 as if such variable interest entity was a Subsidiary as defined herein.

1.04 Times of Day.

Unless otherwise specified, all references herein to times of day shall be references to United States Eastern time (daylight or standard, as applicable).

1.05 SOFR Determinations.

The Administrative Agent does not warrant, nor accept responsibility, nor shall the Administrative Agent have any liability with respect to the administration, submission or any other matter related to the rates in the definition of “SOFR Rate” or with respect to any comparable or successor rate thereto.

ARTICLE II

THE COMMITMENTS

2.01 Commitments and Discretionary Tranche.

(a) Term A Borrowing. Subject to the terms and conditions set forth herein, each Term A Lender severally agrees to make a single term loan to the Borrower, in Dollars, on the Closing Date, in an aggregate amount not to exceed such Term A Lender’s Term A Commitment. The Term A Borrowing shall consist of Term A Loans made simultaneously by the Term A Lenders in accordance with their respective Term A Commitments. Term A Borrowings repaid or prepaid may not be reborrowed.

(b) Term B Borrowing. Subject to the terms and conditions set forth herein, each Term B Lender severally agrees to make a single term loan to the Borrower, in Dollars, on any Business Day during the Term B Availability Period, in an aggregate amount not to exceed such Term B Lender’s Term B Commitment; provided, that, for the avoidance of doubt, it is understood and agreed that there shall be no more than one (1) Term B Borrowing during the term of this Agreement. The Term B Borrowing shall consist of Term B Loans made simultaneously by the Term B Lenders in accordance with their respective Term B Commitments. Term B Borrowings repaid or prepaid may not be reborrowed.

(c) Term C Borrowing. Subject to the terms and conditions set forth herein, each Term C Lender severally agrees to make a single term loan to the Borrower, in Dollars, on any Business Day during the Term C Availability Period, in an aggregate amount not to exceed such Term C Lender’s Term C Commitment; provided, that, on or prior to such Business Day, the Term C Draw Conditions shall have been satisfied; provided, further, that, for the avoidance of doubt, it is understood and agreed that there shall be no more than one (1) Term C Borrowing during the term of this Agreement. The Term C Borrowing shall consist of Term C Loans made simultaneously by the Term C Lenders in accordance with their respective Term C Commitments. Term C Borrowings repaid or prepaid may not be reborrowed.

(d) Term D Borrowing. Subject to the terms and conditions set forth herein, including the sole and absolute discretion of each Term D Lender pursuant to the Term D Draw Conditions, each Term D Lender severally agrees to make a single term loan to the Borrower, in Dollars, on any Business Day to be mutually agreed between the Borrower and the Term D Lenders, in an aggregate amount not to exceed such Term D Lender’s Term D Optional Tranche; provided, that, on or prior to such Business Day, the Term D Draw Conditions shall have been satisfied; provided, further, that, for the avoidance of doubt, it is understood and agreed that there shall be no more than one (1) Term D Borrowing during the term of this Agreement. The Term D Borrowing shall consist of Term D Loans made simultaneously by the Term D Lenders in accordance with their respective Term D Optional Tranches. Term D Borrowings repaid or prepaid may not be reborrowed. If the Term D Optional Tranche is proposed to be borrowed, the opportunity to fund the Term D Optional Tranche shall be offered to each Lender with a Term D Optional Tranche and the Term D Optional Tranches shall be funded only if all such Lenders elect to make a Term D Loan equal to such Lender’s pro rata portion of the Term D Optional Tranche set forth opposite such Lender’s name on Schedule 2.01 (or in such other proportion as may be agreed by all such Lenders); provided that it is understood that such right is at each Lender’s option, and no Lender has an obligation to participate in the Term D Facility.

2.02 Borrowings.

(a) Each Borrowing shall be made upon the Borrower’s irrevocable notice (in the form of a written Loan Notice, appropriately completed and signed by a Responsible Financial Officer of the Borrower) to the Administrative Agent, which must be given not later than 12:00 noon on the date at least three (3) Business Day in advance of the requested date of the Term A Borrowing and fifteen (15) Business Days (or such shorter period as the Administrative Agent (at the direction of the Required Lenders) may agree in its sole discretion) in advance of the requested date of the Term B Borrowing, the Term C Borrowing or the Term D Borrowing, as the case may be.

(b) Following receipt of a Loan Notice for a Facility, the Administrative Agent shall promptly notify each Appropriate Lender of the amount of its Applicable Percentage under such Facility of the applicable Loans. Each Appropriate Lender shall make the amount of its Loan available to the Administrative Agent in immediately available funds at the Administrative Agent’s Office not later than 1:00 p.m. on the Business Day specified in the applicable Loan Notice. Upon satisfaction of the applicable conditions set forth in Section 5.02 (and, if such Borrowing is the Term A Borrowing, Section 5.01) and subject to the Term C Draw Conditions and the Term D Draw Conditions (if applicable), the Administrative Agent shall make all funds so received available to the Borrower in like funds as received by the Administrative Agent by wire transfer of such funds in accordance with instructions provided to (and acceptable to) the Administrative Agent by the Borrower.

2.03 Prepayments.

(a) Voluntary Prepayments. Subject to the payment of the Repayment Premium, the Exit Fee and any other fees or amounts payable hereunder at such time, the Borrower may, upon written notice from the Borrower to the Administrative Agent, voluntarily prepay the Loans, in whole or in part; provided, that, (i) such notice must be received not later than 11:00 a.m. five (5) Business Days prior to the date of prepayment and (ii) any such prepayment shall be in a principal amount of $5,000,000 or a whole multiple of $1,000,000 in excess thereof (or, if less, the entire principal amount thereof then outstanding). Each such notice shall specify the date and amount of such prepayment. If such notice is given by the Borrower, the Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein. Any prepayment pursuant to this Section 2.03(a) shall be accompanied by (w) all accrued interest on the principal amount of the Loans prepaid, (x) the Repayment Premium, (y) the Exit Fee and (z) all fees, costs, expenses, indemnities and other amounts due and payable hereunder at the time of prepayment. Each such prepayment shall be applied pro rata to the Term A Loan, the Term B Loan, the Term C Loan and the Term D Loan. Each such prepayment shall be applied to the Loans of the Lenders in accordance with their respective Applicable Percentages in respect of each of the relevant Facilities.

(b) Mandatory Prepayments of Loans.

(i) Dispositions; Involuntary Dispositions; Etc. The Borrower shall promptly (and, in any event, within three (3) Business Days, unless the Borrower delivers written notice to the Administrative Agent of its intent to exercise the reinvestment rights pursuant to this clause (i)(A) within such three (3) Business Day period) prepay the Loans in an aggregate amount equal to 100% of the Net Cash Proceeds of all Dispositions, including Dispositions permitted under Section 8.05 (and excluding any Permitted Disposition other than a Permitted Disposition under clause (f) of such definition), and Involuntary Dispositions, to the extent such Net Cash Proceeds are in excess of $[***] and are not (1) in the case of either Dispositions of tangible property or Involuntary Dispositions, reinvested in Eligible Assets or (2) solely in the case of Involuntary Dispositions, used for the repair or restoration of the property which was the subject of the Involuntary Disposition, in each case within 270 days of the date of such Disposition or Involuntary Disposition. Any prepayment pursuant to this clause (i) shall be applied as set forth in clause (iii) below.

(ii) Debt Issuance. The Borrower shall promptly (and, in any event, within one (1) Business Day) upon the receipt by any Loan Party or any Subsidiary of the Net Cash Proceeds of any Debt Issuance, prepay the Loans in an aggregate amount equal to 100% of such Net Cash Proceeds (it being understood and agreed that the payment pursuant to this clause (ii) shall be in addition to any other right and remedy that the Administrative Agent or any other Secured Party has as a result of an Event of Default arising from such Debt Issuance). Any prepayment pursuant to this clause (ii) shall be applied as set forth in clause (iii) below.

(iii) Application of Mandatory Prepayments. The Borrower shall provide the Administrative Agent with written notice of any payment to be made under this Section 2.03(b) at least five (5) Business Days prior to the date such payment is required to be under this Section 2.03(b). All payments under this Section 2.03(b) shall be applied (i) first to all fees, costs, expenses, indemnities and other amounts due and payable hereunder (other than as contemplated by the immediately following clause (ii)), and (ii) then proportionately (based on the relation of such amounts to the total amount of the relevant payment under this Section 2.03(b)) to the payment or prepayment (as applicable) of the following amounts of the Obligations: default interest, if any, any Repayment Premium, the Exit Fee and accrued and unpaid interest and principal. Each such prepayment pursuant to the immediately foregoing clause (ii) shall be applied in the inverse order of maturity and pro rata to the Term A Loan, the Term B Loan, the Term C Loan and the Term D Loan. Each such prepayment shall be applied to the Loans of the Lenders in accordance with their respective Applicable Percentages in respect of each of the relevant Facilities.

(iv) Declined Proceeds. Each Lender may reject all or a portion of its share of any mandatory prepayment of Loans required to be made pursuant to this Section 2.03(b) (other than, in the case of clause (ii), a prepayment of all Obligations in connection with a refinancing in full thereof) (such declined amounts, the “Declined Proceeds”) by providing written notice (each, a “Rejection Notice”) to the Administrative Agent no later than 3:00 p.m. two (2) Business Days prior to the date of such prepayment. Each Rejection Notice from a given Lender shall specify the principal amount of the mandatory repayment of Loans to be rejected by such Lender. If a Lender fails to deliver a Rejection Notice to the Administrative Agent within the time frame specified above or such Rejection Notice fails to specify the principal amount of the Loans to be rejected, any such failure will be deemed an acceptance of the total amount of such mandatory prepayment of Loans. Any Declined Proceeds shall be offered to the Lenders not so declining such prepayment on a pro rata basis in accordance with the amounts of the Loans of such Lender (with such non-declining Lenders having the right to decline any prepayment with Declined Proceeds by providing written notice to the Administrative Agent no later than 3:00 p.m. one (1) Business Day prior to the date of such prepayment). If a non-declining Lender fails to deliver notice to the Administrative Agent within the time frame specified, any such non-declining Lender shall be deemed to have declined the additional proceeds. To the extent such non-declining Lenders elect to decline their share of such Declined Proceeds, any Declined Proceeds remaining thereafter shall be retained by the Loan Parties. For the avoidance of doubt, there shall be no fees, costs, expenses, indemnities and other amounts payable by the Borrower with respect to Declined Proceeds at the time such prepayment is declined.

(c) Change of Control. Upon the occurrence of a Change of Control, the Borrower shall, unless otherwise directed by the Required Lenders, prepay the Outstanding Amount of the Loans, together with all accrued and unpaid interest thereon, plus the applicable Repayment Premium, plus the Exit Fee, plus all other Obligations (it being understood and agreed that the payment pursuant to this clause (c) shall be in addition to any other right and remedy that the Administrative Agent or any other Secured Party has as a result of an Event of Default arising from the occurrence of such Change of Control).

(d) Repayment Premium. Notwithstanding anything to the contrary in this Agreement or any other Loan Document, if all or any portion of the Loans are repaid, prepaid, or required to be repaid or prepaid (including by acceleration), pursuant to this Section 2.03, Article IX or otherwise, then, in all cases, the Borrower shall pay to the Lenders, for their respective ratable accounts, on the date on which such repayment or prepayment is paid or required to be paid, in addition to the other Obligations so repaid, prepaid or required to be repaid or prepaid, an amount equal to the applicable Repayment Premium, as further set forth in the Fee Letter.

2.04 Termination of Commitments.

(a) Voluntary. The Borrower may, upon written notice to the Administrative Agent during (i) the Term B Availability Period, terminate in full the Term B Commitments or (ii) the Term C Availability Period, terminate in full the Term C Commitments; provided, that any such notice shall be received by the Administrative Agent not later than 9:00 a.m. five (5) Business Days prior to the date of termination. Each notice delivered by the Borrower pursuant to this Section shall be irrevocable. Upon any termination of the Term B Commitments or the Term C Commitments, the Commitments of each Appropriate Lender shall be reduced by such Lender’s Applicable Percentage of such reduction amount.

(b) Mandatory. The Term A Commitments will be automatically and permanently reduced to zero upon the Term A Borrowing on the Closing Date pursuant to Section 2.01. The Term B Commitments will be automatically and permanently reduced to zero upon the earlier of (x) the Term B Borrowing pursuant to Section 2.01 and (y) the expiration of the Term B Availability Period. The Term C Commitments will be automatically and permanently reduced to zero upon the Term C Borrowing pursuant to Section 2.01.

2.05 Repayment of Loans.

The Borrower shall repay the outstanding principal amount of the Loans, together with all accrued and unpaid interest thereon, the applicable Repayment Premium, the applicable Exit Fee as per the Fee Letter required under Section 2.07 and all other outstanding Obligations, on the Maturity Date. Loans repaid or prepaid may not be reborrowed.

2.06 Interest; Other Amounts.

(a) Pre-Default Rate. Subject to the provisions of subsection (b) below, during any Interest Period, each Loan shall bear interest during such Interest Period on the outstanding principal amount thereof at a rate per annum (the “Interest Rate”) equal to (i) the higher of (x) the SOFR Rate for such Interest Period and (y) 3.00% plus (ii) the Applicable Margin; provided that if a PIK Election is made pursuant to Section 2.06(d), the Interest Rate that accrues on the portion of the Loans subject to the PIK Election shall be increased by 1.00% per annum.

(b) Default Rate. Notwithstanding anything the contrary set forth in Section 2.06(a), upon the occurrence of and during the continuance of any Event of Default, upon written notice to the Borrower by the Administrative Agent (at the direction of the Required Lenders), (i) all outstanding Obligations shall, from the date such Event of Default occurred with retroactive effect, bear interest at an interest rate per annum at all times equal to the Default Rate, to the fullest extent permitted by applicable Laws and (ii) accrued and unpaid interest (including interest on past due interest) shall be due and payable in cash on demand.

(c) Interest Generally. Subject to Section 2.06(b), interest on each Loan shall be due and payable in cash in arrears on each Interest Payment Date unless a PIK Election is made pursuant to Section 2.06(d) and at such other times as may be specified herein. Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law. The interest rate shall be recalculated and, if necessary, adjusted for each Interest Period, in each case pursuant to the terms hereof.

(d) PIK Interest Election. The Borrower may elect (such election, a “PIK Election”), so long as (i) no Default or Event of Default has occurred and is continuing and (ii) Borrower has, at least six (6) Business Days prior to the beginning of such Interest Period, provided the Administrative Agent a written election indicating that it will make the PIK Election for such Interest Period, that (x) for each or any Interest Period ending on or before September 30, 2027, 100% of the interest accrued during such Interest Period and (y) for each or any Interest Period ending after September 30, 2027 until the Maturity Date, 50% of the interest accrued during such Interest Period, in either case, may be paid in kind (“PIK Interest”) by capitalizing the entire amount of such PIK Interest with the unpaid principal amount of such Loan outstanding on the last day of such Interest Period (each, a “PIK Interest Payment”). For the avoidance of doubt, each reference to the Loans shall include any such PIK Interest for all purposes of the Loan Documents. If a PIK Election is not timely made by the Borrower in accordance with this clause (d), interest accrued on the Loans during such Interest Period shall be due and payable in cash in arrears on the applicable Interest Payment Date.

2.07 Fees.

The Borrower shall pay to (i) the Administrative Agent such fees in the amounts and at such times specified under the Fee Letter and (ii) the Lenders (or to the Administrative Agent, for the account of the applicable Lenders) such fees in the amounts and at such times specified under the Fee Letter.

2.08 Evidence of Debt.

The Loans made by each Lender shall be evidenced by one or more accounts or records maintained by such Lender in the ordinary course of business. The accounts or records maintained by each Lender shall be conclusive absent manifest error of the amount of Loans made by the Lenders to the Borrower and the interest and payments thereon. Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrower hereunder to pay any amount owing with respect to the Obligations. Upon the request of any Lender made through the Administrative Agent, the Borrower shall execute and deliver to such Lender a promissory note, which shall evidence such Lender’s Loans in addition to such accounts or records. Each such promissory note shall (a) in the case of the Term A Loans, be in the form of Exhibit B-1 (a “Term A Note”), (b) in the case of the Term B Loans, be in the form of Exhibit B-2 (a “Term B Note”), (c) in the case of the Term C Loans, be in the form of Exhibit B-3 (the “Term C Note”), and (d) in the case of the Term D Loans, be in the form of Exhibit B-4 (the “Term D Note”). Each Lender may attach schedules to its Note and endorse thereon the date, amount and maturity of its Loans and payments with respect thereto.

2.09 Computation of Interest.

All computations of interest shall be made on the basis of a 360-day year and actual days elapsed. Interest shall accrue on each Loan for the day on which such Loan is made, and shall not accrue on a Loan, or any portion thereof, for the day on which such Loan or such portion is paid.

2.10 Payments Generally.

(a) General. All payments to be made by the Loan Parties shall be made free and clear of and without condition or deduction (subject to Section 3.01) for any counterclaim, defense, recoupment or setoff. Subject to Section 9.03, all payments of principal, interest, Repayment Premium, Exit Fees and other fees on the Loans and all other Obligations payable by any Loan Party under the Loan Documents shall be due, without any presentment thereof, directly to the Lenders, at the respective Lending Offices of the Lenders; provided, that, if at the time of any such payment a Lender is a Defaulting Lender, such Defaulting Lender’s pro rata share of such payment shall be made directly to the Administrative Agent. The Loan Parties will make such payments in Dollars, in immediately available funds not later than 12:00 p.m. noon on the date due, marked for attention as indicated, or in such other manner or to such other account in any United States bank as the Lenders may from time to time direct in writing. All payments received by the Lenders after 12:00 p.m. noon may, in the

Administrative Agent’s sole discretion (at the direction of the Required Lenders), be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue. If any payment to be made by the Loan Parties shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected in computing interest.

(b) Obligations of Lenders Are Several. The obligations of the Lenders hereunder to make Loans and to make payments pursuant to Section 12.04(d) are several and not joint. The failure of any Lender to make any Loan or to make any payment under Section 12.04(d) on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Loan or to make its payment under Section 12.04(d).

(c) Funding Source. Nothing herein shall be deemed to obligate any Lender to obtain the funds to make any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds to make any Loan in any particular place or manner.

2.11 Sharing of Payments by Lenders.

If any Lender shall, by exercising any right of setoff or otherwise, obtain payment in respect of any principal of or interest on its portion of any of the Loans or Repayment Premium or Exit Fees in connection therewith resulting in such Lender’s receiving payment of a proportion of the aggregate amount of the Loans and accrued interest thereon and Repayment Premium or Exit Fees in connection therewith greater than its pro rata share thereof as provided herein, then such Lender shall (a) notify the Administrative Agent of such fact and (b) purchase for cash at face value participations in the portions of the Loans of the other Lenders pursuant to documentation satisfactory to the Administrative Agent, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of, accrued interest on and Repayment Premium or Exit Fees in connection with their respective portions of the Loans and other amounts owing them; provided, that:

(i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price shall be restored to the extent of such recovery, without interest; and

(ii) the provisions of this Section 2.11 shall not be construed to apply to (x) any payment made by or on behalf of the Borrower pursuant to and in accordance with the express terms of this Agreement (including the application of funds arising from the existence of a Defaulting Lender) or (y) any payment obtained by a Lender as consideration for the assignment of or sale of any participation in any of its portion of the Loans to any assignee or participant, other than an assignment to Parent, the Borrower or any Subsidiary (as to which the provisions of this Section shall apply).

Each Loan Party consents to the foregoing and agrees, to the extent it may effectively do so under applicable Law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against such Loan Party rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of such Loan Party in the amount of such participation.

2.12 Defaulting Lenders.

(a) Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as that Lender is no longer a Defaulting Lender, to the extent permitted by applicable Law:

(i) Waivers and Amendment. The Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in Section 12.01.

(ii) Reallocation of Payments. Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of that Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article IX or otherwise, and including any amounts made available to the Administrative Agent by that Defaulting Lender pursuant to Section 12.08), shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by that Defaulting Lender to the Administrative Agent hereunder; second, as the Borrower may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which that Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; third, if so determined by the Administrative Agent and the Borrower, to be held in a non-interest bearing deposit account and released in order to satisfy obligations of that Defaulting Lender to fund Loans under this Agreement; fourth, to the payment of any amounts owing to the Lenders as a result of any judgment of a court of competent jurisdiction obtained by any Lender against that Defaulting Lender as a result of that Defaulting Lender’s breach of its obligations under this Agreement; fifth, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against that Defaulting Lender as a result of that Defaulting Lender’s breach of its obligations under this Agreement; and sixth, to that Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided, that, if (x) such payment is a payment of the principal amount of any Loans in respect of which that Defaulting Lender has not fully funded its appropriate share and (y) such Loans were made at a time when the conditions set forth in Section 5.02 were satisfied or waived, such payment shall be applied solely to pay the Loans of all non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of that Defaulting Lender. Any payments, prepayments, repayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender pursuant to this Section 2.12 (a)(ii) shall be deemed paid to and redirected by that Defaulting Lender, and each Lender irrevocably consents hereto.

(b) Defaulting Lender Cure. If the Borrower and the Administrative Agent agree in writing in their sole discretion that a Defaulting Lender should no longer be deemed to be a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein, that Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while that Lender was a Defaulting Lender; provided, further, that, except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender having been a Defaulting Lender.

ARTICLE III

TAXES

3.01 Taxes.

(a) Any and all payments by or on account of any obligation of any Loan Party under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by applicable law. If any applicable law (as determined in the good faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment by a Withholding Agent, then the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law and, if such Tax is an Indemnified Tax, then the sum payable by the applicable Loan Party shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(b) The Loan Parties shall timely pay to the relevant Governmental Authority in accordance with applicable law, or at the option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes.

(c) The Loan Parties shall jointly and severally indemnify each Recipient, within ten (10) days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(d) Each Lender shall severally indemnify the Administrative Agent, within 10 days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that any Loan Party has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Loan Parties to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 12.06(d) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this paragraph (d).

(e) As soon as practicable after any payment of Taxes by any Loan Party to a Governmental Authority pursuant to this Section 3.01, the Loan Party shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(f)

(i) Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 3.01(f)(ii)(A), (ii)(B) and (ii)(D) of this Section) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii) Without limiting the generality of the foregoing,

(A) any Lender that is a U.S. Person shall deliver to the Borrower and the Administrative Agent on or about the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed copies of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;

(B) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or about the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), whichever of the following is applicable:

(1) in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed copies of IRS Form W-8BEN or IRS Form W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN or IRS Form W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(2) executed copies of IRS Form W-8ECI;

(3) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit F-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Borrower within the meaning of Section 871(h)(3)(B) of the Code, or a “controlled foreign corporation” related to any Loan Party described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed copies of IRS Form W-8BEN or IRS Form W-8BEN-E; or

(4) to the extent a Foreign Lender is not the beneficial owner, executed copies of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN, IRS Form W-8BEN-E, a U.S. Tax Compliance Certificate substantially in the form of Exhibit F-2 or Exhibit F-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit F-4 on behalf of each such direct and indirect partner;

(C) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or about the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed copies of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made; and

(D) if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount, if any, to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so.

(g) If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section (including by the payment of additional amounts pursuant to this Section), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this clause (g) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this clause (g), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this clause (g) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This clause (g) shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(h) For purposes of Sections 1272, 1273, and 1275 of the Code, the Loans are deemed to be made with original issue discount. Requests for information regarding the issue price, amount of original issue discount, issue date and yield to maturity on the Loans shall be directed to the Borrower care of Chief Financial Officer at: kathys@ars-pharma.com.

(i) For purposes of this Section 3.01, the term “applicable law” includes FATCA.

3.02 Survival.

Each party’s obligations under this Article III shall survive the Facility Termination Date or the replacement of the Administrative Agent.

ARTICLE IV

GUARANTY

4.01 The Guaranty.

Each of the Guarantors hereby jointly and severally guarantees to each Secured Party and the Administrative Agent as hereinafter provided, as primary obligor and not as surety, the prompt payment of the Obligations of the Loan Parties in full when due (whether at stated maturity, as a mandatory prepayment, by acceleration or otherwise) strictly in accordance with the terms thereof. The Guarantors hereby further agree that if any of the Obligations are not paid in full when due (whether at stated maturity, as a mandatory prepayment, by acceleration or otherwise), the Guarantors will, jointly and severally, promptly pay the same, without any demand or notice whatsoever, and that in the case of any extension of time of payment or renewal of any of the Obligations, the same will be promptly paid in full when due (whether at extended maturity, as a mandatory prepayment, by acceleration or otherwise) in accordance with the terms of such extension or renewal.

Notwithstanding any provision to the contrary contained herein or in any other of the Loan Documents, the obligations of each Guarantor under this Agreement and the other Loan Documents shall be limited to an aggregate amount equal to the largest amount that would not render such obligations subject to avoidance under the Debtor Relief Laws or any comparable provisions of any applicable state or federal law.

4.02 Obligations Unconditional.

The obligations of the Guarantors under Section 4.01 are joint and several, absolute and unconditional, irrespective of the value, genuineness, validity, regularity or enforceability of any of the Loan Documents, or any other agreement or instrument referred to therein, or any substitution, release, impairment or exchange of any other guarantee of or security for any of the Obligations, and, to the fullest extent permitted by applicable law, irrespective of any law or regulation or other circumstance whatsoever which might otherwise constitute a legal or equitable discharge or defense of a surety or guarantor, it being the intent of this Section 4.02 that the obligations of the Guarantors hereunder shall be absolute and unconditional under any and all circumstances. Each Guarantor agrees that such Guarantor shall have no right of subrogation, indemnity, reimbursement or contribution against the Borrower or any other Guarantor for amounts paid under this Article IV until the Facility Termination Date. Without limiting the generality of the foregoing, it is agreed that, to the fullest extent permitted by law, the occurrence of any one or more of the following shall not alter or impair the liability of any Guarantor hereunder, which shall remain absolute and unconditional as described above:

(a) at any time or from time to time, without notice to any Guarantor, the time for any performance of or compliance with any of the Obligations shall be extended, or such performance or compliance shall be waived;

(b) any of the acts mentioned in any of the provisions of any of the Loan Documents, or any other agreement or instrument referred to in the Loan Documents shall be done or omitted;

(c) the maturity of any of the Obligations shall be accelerated, or any of the Obligations shall be modified, supplemented or amended in any respect, or any right under any of the Loan Documents including any change in the purpose of, an extension of or increase in any facility or the addition of any new facility under the Loan Documents or other document, or any other agreement or instrument referred to in the Loan Documents shall be waived or any other guarantee of any of the Obligations or any security therefor shall be released, impaired or exchanged in whole or in part or otherwise dealt with;

(d) any Lien granted to, or in favor of, any Secured Party as security for any of the Obligations shall fail to attach or be perfected;

(e) any of the Obligations shall be determined to be void or voidable (including, without limitation, for the benefit of any creditor of any Guarantor) or shall be subordinated to the claims of any Person (including, without limitation, any creditor of any Guarantor); or

(f) any insolvency or similar proceedings.

With respect to its obligations hereunder, each Guarantor hereby expressly waives diligence, presentment, demand of payment, protest and all notices whatsoever, and any requirement that the Secured Parties exhaust any right, power or remedy or proceed against any Person under any of the Loan Documents, or any other agreement or instrument referred to in the Loan Documents, or against any other Person under any other guarantee of, or security for, any of the Obligations.

4.03 Reinstatement.

The obligations of the Guarantors under this Article IV shall be automatically reinstated if and to the extent that for any reason any payment by or on behalf of any Person in respect of the Obligations is rescinded or must be otherwise restored by any holder of any of the Obligations, whether as a result of any proceedings in bankruptcy or reorganization or otherwise, and each Guarantor agrees that it will indemnify the Secured Parties on demand for all reasonable costs and expenses (including, without limitation, the fees, charges and disbursements of counsel) incurred by the Secured Parties in connection with such rescission or restoration, including any such costs and expenses incurred in defending against any claim alleging that such payment constituted a preference, fraudulent transfer or similar payment under any bankruptcy, insolvency or similar law.

4.04 Certain Additional Waivers.

Each Guarantor agrees that such Guarantor shall have no right of recourse to security for the Obligations, except through the exercise of rights of subrogation pursuant to Section 4.02 and through the exercise of rights of contribution pursuant to Section 4.06.

4.05 Remedies.

The Guarantors agree that, to the fullest extent permitted by law, as between the Guarantors, on the one hand, and the Secured Parties, on the other hand, the Obligations may be declared to be forthwith due and payable as provided in Section 9.02 (and shall be deemed to have become automatically due and payable in the circumstances provided in said Section 9.02) for purposes of Section 4.01 notwithstanding any stay, injunction or other prohibition preventing such declaration (or preventing the Obligations from becoming automatically due and payable) as against any other Person and that, in the event of such declaration (or the Obligations being deemed to have become automatically due and payable), the Obligations (whether or not due and payable by any other Person) shall forthwith become due and payable by the Guarantors for purposes of Section 4.01. The Guarantors acknowledge and agree that their obligations hereunder are secured in accordance with the terms of the Collateral Documents and that the Secured Parties may exercise their remedies thereunder in accordance with the terms thereof.

4.06 Rights of Contribution.

The Guarantors agree among themselves that, in connection with payments made hereunder, each Guarantor shall have contribution rights against the other Guarantors as permitted under applicable law. Such contribution rights shall be subordinate and subject in right of payment to the obligations of such Guarantors under the Loan Documents and no Guarantor shall exercise such rights of contribution until the Facility Termination Date.

4.07 Guarantee of Payment; Continuing Guarantee.

The guarantee in this Article IV is a guaranty of payment and not of collection, is a continuing guarantee, and shall apply to all Obligations whenever arising.

4.08 Guarantor Intent

Without prejudice to generality of Section 4.02, each Guarantor expressly confirms that it intends that this Guaranty shall extend from time to time to any (however fundamental) variation, increase, extension or addition of or to any of the Loan Documents, Collateral and/or any facility or amount made available under any of the Loan Documents for the purposes of or in connection with any of the following: business acquisitions of any nature; increasing working capital; enabling investor distributions to be made; carrying out restructurings; refinancing existing facilities; refinancing any other indebtedness; making facilities available to new borrowers; any other variation or extension of the purposes for which any such facility or amount might be made available from time to time; and any fees, costs and/or expenses associated with any of the foregoing.

ARTICLE V

CONDITIONS PRECEDENT TO BORROWINGS

5.01 Conditions to Initial Borrowing.

This Agreement shall become effective upon, and the obligation of each Lender to make its portion of the Term A Loans to be advanced on the Closing Date is subject to satisfaction of the following conditions precedent:

(a) Loan Documents. Receipt by the Administrative Agent of executed counterparts of this Agreement and the other Loan Documents, each properly executed by a Responsible Officer of the signing Loan Party and each other party to such Loan Documents, in each case in form and substance satisfactory to the Administrative Agent and the Lenders.

(b) Opinions of Counsel. Receipt by the Administrative Agent of a legal opinion of Cooley LLP, counsel to the Loan Parties, addressed to the Administrative Agent and each Lender, dated as of the Closing Date and in form and substance satisfactory to the Administrative Agent and the Lenders.

(c) Financial Statements; Due Diligence. The Administrative Agent shall have received the Audited Financial Statements, the Interim Financial Statements and such other reports, statements and due diligence items as the Administrative Agent or any Lender shall request.

(d) No Material Adverse Effect. Since December 31, 2024, there shall not have occurred any event or condition that has had or could reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

(e) Litigation. There shall not exist any action, suit, investigation or proceeding pending or threatened in writing in any court or before an arbitrator or Governmental Authority not disclosed on Schedule 6.06 that could reasonably be expected, either individually or in the aggregate, to result in liabilities (excluding any incurred or expected legal fees and expenses related thereto) in excess of $[***].

(f) Organization Documents, Resolutions, Etc. Receipt by the Administrative Agent of the following, in form and substance satisfactory to the Administrative Agent and the Lenders:

(i) copies of the Organization Documents of each Loan Party certified to be true and complete as of a recent date by the appropriate Governmental Authority of the state or other jurisdiction of its incorporation or organization, where applicable, and certified by a secretary, assistant secretary or other Responsible Officer of such Loan Party to be true and correct as of the Closing Date;

(ii) such certificates of resolutions, shareholder resolutions or other action, incumbency certificates and/or other certificates of Responsible Officers of each Loan Party as the Administrative Agent and the Lenders may require evidencing the identity, authority and capacity of each Responsible Officer thereof and each Responsible Financial Officer thereof authorized to act as a Responsible Officer or a Responsible Financial Officer in connection with this Agreement and the other Loan Documents to which such Loan Party is a party; and

(iii) such documents and certifications as the Administrative Agent and the Lenders may require to evidence that each Loan Party is duly organized, incorporated or formed, and is validly existing, in good standing and qualified to engage in business in its state of organization or formation, including certificates of good standing or status in all applicable jurisdictions.

(g) Perfection and Priority of Liens. Receipt by the Administrative Agent of the following, each of which shall be in form and substance satisfactory to the Administrative Agent and the Lenders:

(i) searches of Uniform Commercial Code filings in the jurisdiction of formation of each Loan Party or where a filing would need to be made in order to perfect the Administrative Agent’s security interest in the Collateral, copies of the financing statements on file in such jurisdictions, evidence that no Liens exist other than Permitted Liens;

(ii) UCC financing statements suitable in form for each appropriate jurisdiction as is necessary, in the Administrative Agent’s sole discretion, to perfect the Administrative Agent’s security interest in the Collateral;

(iii) searches of ownership of, and Liens on, the Company Intellectual Property of each Loan Party in the appropriate governmental offices;

(iv) duly executed IP Security Agreements as are necessary or, in the opinion of the Required Lenders, desirable to perfect the Administrative Agent’s security interest in the Company Intellectual Property of the Loan Parties;

(v) subject to Section 7.21, all certificates evidencing any certificated Equity Interests pledged to the Administrative Agent pursuant to the Pledge Agreement, together with duly executed in blank and undated stock powers attached thereto;

(vi) subject to Section 7.21, Collateral Access Agreements from each landlord of a Loan Party and each other Person (A) at the location of the chief executive office or headquarters of each such Loan Party or (B) that has possession of any books and records of a Loan Party or more than $[***] of other Collateral;

(vii) evidence that all Deposit Accounts of the Loan Parties (other than Excluded Accounts) are subject to Deposit Account Control Agreements; and

(viii) perfection actions, including, without limitation, searches, certifications, notices and any other items required pursuant to or reasonably requested in connection with the Collateral Documents to be executed on the Closing Date.

(h) Evidence of Insurance. Receipt by the Administrative Agent of insurance certificates of the Loan Parties evidencing liability and casualty insurance meeting the requirements set forth in the Loan Documents, including, but not limited to, subject to Section 7.21, naming the Administrative Agent as additional insured (in the case of liability insurance) or lender’s loss payee (in the case of casualty and property insurance) on behalf of the Secured Parties.

(i) Closing Certificate. Receipt by the Administrative Agent and the Lenders of a certificate signed by a Responsible Financial Officer of Parent certifying, as of the Closing Date, (i) that the conditions specified in Sections 5.01(d), (e) and (j) and 5.02(a) and (b) have been satisfied, (ii) that Parent and its Subsidiaries (after giving effect to the Transactions and the incurrence of Indebtedness related thereto) are Solvent on a consolidated basis, (iii) the calculation of the Revenue Base for the fiscal quarter immediately preceding the Closing Date and for the trailing 12-month period ending as of the last day of such fiscal quarter, (iv) that Parent and its Subsidiaries have no Indebtedness for borrowed money, other than Indebtedness permitted by Section 8.03, (v) that neither Parent nor any Subsidiary has outstanding any Disqualified Capital Stock and (vi) as true and complete an attached description of all intercompany Indebtedness of Parent and its Subsidiaries.

(j) Governmental and Third Party Approvals. Parent and its Subsidiaries shall have received all required governmental, shareholder and third-party consents and approvals necessary in connection with the transactions contemplated by this Agreement and the other Loan Documents, and all applicable waiting periods shall have expired without any action being taken by any Person that could reasonably be expected to restrain, prevent or impose any material adverse conditions on Parent or any of its Subsidiaries or such other transactions or that could seek to threaten any of the foregoing, and no law or regulation shall be applicable which could reasonably be expected to have such effect.

(k) Fees. Receipt by the Administrative Agent and the Lenders of any fees required to be paid hereunder or under the other Loan Documents on or before the Closing Date (which may be netted from the Term A Borrowing on the Closing Date).

(l) Note. To the extent requested by a Lender pursuant to Section 2.08, each such Lender shall have received a Term A Note duly executed and delivered by a Responsible Officer of the Borrower.

(m) Excluded Subsidiaries. As of the Closing Date, the only Excluded Subsidiary is ARS Pharmaceuticals IRL, Limited.

(n) Costs; Expenses. The Loan Parties shall have paid all reasonable and documented expenses, fees and charges of the Lenders and Administrative Agent incurred in connection with the Loan Documents, including all documented expenses, fees, charges and disbursements of counsel to the Lenders and Administrative Agent and all due diligence expenses of the Lenders, in each case, incurred on or prior to the Closing Date, plus such additional amounts of such fees, charges and disbursements as shall constitute their reasonable estimate of such fees, charges and disbursements incurred or to be incurred by it through the closing proceedings (provided, that, such estimate shall not thereafter preclude a final settling of accounts between the Borrower, the Lenders and the Administrative Agent), in each case, to the extent an invoice therefor is sent at least one (1) Business Day prior to the Closing Date.

(o) Other. Receipt by the Administrative Agent and the Lenders of such other documents, instruments, agreements and information as requested by the Administrative Agent or any Lender, including, but not limited to, information regarding litigation, tax, accounting, labor, insurance, pension liabilities (actual or contingent), real estate leases, material contracts, license agreements, debt agreements, property ownership, environmental matters, contingent liabilities and management of Parent and its Subsidiaries.

5.02 Conditions to all Borrowings.

The obligation of each Lender to honor any Loan Notice is subject to the following conditions precedent:

(a) Representations and Warranties. The representations and warranties of the Borrower and each other Loan Party contained in Article VI or any other Loan Document, or which are contained in any document furnished at any time under or in connection herewith or therewith, shall be true and correct in all material respects (and in all respects if any such representation or warranty is already qualified by materiality or reference to Material Adverse Effect) on and as of the date of such Borrowing, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct in all material respects (and in all respects if any such representation or warranty is already qualified by materiality or reference to Material Adverse Effect) as of such earlier date.

(b) No Default. No Default or Event of Default shall exist or would result from such proposed Borrowing or from the application of the proceeds thereof.

(c) No Material Adverse Effect. Since the date of the Audited Financial Statements, there shall not have occurred any event or condition that has had or could reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

(d) Loan Notice. The Administrative Agent shall have received a Loan Notice in accordance with the requirements hereof.

(e) Draw Conditions. (i) With respect to the Term C Borrowing, the Term C Draw Conditions shall have been satisfied, and (ii) with respect to the Term D Borrowing, the Term D Draw Conditions shall have been satisfied.

Each Loan Notice submitted by the Borrower shall be deemed to be a representation and warranty that the conditions specified in Section 5.02 have been satisfied as of the date of the applicable Borrowing.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES

Each Loan Party represents and warrants to the Administrative Agent and the Lenders, on the Closing Date, each Delayed Draw Borrowing Date and each other date required by a Loan Document, that:

6.01 Existence, Qualification and Power.

Each Loan Party and each of its Subsidiaries (a) is duly organized, incorporated or formed, validly existing and (where such concept exists in the case of Non-U.S. Subsidiaries) in good standing under the Laws of the jurisdiction of its incorporation or organization, (b) has all requisite power and authority and all requisite Permits, governmental licenses, authorizations, consents and approvals to (i) own or lease its assets and carry on its business and (ii) execute, deliver and perform its obligations under the Loan Documents to which it is a party and to consummate the Transactions to which it is a party, and (c) is duly qualified and is licensed and in good standing under the Laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification or license; except in each case referred to in clause (b)(i) or (c), to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect.

6.02 Authorization; No Contravention.

The execution, delivery and performance by each Loan Party of each Loan Document to which such Person is party have been duly authorized by all necessary corporate or other organizational action, and do not (a) contravene the terms of any of such Person’s Organization Documents, (b) conflict with or result in any material breach or contravention of, or the creation of any Lien under, or require any payment to be made under any material indenture, credit agreement, or promissory note evidencing Indebtedness or any other material Contractual Obligation to which such Person is a party or affecting such Person or the properties of such Person or any of its Subsidiaries or (c) conflict with or result in any breach or contravention of, or the creation of any Lien under, or require any payment to be made under any order, judgment, injunction, writ or decree of any Governmental Authority or any arbitral award to which such Person or its property is subject, or (d) violate any applicable Law (including, without limitation, Regulation U or Regulation X issued by the FRB).

6.03 Governmental Authorization; Other Consents.

No approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority or any other Person is necessary or required in connection with the execution, delivery or performance by, or enforcement against, any Loan Party of this Agreement or any other Loan Document other than (a) those that have already been obtained and are in full force and effect, (b) filings to perfect the Liens created by the Collateral Documents and (c) the filing of any applicable reports under securities laws.

6.04 Binding Effect.

Each Loan Document has been duly executed and delivered by each Loan Party that is party thereto. Each Loan Document constitutes a legal, valid and binding obligation of each Loan Party that is party thereto, enforceable against each such Loan Party in accordance with its terms, subject to applicable Debtor Relief Laws or other Laws affecting creditors’ rights generally and subject to general principles of equity.

6.05 Financial Statements; No Material Adverse Effect.

(a) The Audited Financial Statements (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein, (ii) fairly present in all material respects the financial condition of Parent and its Subsidiaries as of the date thereof and their results of operations for the period covered thereby in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein, and (iii) show all material indebtedness and other material liabilities, direct or contingent, of Parent and its Subsidiaries as of the date thereof, including material liabilities for taxes, commitments and Indebtedness.

(b) The Interim Financial Statements (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein, (ii) fairly present in all material respects the financial condition of Parent and its Subsidiaries as of the date thereof and their results of operations for the period covered thereby, subject, in the case of clauses (i) and (ii), to normal year-end audit adjustments, and (iii) show all material indebtedness and other material liabilities, direct or contingent, of Parent and its Subsidiaries as of the date thereof, including material liabilities for taxes, material commitments and Indebtedness.

(c) From the date of the Audited Financial Statements to and including the Closing Date, there has been no Disposition, or any Involuntary Disposition, of any material part of the business or property of any Loan Party or any Subsidiary, and no purchase or other acquisition by any of them of any business or property (including any Equity Interests of any other Person) material to any Loan Party or any Subsidiary (taken as a whole), in each case, which is not reflected in the foregoing financial statements or in the notes thereto and has not otherwise been disclosed in writing to the Lenders on or prior to the Closing Date.

(d) The consolidated financial statements of Parent and its Subsidiaries furnished to the Administrative Agent and the Lenders pursuant to Section 7.01(a) and (b) have been prepared in accordance with GAAP, consistently applied, and present fairly in all material respects (on the basis disclosed in the footnotes to such financial statements) the consolidated financial condition of the Persons covered thereby as at the dates thereof and the results of their operations for the periods then ended.

(e) Since the date of the Audited Financial Statements, there has been no event or circumstance, either individually or in the aggregate, that has had or could reasonably be expected to have a Material Adverse Effect.

6.06 Litigation.

Other than as set forth on Schedule 6.06, there are no actions, suits, proceedings, claims or disputes pending, threatened or contemplated, at law, in equity, in arbitration or before any Governmental Authority, by or against any Loan Party or any of its Subsidiaries or against any of their properties or revenues that (a) purport to affect or pertain to this Agreement or any other Loan Document, or any of the transactions contemplated hereby or (b) either individually or in the aggregate, could reasonably be expected to have an adverse effect in any material respect on the Product Development and Commercialization Activities or result in (i) as of the Closing Date, liabilities (excluding any incurred or expected legal fees and expenses related thereto) in excess of $[***] and (ii) as of any Delayed Draw Borrowing Date, liabilities (excluding any incurred or expected legal fees and expenses related thereto) in excess of $[***].

6.07 [Reserved].

6.08 Ownership of Property; Liens.

Each Loan Party and its Subsidiaries has good record and marketable title in fee simple to, or valid leasehold interests in, all real property necessary or used in the ordinary conduct of its business. The property of each Loan Party and its Subsidiaries is subject to no Liens, other than Permitted Liens.

6.09 Environmental Compliance.

(a) Each of the Company Facilities and all operations at the Company Facilities are in compliance in all material respects with all applicable Environmental Laws, and there is no violation in any material respect of any Environmental Law with respect to the Company Facilities or the Businesses, and there are no conditions relating to the Company Facilities or the Businesses, that could give rise to liability that, individually or in the aggregate, could reasonably be expected to exceed the Threshold Amount under any applicable Environmental Laws.

(b) None of the Company Facilities contains, or has previously contained, any Hazardous Materials at, on or under the Company Facilities in amounts or concentrations that constitute or constituted a violation in any material respect of Environmental Laws, or could reasonably be expected to give rise to liability under Environmental Laws that, individually or in the aggregate, could exceed the Threshold Amount.

(c) Neither any Loan Party nor any Subsidiary has received any written or verbal notice of, or inquiry from any Governmental Authority regarding, any violation, alleged violation, non-compliance, liability or potential liability regarding environmental matters or compliance with Environmental Laws with regard to any of the Company Facilities or the Businesses that could reasonably be expected to give rise to liability that, individually or in the aggregate, could exceed the Threshold Amount, nor does any Responsible Officer of any Loan Party have knowledge or reason to believe that any such notice will be received or is being threatened.

(d) Hazardous Materials have not been transported or disposed of from the Company Facilities, or generated, treated, stored or disposed of at, on or under any of the Company Facilities or any other location, in each case by or on behalf of any Loan Party or any Subsidiary in violation in any material respect of any applicable Environmental Law, or in a manner that could reasonably be expected to give rise to liability under any applicable Environmental Law that, individually or in the aggregate, could exceed the Threshold Amount.

(e) No judicial proceeding or governmental or administrative action is pending or, to the knowledge of the Loan Parties, threatened, under any Environmental Law to which any Loan Party or any Subsidiary is or will be named as a party, nor are there any consent decrees or other decrees, consent orders, administrative orders or other orders, or other administrative or judicial requirements outstanding under any Environmental Law with respect to any Loan Party, any Subsidiary, the Company Facilities or the Businesses.

(f) There has been no release or threat of release of Hazardous Materials at or from the Company Facilities, or arising from or related to the operations (including, without limitation, disposal) of any Loan Party or any Subsidiary in connection with the Company Facilities or otherwise in connection with the Businesses, in violation in any material respect of Environmental Laws, or in amounts or in a manner that could give rise to liability under Environmental Laws that could reasonably be expected to, individually or in the aggregate, exceed the Threshold Amount.

6.10 Insurance.

(a) The properties of Parent and its Subsidiaries are insured with financially sound and reputable insurance companies that are not Affiliates of such Persons, in such amounts, with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where Parent or its applicable Subsidiary operates. The insurance coverage of Parent and its Subsidiaries as in effect on the Closing Date is outlined as to carrier, policy number, expiration date, type, coverage amounts and deductibles on Schedule 6.10.

(b) Parent and its Subsidiaries maintain, if available, fully paid flood hazard insurance on all real property that is located in a special flood hazard area in the United States and that constitutes Collateral on such terms and in such amounts as required by The National Flood Insurance Reform Act of 1994 or as otherwise required by the Administrative Agent or the Required Lenders.

6.11 Taxes.

(a) Each of the Loan Parties and their Subsidiaries have filed all federal, state and other tax returns and reports required to be filed by it, and have paid all federal, state and other taxes, assessments, governmental fees and other governmental charges levied or imposed upon them or their properties, income or assets otherwise due and payable, except (a) those which are being contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves have been provided in accordance with GAAP or (b) to the extent failure to do so could not reasonably be expected to result in a Material Adverse Effect. Other than as set forth on Schedule 6.11(a), as of the Closing Date, none of the Loan Parties or their Subsidiaries has received from any Governmental Authority any proposed tax assessment that would, if made, exceed the Threshold Amount.

(b) As of the Closing Date, none of the Loan Parties has received from any Governmental Authority any notice of any claims or investigations that are pending, or to the knowledge of any Loan Party, threatened with respect to any Taxes of a Loan Party or any Subsidiary that have not been resolved in full and could reasonably be expected to result in liabilities of a Loan Party or Subsidiary in an amount in excess of the Threshold Amount.

6.12 ERISA Compliance.

(a) Each Plan is in compliance, in both form and operation, in all material respects with the applicable provisions of ERISA, the Code and other federal or state laws. Each Pension Plan that is intended to be a qualified plan under Section 401(a) of the Code has received and continues to be entitled to rely on a favorable determination letter (or is entitled to rely on a current advisory or opinion letter issued to a volume submitter or prototype plan provider) from the IRS to the effect that the form of such Plan is qualified under Section 401(a) of the Code and the trust related thereto has been determined by the IRS to be exempt from federal income tax under Section 501(a) of the Code or an application for such a letter is currently pending with the IRS. To the knowledge of the Loan Parties, nothing has occurred that would prevent, or cause the loss of, such tax-qualified status.

(b) There are no pending or, to the knowledge of the Loan Parties, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan that could reasonably be expected to have a Material Adverse Effect. There has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan that has resulted or could reasonably be expected to result in a Material Adverse Effect.

(c) (i) No ERISA Event has occurred and none of Parent and any ERISA Affiliate is aware of any fact, event or circumstance that could reasonably be expected to constitute or result in an ERISA Event with respect to any Pension Plan, (ii) Parent and each ERISA Affiliate has met all material and applicable requirements under the Pension Funding Rules in respect of each Pension Plan, and no waiver of the minimum funding standards under the Pension Funding Rules has been applied for or obtained, (iii) as of the most recent valuation date for any Pension Plan, the funding target attainment percentage (as defined in Section 430(d)(2) of the Code) is [***] and none of Parent and any ERISA Affiliate knows of any facts or circumstances that could reasonably be expected to cause the funding target attainment percentage for any such plan to drop below [***] as of the next valuation date, (iv) none of Parent and any ERISA Affiliate has incurred any liability to the PBGC other than for the payment of premiums, and there are no premium payments which have become due that are unpaid, (v) none of Parent and any ERISA Affiliate has engaged in a transaction that could be subject to Section 4069 or Section 4212(c) of ERISA, and (vi) no Pension Plan has been terminated by the plan administrator thereof nor by the PBGC, and no event or circumstance has occurred or exists that could reasonably be expected to cause the PBGC to institute proceedings under Title IV of ERISA to terminate any Pension Plan.

(d) None of Parent and any ERISA Affiliate has established or otherwise has any liability with respect to a “welfare plan”, as such term is defined in Section 3(1) of ERISA, that either provides post-employment welfare benefits other than as required by Section 4980B of the Code (or similar state law) or is a health or life insurance plan that is not fully insured by a Third Party insurance company.

6.13 Subsidiaries and Capitalization; Management Fees.

(a) Set forth on Schedule 6.13(a) is a complete and accurate list as of the Closing Date of each Subsidiary, together with (i) jurisdiction of organization, (ii) number of shares of each class of Equity Interests outstanding, (iii) number and percentage of outstanding shares of each class owned (directly or indirectly) by any Loan Party or any Subsidiary, (iv) number and effect, if exercised, of all outstanding options, warrants, rights of conversion or purchase and all other similar rights with respect thereto and (v) identification of each Subsidiary that is an Excluded Subsidiary.

(b) All issued and outstanding Equity Interests of Parent and each of its Subsidiaries are duly authorized and validly issued, fully paid, non-assessable, free and clear of all Liens and such Equity Interests were issued in compliance with all applicable Laws. As of the Closing Date, except as described on Schedule 6.13(b), there are no outstanding commitments or other obligations of Parent or any Subsidiary to issue, and no rights of any Person to acquire, any shares of any Equity Interests of Parent or any of its Subsidiaries. There are no voting agreements among Parent’s equity holders with respect to any other aspect of Parent’s or any Subsidiary’s affairs, except as set forth on Schedule 6.13(b).

(c) Except as set forth on Schedule 6.13(c), as of the Closing Date, no Loan Party, nor any of their respective Subsidiaries, directly or indirectly, are obligated to pay any management, consulting, transaction or similar advisory fees (other than normal and reasonable compensation (including in the form of Equity Interests) and reimbursement of expenses of officers and directors in the ordinary course of business) to or for the account of any officer, director or holder (or any Affiliate of any holder) of at least [***]% of the Equity Interests of such Person.

6.14 Margin Regulations; Investment Company Act.

(a) None of Parent or any Subsidiary is engaged in the business of extending credit for the purpose of buying or carrying margin stock, and no proceeds of the Loans will be used to purchase or carry margin stock or otherwise for a purpose which violates, or would be inconsistent with, F.R.S. Board Regulation U or Regulation X. Terms for which meanings are provided in F.R.S. Board Regulation U or Regulation X or any regulations substituted therefor, as from time to time in effect, are used in this clause with such meanings.

(b) No Loan Party, any Person Controlling any Loan Party, or any Subsidiary is or is required to be registered as an “investment company” under the Investment Company Act of 1940.

6.15 Disclosure.

Each Loan Party has disclosed to the Administrative Agent and the Lenders all agreements, instruments and corporate or other restrictions to which it or any of its Subsidiaries is subject, and all other matters known to it, that, either individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect. No report, financial statement, certificate or other written information furnished (other than forward-looking information and projections and information of a general economic nature and general information about the Loan Parties’ industry) by or on behalf of any Loan Party to the Administrative Agent or any Lender in connection with the transactions contemplated hereby and the negotiation of this Agreement or delivered hereunder or under any other Loan Document (in each case, as modified or supplemented by other information so furnished) contains any material misstatement of fact or omits to state any fact necessary to make the statements therein, in the light of the circumstances under which they were made and taken as a whole, not misleading. Each Loan Party represents, with respect to projections, estimates, budgets and other forward-looking information, only that such information was prepared in good faith based on assumptions believed to be reasonable at the time such projections were prepared.

6.16 Compliance with Laws.

(a) Each Loan Party and each Subsidiary is in material compliance with the requirements of all Laws and all judgments, orders, writs, injunctions and decrees applicable to it or to its properties, except in such instances in which such requirement of Law or judgment, order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted.

(b) Parent and its Subsidiaries have all Permits, including Key Permits, necessary or required for the ownership, operation and conduct of their business and the testing and distribution of the Products. All such Permits are validly held and there are no defaults thereunder.

6.17 Intellectual Property; Licenses, Etc.

(a) Schedule 6.17 Part (a) sets forth a complete and accurate list, as of the Closing Date, of all: (i) registered and pending registrations for Copyrights owned by Parent or any of its Subsidiaries; (ii) Domain Names owned by Parent or any of its Subsidiaries; (iii) Patents (including all issued Patents and pending Patent applications) owned by Parent or any of its Subsidiaries; (iv) registered and pending registrations for Trademarks (including any pending Trademark applications) owned by Parent or any of its Subsidiaries; and (v) all Intellectual Property Licenses pursuant to which any Material Intellectual Property is licensed to Parent or any of its Subsidiaries. For each item of Intellectual Property listed on Schedule 6.17 Part (a), the Loan Parties have, where relevant, indicated on such schedule the owner of record, jurisdiction of application and/or registration, the application numbers, the registration or patent numbers and, with respect to any Intellectual Property owned (whether solely or jointly with others) by a Third Party, the Intellectual Property License pursuant to which that Intellectual Property is licensed to Parent or any of its Subsidiaries.

(b) Except as otherwise indicated on Schedule 6.17 Part (b), all registered Material Intellectual Property owned (whether solely or jointly with others) by Parent or any of its Subsidiaries, or for which Parent or any of its Subsidiaries controls the prosecution, maintenance or enforcement thereof, is in full force and effect, and has not expired, lapsed or been forfeited, cancelled or abandoned, with the exception of any Patents abandoned during the ordinary course of prosecution. Each of Parent and its Subsidiaries, have, since taking title to Material Intellectual Property owned (whether solely or jointly with others) by Parent or such Subsidiary, or since taking such control of Material Intellectual Property owned (whether solely or jointly with others) by a Third Party, performed all acts and have paid all required annuities, fees, costs, expenses and taxes, if any, to maintain such Material Intellectual Property in full force and effect, or have caused others to do the same. All documents filed or recorded with a patent office or other relevant Governmental Authority or registry by or on behalf of Parent or any of its Subsidiaries for the registration, recordation or issuance of Company Intellectual Property have been duly and properly filed and recorded. Other than as otherwise indicated on Schedule 6.17 Part (b), and with the exception with respect to Copyrights, Patents, and Trademarks of routine office actions during the ordinary course of prosecution, none of the Material Intellectual Property has been or is subject to any pending or outstanding injunction, directive, order, judgment, or other disposition of dispute that adversely restricts, or when any such pending dispute is concluded may adversely restrict, the use, transfer, registration, licensing or other exploitation of any such Material Intellectual Property, or otherwise adversely affects, or may adversely affect, the scope, validity, use, right to use, registrability, or enforceability of such Material Intellectual Property. Except as otherwise indicated on Schedule 6.17 Part (b), and with the exception with respect to Copyrights, Patents, and Trademarks of routine office actions during the ordinary course of prosecution, no other action or proceeding is pending that could reasonably be expected to result in any of the foregoing.

(c) Parent and its Subsidiaries own or have a valid license or other valid right to use all Material Intellectual Property, free and clear of any and all Liens, other than Permitted Liens, and, except as otherwise indicated on Schedule 6.17 Part (c), each of the Borrower and each of its Subsidiaries is the sole and exclusive owner of all right, title and interest in and to all Material Intellectual Property that is owned or purported to be owned by it; provided, however, that the foregoing will not be construed to be a representation or warranty with respect to Infringement. To the extent any Material Intellectual Property listed on Schedule 6.17 Part (a) was authored, developed, conceived or created, in whole or in part, for or on behalf of the Parent or any of its Subsidiaries by any Person, unless subject to a pre-existing work for hire agreement or prospective assignment of copyright, then the Borrower or such Subsidiary or their respective predecessors in interest, as applicable, entered into a written agreement with such Person in which such Person assigned all right, title and interest in and to such Material Intellectual Property to the Borrower or such Subsidiary, or their respective predecessors in interest, including the right to sue for and collect past damages, as applicable.

(d) Except as described in Schedule 6.17 Part (d), neither Parent nor any of its Subsidiaries has made any assignment or agreement in conflict with the security interest contemplated by the Loan Documents in any of the Company Intellectual Property and no license agreement to which Parent or any of its Subsidiaries is a party with respect to any of the Company Intellectual Property that is Material Intellectual Property or that otherwise constitutes Collateral conflicts with the security interest granted to the Administrative Agent, on behalf of the Lenders, pursuant to the terms of the Collateral Documents.

(e) Except as set forth on Schedule 6.17 Part (e), to the Loan Parties’ knowledge, no Person is Infringing any Material Intellectual Property (i) as of the Closing Date and (ii) after the Closing Date, in each case (clause (i) and (ii)), in a manner that could reasonably be expected to adversely affect in any material respect any Product Development and Commercialization Activities, and as of the Closing Date, no Loan Party has given notice to any Third Party alleging that such Third Party is Infringing any Material Intellectual Property. Except as set forth on Schedule 6.17 Part (e), none of Parent or any of its Subsidiaries has received any written notice or communication or, to the Loan Parties’ knowledge, any other notice challenging the validity, enforceability or infringement of any Patent of Parent or its Subsidiaries that constitutes Material Intellectual Property, including any notice under the Hatch-Waxman Amendments of the FDCA, the filing of an NDA or ANDA, a “process patent” request letter or request for access to any Drug Master File owned by Parent and its Subsidiaries.

(f) With respect to each Intellectual Property License listed on Schedule 6.17 Part (a) that comprises Material Intellectual Property such agreement (i) is in full force and effect and is binding upon and enforceable against Parent and its Subsidiaries party thereto and all other parties thereto in accordance with its terms, subject to applicable Debtor Relief Laws or other Laws affecting creditors’ rights generally and subject to general principles of equity, (ii) has not been amended or otherwise modified except as listed on Schedule 6.17 Part (a) and (iii) has not suffered a default or breach thereunder, in each case of the foregoing clauses (i), (ii) and (iii), (A) as of the Closing Date, and (B) after the Closing Date, in each case (clause (A) and (B)) as could not reasonably be expected to adversely affect in any material respect any Product Development and Commercialization Activities. To the Loan Parties’ knowledge, neither Parent nor any of its Subsidiaries has taken any action that would permit any other Person party to any such license agreement to have, and no such Person otherwise has, any defenses, counterclaims or rights of setoff thereunder (1) as of the Closing Date and (2) after the Closing Date, in each case (clause (A) and (B)) that could reasonably be expected to adversely affect in any material respect any Product Development and Commercialization Activities.

(g) Except as set forth on Schedule 6.17 Part (g) and with the exception with respect to Copyrights, Patents, and Trademarks of routine office actions during the ordinary course of prosecution, (i) no written claim, and no other claim known to Parent or any Subsidiary, has been made by any Third Party that alleges that the Material Intellectual Property, or the conduct or operation of its business of Parent or its Subsidiaries, including the development, manufacture, use, sale, provision or other commercialization of any Product, Infringes any Intellectual Property of that Third Party, in each case, (A) as of the Closing Date and (B) after the Closing Date, in each case (clause (A) and (B)) that could be reasonably expected to affect in any material respect any Product Development and Commercialization Activities and (ii) there is no basis for such a claim known to the Borrower or any Subsidiary.

(h) Parent and its Subsidiaries have used commercially reasonable efforts and precautions to protect their interests in, and the value and confidentiality of their respective Confidential Information (including any trade secrets therein).

(i) Except as set forth on Schedule 6.17 Part (i):

(A) as of the Closing Date the consummation of the transactions contemplated hereby and the exercise by the Administrative Agent or the Lenders of any right or remedy set forth in the Loan Documents will not constitute a breach or violation of, or otherwise affect the enforceability or approval of, any Intellectual Property Licenses pursuant to which any Material Intellectual Property is licensed to Parent or any of its Subsidiaries; and

(B) at any time after the Closing Date, except with respect to Excluded Property, the consummation of the transactions contemplated hereby and the exercise by the Administrative Agent or the Lenders of any right or remedy set forth in the Loan Documents will not constitute a breach or violation of, or otherwise affect the enforceability or approval of, any Intellectual Property Licenses pursuant to which any Material Intellectual Property is licensed to Parent or any of its Subsidiaries.

6.18 Solvency.

The Borrower is Solvent on an individual basis, and Parent and its Subsidiaries are Solvent on a consolidated basis.

6.19 Perfection of Security Interests in the Collateral.

The Collateral Documents create valid security interests in, and Liens on, the Collateral purported to be covered thereby, which security interests and Liens will be, upon the timely and proper filings, deliveries, notations and other actions contemplated in the Collateral Documents, perfected security interests and Liens (to the extent that such security interests and Liens can be perfected by such filings, deliveries, notations and other actions contemplated in the Collateral Documents), prior to all other Liens other than Permitted Liens.

6.20 Business Locations.

Set forth on Schedule 6.20(a) is a list of all real property that is owned or leased by the Loan Parties as of the Closing Date (with (x) a description of each real property that is Excluded Property, (y) a designation of whether such real property is owned or leased and (z) if any Loan Party maintains books and records at such real property). Set forth on Schedule 6.20(b) is the taxpayer identification number and organizational identification number of each Loan Party as of the Closing Date. The exact legal name and jurisdiction of organization of (a) the Borrower is as set forth on Schedule 6.20(b) and (b) each Guarantor is (i) as set forth on Schedule 6.20(b) or (ii) as set forth on Schedule 1 to the Joinder Agreement pursuant to which such Guarantor became a party hereto. Except as set forth on Schedule 6.20(c), no Loan Party has during the five years preceding the Closing Date (i) changed its legal name, (ii) changed its jurisdiction of organization, or (iii) been party to a merger, amalgamation, consolidation or such other structural change.

6.21 Sanctions Concerns; Anti-Corruption Laws; PATRIOT Act.

(a) Sanctions Concerns. No Loan Party, nor any Subsidiary, nor, to the knowledge of the Loan Parties and their Subsidiaries, any director, officer, employee, agent, Affiliate or representative thereof, (x) is an individual or entity that is, or is 50% or more owned or otherwise controlled by, any individual or entity that is (i) currently the subject or target of any Sanctions, (ii) included on OFAC’s List of Specially Designated Nationals and Blocked Persons, HMT’s Consolidated List of Financial Sanctions Targets and the Investment Ban List, or any similar list enforced by any other relevant sanctions authority, including Global Affairs Canada, or (iii) located, organized or resident in a Designated Jurisdiction or (y) is or has been (within the previous five years) engaged in any transaction with any Person who, at the time of such transaction was the subject of Sanctions or who is located, organized or residing in any Designated Jurisdiction. Parent and its Subsidiaries have conducted their businesses in compliance with all applicable Sanctions.

(b) Financial Crime Laws. The Loan Parties and their Subsidiaries have conducted their business in compliance in all material respects with the United States Foreign Corrupt Practices Act of 1977, as amended, the UK Bribery Act 2010, the Proceeds of Crime (Money Laundering) and Terrorist Financing Act (Canada), the Special Economic Measures Act (Canada), the Freezing Assets of Corrupt Foreign Officials Act, Part II.I of the Criminal Code (Canada), and other similar anti-corruption legislation in other applicable jurisdictions.

(c) PATRIOT Act. To the extent applicable, each of the Loan Parties and their Subsidiaries is in compliance, in all material respects, with (i) the Trading with the Enemy Act, as amended, and each of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) and any other enabling legislation or executive order relating thereto and (ii) the PATRIOT Act.

6.22 Material Contracts.

(a) Set forth on Schedule 6.22 is a complete and accurate list as of the Closing Date or the applicable Delayed Draw Borrowing Date (except as would not be material to the Product Development and Commercialization Activities), as the case may be, of all Material Contracts of Parent or any of its Subsidiaries, with any amendments and modifications thereto. As of (x) the Closing Date and (y) the applicable Delayed Draw Borrowing Date (except as would not be material to the Product Development and Commercialization Activities): each such Material Contract (i) is in full force and effect and is legal, valid and binding upon and enforceable against Parent and its Subsidiaries party thereto and all other parties thereto in accordance with its terms, subject to applicable Debtor Relief

Laws or other Laws affecting creditors’ rights generally and subject to general principles of equity, (ii) has not been amended or otherwise modified in violation of this Agreement and (iii) has not suffered a default or material breach by any parties thereto thereunder. As of such dates, respectively, none of Parent or any of its Subsidiaries has taken any action that would permit any other Person party to any Material Contract to have, and no such Person otherwise has, any defenses, counterclaims, termination rights or rights of setoff thereunder.

(b) The Borrower has made available to the Administrative Agent and the Lenders full, complete and correct copies of all Material Contracts (including all exhibits and schedules thereto).

6.23 Regulatory Compliance.

(a) Parent and its Subsidiaries hold all Key Permits necessary for the conduct of the Business as currently conducted. All Key Permits held by Parent and its Subsidiaries are (i) legally and beneficially owned exclusively by Parent or such Subsidiary, free and clear of all Liens other than Permitted Liens, and (ii) validly registered and on file with the applicable Governmental Authority, in material compliance with all filing and maintenance requirements (including any fee requirements) thereof, and are in good standing, valid and enforceable with the applicable Governmental Authority. All required Regulatory Authorizations and other notices, registrations and listings, supplemental applications or notifications, reports (including reports of adverse experiences) and other filings required to be filed by Parent, its Subsidiaries or, to the knowledge of Parent or the Borrower, received from any of their respective Product Distributors or suppliers with respect to the Key Products have been filed with Regulatory Agencies and all other applicable Governmental Authorities. None of Parent or any of its Subsidiaries has received any written notice that any Key Permits have been or are being revoked, withdrawn, suspended, limited or challenged.

(b) The business of Parent and its Subsidiaries, and to the knowledge of Parent and the Borrower, the Product Distributors (as relating to the Key Products), complies with, and the Products were and are being designed, researched, developed, manufactured, tested, distributed, stored, packaged, labeled, promoted and sold in compliance in all material respects with, (A) all applicable Laws, including, without limitation, all applicable requirements of the FDCA, the PHSA and similar state Laws, and (B) all Product Authorizations, Regulatory Authorizations and other Key Permits. None of Parent and its Subsidiaries, nor, to the knowledge of Parent or the Borrower, their respective Product Distributors (as relating to the Key Products) or suppliers or contractors, have received any inspectional reports (including establishment inspection reports (EIRs) and Form FDA 483s), warning letters, untitled letters or similar enforcement documents with respect to any Product or the business of Parent and its Subsidiaries or the relevant Product Distributors (as relating to the Key Products), from any Governmental Authority that assert material lack of compliance with any applicable Laws. None of Parent or any of its Subsidiaries has received any written notice of, or otherwise have knowledge of, any pending regulatory enforcement action, investigation or inquiry against Parent or any of its Subsidiaries, or any of their respective Product Distributors or suppliers or contractors with respect to the Key Products, and, to the knowledge of Parent or the Borrower, there is no basis for any adverse regulatory action against Parent or any of its Subsidiaries or, to the knowledge of Parent or the Borrower, their respective Product Distributors or suppliers or contractors, with respect to the Key Products. To the knowledge of Parent or the Borrower (i) there have been no product recalls, safety alerts, withdrawals, clinical holds, marketing suspensions, removals or the like conducted, undertaken or issued by any Person, whether or not at the request, demand or order of any Governmental Authority or otherwise, with respect to any Product, (ii) no such product recalls, safety alerts, corrections, withdrawals, marketing suspensions, removals or the like have been requested, demanded or ordered by any Governmental Authority, and, (iii) there is no basis for the issuance of any such product recalls, safety alerts, corrections, withdrawals, marketing suspensions, removals or the like by any Person with respect to any Products. To the knowledge of Parent or the Borrower, none of Parent or any of its Subsidiaries has received any written notice of, and does not otherwise have knowledge of, any criminal, injunctive, seizure, detention or civil penalty actions that have at any time been commenced or threatened in writing by any Governmental Authority with respect to or in connection with any Products, or any consent decrees (including plea agreements) which relate to any Products, and, to the knowledge of Parent or the Borrower, there is no basis for the commencement of any criminal injunctive, seizure, detention or civil penalty actions by any Governmental Authority relating to the Products or for the issuance of any consent decrees. None of Parent and its Subsidiaries nor, to the knowledge of Parent or the Borrower, any of their respective Product Distributors or suppliers or contractors is employing or utilizing the services of any individual who has been debarred, suspended or disqualified under any applicable Law.

(c) None of Parent or any of its Subsidiaries, or, to the knowledge of Parent or the Borrower, any of their respective Product Distributors or suppliers or contractors, has received written notice or threat of commencement of action by any Governmental Authority to withdraw its approval of any Product, to enjoin production of any Product at any facility, or otherwise to seize any Product. No Product in the inventory of Parent or any of its Subsidiaries, or otherwise currently in commercial distribution is adulterated or misbranded.

(d) All studies, tests and preclinical and clinical trials that have been or are being conducted relating to the Products by or, to the knowledge of Parent or the Borrower, on behalf of Parent or any of and its Subsidiaries and, to the knowledge of Parent or the Borrower, their respective Product Distributors, licensees, licensors and Third Party services providers and consultants, in their services with respect to the Products have been conducted, and are currently being conducted, in compliance in all material respects with all applicable Laws, including, but not limited to, the FDCA, the PHSA, cGCPs and all similar applicable Laws. All results of such studies, tests and trials, and all other material information related to such studies, tests and trials, have been made available to the Administrative Agent and the Lenders. The summaries and descriptions of any of the foregoing provided to the Administrative Agent and the Lenders are accurate in all material respects and contain no material omissions. None of Parent and its Subsidiaries, or, to the knowledge of Parent or the Borrower, any of their respective Product Distributors, licensees, licensors or Third Party services providers or consultants, has received from the FDA or other applicable Governmental Authority any unresolved notices or correspondence requiring the termination, suspension, material modification or clinical hold of any studies, tests or clinical trials (in whole or in part) conducted by or on behalf of Parent and its Subsidiaries with respect to or in connection with the Products. No clinical trial conducted by or on behalf of Parent and its Subsidiaries with respect to any Product has used any clinical investigator who has been disqualified under FDA regulations. To the extent necessary by applicable Law, Parent and each Subsidiary, as applicable, has obtained all necessary Regulatory Authorizations for the conduct of any clinical investigations conducted by or on behalf of Parent or such Subsidiary.

(e) There has been no material untrue statement of fact and no fraudulent statement made by Parent or any of its Subsidiaries, or, to the knowledge of Parent or the Borrower, the Product Distributors (as relating to Key Products), or any of their respective agents or representatives to the FDA, CMS, or any other Governmental Authority, and there has been no failure to disclose any material fact required to be disclosed to the FDA, any Regulatory Agency, or any other Governmental Authority.

(f) There is no arrangement relating to Parent or its Subsidiaries providing for any rebates, kickbacks or other forms of compensation that are unlawful to be paid to any Person to induce or reward the referral of business or for the arrangement for recommendation of such referrals. All billings by Parent and its Subsidiaries for their services have been true and correct in all material respects and are in compliance in all material respects with all applicable Laws, including the Federal False Claims Act or any applicable state false claim or fraud law. None of Parent and its Subsidiaries has received any notice from the DOJ, any U.S. Attorney, any State Attorney General, or other similar Governmental Authority alleging any violation of the Federal Anti-kickback Statute, the Federal False Claims Act, the Foreign Corrupt Practices Act of 1977, as amended, any federal Laws, or similar state or foreign Laws. None of Parent and its Subsidiaries is aware of any conduct that reasonably could be interpreted as a violation of any such Laws.

(g) The transactions contemplated by the Loan Documents (or contemplated by the conditions to effectiveness of any Loan Document) will not impair Parent’s or any of its Subsidiaries’ ownership of or rights under (or the license or other right to use, as the case may be) any Key Permits relating to the Products.

(h) No right of Parent or any of its Subsidiaries to receive reimbursements pursuant to any government program or private program has ever been terminated or otherwise adversely affected as a result of any investigation or enforcement action, whether by any Governmental Authority or other Third Party, and none of Parent or any Subsidiary has been the subject of any inspection, investigation, or audit, by any Governmental Authority in connection with any alleged improper activity.

(i) None of Parent or any of its Subsidiaries, nor, to Parent’s or the Borrower’s knowledge, any individual who is an officer, director, manager, employee, agent or managing agent of Parent or any of its Subsidiaries has been convicted of, charged with or, to Parent’s or the Borrower’s knowledge, investigated for any federal or state health program-related offense or any other offense related to healthcare or been excluded or suspended from participation in any such program; or, to Parent’s or the Borrower’s knowledge, within the past five (5) years, has been convicted of, charged with or, to Parent’s or the Borrower’s knowledge, investigated for a violation of Laws related to fraud, theft, embezzlement, breach of fiduciary responsibility, financial misconduct, obstruction of an investigation or controlled substances, or has been subject to any judgment, stipulation, order or decree of, or criminal or civil fine or penalty imposed by, any Governmental Authority related to fraud, theft, embezzlement, breach of fiduciary responsibility, financial misconduct, obstruction of an investigation or controlled substances. None of Parent or any of its Subsidiaries, nor, to Parent or the Borrower’s knowledge, any individual who is an officer, director, employee, stockholder, agent or managing agent of Parent or any of its Subsidiaries has been convicted of any crime or engaged in any conduct that has resulted or would reasonably be expected to result in a debarment or exclusion under (i) 21 U.S.C. Section 335a, (ii) Section 1128 of the Social Security Act or (iii) any similar applicable Law. No debarment proceedings or investigations in respect of the business of Parent or any of its Subsidiaries are pending or, to the knowledge of Parent and its Subsidiaries, threatened against Parent, any of its Subsidiaries or any individual who is an officer, director, manager, employee, agent or managing agent of Parent or any of its Subsidiaries.

(j) As of the Closing Date, all Products are listed on Schedule 1.01.

6.24 Labor Matters.

There are no existing or, to the knowledge of Parent or the Borrower, threatened strikes, lockouts or other labor disputes involving Parent or any Subsidiary that singly or in the aggregate could reasonably be expected to result in a Material Adverse Effect. Hours worked by and payment made to employees of Parent and its Subsidiaries are not in violation in any material respect of the Fair Labor Standards Act or any other applicable law, rule or regulation dealing with such matters.

6.25 Affected Financial Institution.

No Loan Party or any of their Subsidiaries is an Affected Financial Institution.

6.26 Ranking of Loans.

The Indebtedness represented by the Loans and the other Obligations under the applicable Loan Documents of each Loan Party is intended to constitute senior secured Indebtedness, and accordingly is, and shall be, at all times while the Loans and the other Obligations remain outstanding or the Lenders have any outstanding Commitments hereunder, pari passu or senior in right of payment with all Indebtedness (if any) of such Loan Party.

6.27 Data Privacy.

To the extent that any Loan Party or any Subsidiary has access to any Personal Information, the Loan Parties and their respective Subsidiaries are in material compliance with all applicable Privacy Laws, and maintain commercially reasonable information security processes that (a) include safeguards designed to protect the security, privacy, confidentiality, and integrity of Personal Information used, disclosed, or accessed by the Loan Parties and their respective Subsidiaries, and (b) are designed to protect against unauthorized access to the Systems and Personal Information of the Loan Parties and their respective Subsidiaries, and (c) have been in compliance with all applicable Privacy Laws in all material respects. For the past six (6) years, neither any Loan Party nor any Subsidiary has received written notice of any claim that such Loan Party or Subsidiary or any of their respective contractors or employees, have suffered a breach of Personal Information as defined under Privacy Laws or is not in compliance with Privacy Laws relating to the collection, use or disclosure of Personal Information, except to the extent any such breach or non-compliance: (i) did not require and is not likely to require such Loan Party or such Subsidiary to provide notification in accordance with Privacy Laws to affected customers, patients or other impacted individuals, or to any Governmental Authority, (ii) could not be reasonably likely, either individually or in the aggregate, to have a Material Adverse Effect, and (iii) has not resulted in or is not reasonably likely to result in any claim or notice from any Governmental Authority alleging a breach of Personal Information or non-compliance with Privacy Laws or referencing the investigation of any such breach of Personal Information or non-compliance with Privacy Laws.

6.28 Deposit and Disbursement Accounts.

Set forth on Schedule 6.28 is a complete and accurate list as of the Closing Date or the applicable Delayed Draw Borrowing Date, as the case may be, of all banks and other financial institutions at which Parent or any Subsidiary maintains Deposit Accounts, such Schedule correctly identifies the name, address and telephone number of each bank or financial institution, the name in which each such account is held, the type of each such account, and the complete account number for each such account, and each such account (other than Excluded Accounts) is subject to a Deposit Account Control Agreement to the extent required pursuant to Section 7.16.

ARTICLE VII

AFFIRMATIVE COVENANTS

Until the Facility Termination Date, each Loan Party shall and shall cause each Subsidiary to:

7.01 Financial Statements; Lender Calls.

(a) Deliver to the Administrative Agent, as soon as available, and in any event within ninety (90) days after the end of each fiscal year of Parent (or, if earlier, when required to be filed with a Governmental Authority), a consolidated balance sheet of Parent and its Subsidiaries as at the end of such fiscal year, and the related consolidated statements of operations and comprehensive income (loss), stockholders’ equity and cash flows for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail and prepared in accordance with GAAP, audited and accompanied by an unqualified report and opinion of an independent certified public accountant of nationally recognized standing reasonably acceptable to the Required Lenders, which report and opinion shall be prepared in accordance with generally accepted auditing standards and shall not be subject to any “going concern” or like qualification or exception or any qualification or exception as to the scope of such audit (other than any such qualification that is related solely to the occurrence of the Maturity Date under clause (a) of such definition as a result of the Loans maturing during such fiscal year); and

(b) Deliver to the Administrative Agent, as soon as available, and in any event within forty-five (45) days after the end of each fiscal quarter of each fiscal year of Parent, excluding the final fiscal quarter of each fiscal year (or, if earlier, when required to be filed with a Governmental Authority), (A) a consolidated balance sheet of Parent and its Subsidiaries as at the end of such fiscal quarter, and the related consolidated statements of operations and comprehensive income (loss), stockholders’ equity and cash flows for such fiscal quarter and for the portion of Parent’s fiscal year then ended, setting forth in each case in comparative form the figures for the corresponding fiscal quarter of the previous fiscal year and the corresponding portion of the previous fiscal year (except for the final fiscal quarter of each fiscal year), all in reasonable detail and certified by a Responsible Financial Officer of Parent as fairly presenting in all material respects the financial condition, results of operations, shareholders’ equity and cash flows of Parent and its Subsidiaries in accordance with GAAP, subject only to normal year-end audit adjustments, (B) a report of the Revenue Base for such fiscal quarter, for the portion of Parent’s fiscal year then ended and for the trailing 12-month period ending as of the last day of such fiscal quarter, and including in comparative form the figures for the corresponding fiscal quarter in, and the portion of the fiscal year, and for the trailing 12-month period ending as of the last day of the corresponding fiscal quarter in, the immediately preceding fiscal year, and (C) confirmation of the Unrestricted Cash at the end of such fiscal quarter, and, if available, confirmation of the amount of such Unrestricted Cash at the end of the corresponding fiscal quarter in the preceding fiscal year.

(c) Upon the request of the Administrative Agent (at the direction of the Required Lenders), Parent shall conduct quarterly conference calls that the Lenders may attend to discuss the financial condition and results of operations of Parent and its Subsidiaries for the most recently ended measurement period for which financial statements have been delivered pursuant to Section 7.01(a) and Section 7.01(b), at a date and time to be determined by Administrative Agent (at the direction of the Required Lenders), in consultation with Parent, and with reasonable advance notice to Parent and Lenders.

7.02 Certificates; Other Information.

Deliver to the Administrative Agent, in form and detail satisfactory to the Administrative Agent and the Required Lenders:

(a) concurrently with the delivery of the financial statements referred to in Sections 7.01(a) and (b), (x) a duly completed Compliance Certificate signed by a Responsible Financial Officer of Parent, certifying compliance with the covenant set forth in Section 8.16 and stating that no Default has occurred and is continuing (or, if a Default has occurred, specifying the details of such Default and the action that Parent or any of its Subsidiaries has taken or proposes to take with respect thereto) and (y) a written summary, such as the summary included within the financial statements delivered pursuant to Section 7.01(a), describing how any changes in GAAP during such period directly and materially impacted such financial statements;

(b) as soon as practicable, and in any event not later than sixty (60) days after the commencement of each fiscal year of Parent, an annual business plan and budget of Parent and its Subsidiaries for the then current fiscal year containing, among other things, projections for each quarter of such fiscal year, in form and substance reasonably satisfactory to the Administrative Agent and the Required Lenders;

(c) promptly after the same are available, copies of each annual report, proxy or financial statement or other report or communication sent to the equity holders of any Loan Party, and copies of any annual, regular, periodic and special reports and registration statements which a Loan Party may file or be required to file with the SEC under Section 13 or 15(d) of the Securities Exchange Act of 1934, and not otherwise required to be delivered to the Administrative Agent pursuant hereto;

(d) not more than ten (10) Business Days after their approval, copies of the minutes of each meeting of the Board of Directors of Parent; provided, that, it is understood and agreed that Parent may redact or withhold any information included in such materials if (i) such information may (in the reasonable determination of Parent upon advice of counsel), (A) be subject to the attorney-client or similar privilege or (B) constitute attorney work product, (ii) such Board of Directors or any executive officer of Parent deems (in its good faith determination) such information to constitute trade secrets or proprietary information or (iii) the disclosure thereof is prohibited by any applicable Law;

(e) concurrently with the delivery of the financial statements referred to in Sections 7.01(a) and (b), solely to the extent written notice to the Administrative Agent was not previously provided, including in connection with any mandatory prepayment of the Loans pursuant to Section 2.03(b), a certificate of a Responsible Financial Officer of Parent containing information regarding (w) the acquisition or establishment of any Deposit Account by any Loan Party, (x) any Dispositions, Involuntary Dispositions, (y) any real property that has been acquired by Parent or any of its Subsidiaries since the delivery of the last financial statements (or, if any real property has been acquired since such time, a statement that Parent or such Subsidiary has complied with Section 7.14 with respect to such real property) and (z) the amount of all Debt Issuances that occurred during the period covered by such financial statements;

(f) promptly after any request by the Administrative Agent or any Lender, copies of any detailed audit reports, management letters or recommendations submitted to the Board of Directors (or the audit committee of the Board of Directors) of Parent by independent accountants in connection with the accounts or books of Parent or any Subsidiary, or any audit of any of them;

(g) promptly after the furnishing thereof, copies of any notice of default or any material statement or report furnished to any holder of debt securities of any Loan Party or any Subsidiary pursuant to the terms of any indenture, loan or credit or similar agreement and not otherwise required to be furnished to the Administrative Agent pursuant to Section 7.01 or any other clause of this Section 7.02;

(h) promptly, and in any event within five (5) Business Days after receipt thereof by any Loan Party or any Subsidiary thereof, copies of each notice or other correspondence received from the SEC (or comparable agency in any applicable non-U.S. jurisdiction) concerning any investigation or possible investigation or other adverse inquiry by such agency regarding financial or other operational results of any Loan Party or any Subsidiary thereof;

(i) within three (3) Business Days following the occurrence of any facts, events or circumstances known to any Loan Party or any Subsidiary, whether threatened, existing or pending, that would make any of the representations and warranties contained in Section 6.23 untrue, incomplete or incorrect in any material respect (together with such supporting data and information as shall be necessary to fully explain to the Administrative Agent and the Lenders the scope and nature of the fact, event or circumstance), and shall provide to the Administrative Agent and the Lenders within five (5) Business Days of any such request, such additional information as the Administrative Agent or any Lender shall reasonably request regarding such disclosure;

(j) promptly, such additional information regarding the business, financial or corporate affairs of any Loan Party or any Subsidiary, or compliance with the terms of the Loan Documents, as the Administrative Agent or any Lender may from time to time reasonably request;

(k) concurrently with the delivery of the financial statements referred to in Sections 7.01(a) and (b), a certificate of a Responsible Officer of Parent (i) listing (A) all applications by any Loan Party, if any, for Copyrights, Patents or Trademarks made since the date of the prior certificate (or, in the case of the first such certificate, the Closing Date), (B) all issuances of registrations on existing applications by any Loan Party for Copyrights, Patents and Trademarks received since the date of the prior certificate (or, in the case of the first such certificate, the Closing Date), and (C) such supplements to Schedule 6.17 as are necessary to cause such schedule to be true and complete as of the date of such certificate and (ii) with respect to any insurance coverage of any Loan Party or any Subsidiary that was renewed, replaced or modified during the period covered by such financial statements, such updated information with respect to such insurance coverage as is required to be included on Schedule 6.10;

(l) promptly, and in any event within five (5) Business Days after Parent or any of its Subsidiaries or any Product Distributor (as relating to Key Products) obtains any new or additional Regulatory Authorizations, or changes to existing Regulatory Authorizations, material to the commercialization of any Key Product from the FDA (or parallel state or local authorities), or foreign counterparts of the FDA (or parallel state or local authorities), with respect to any Product which has previously been disclosed to the Administrative Agent, the Loan Parties shall promptly give written notice to the Administrative Agent of such new or additional Regulatory Authorizations along with a copy thereof;

(m) (i) concurrently with the delivery of the financial statements referred to in Sections 7.01(a) and (b), the Borrower shall give written notice to the Administrative Agent of the manufacturing, sale, development, testing or marketing of any new Product for which an investigational new drug application, ANDA, NDA or similar application has been filed with the FDA or other Governmental Authority, as applicable, or the opening of any new Company Facility, in each case by Parent or any Subsidiary during such period to which such financial statements relate (which notice shall include a brief description of such Product or Company Facility) along with a copy of an updated Schedule 1.01 and, (ii) at the request of the Administrative Agent, the Borrower shall provide to the Administrative Agent copies of all Key Permits relating to such new Product or Company Facility and/or Parent’s or the applicable Subsidiary’s manufacture, sale, development, testing or marketing thereof (if applicable) issued or outstanding as of such date; and

(n) promptly after receipt thereof, copies of any royalty report received by Parent or any of its Subsidiaries pursuant to (i) that certain Collaboration, License and Distribution Agreement, dated as of November 9, 2024, between ALK-Abelló A/S and the Borrower (as may be amended or otherwise modified in a manner expressly permitted by this Agreement) or (ii) any other agreement relating to sales of the Key Product in Europe (the agreements in clauses (i) and (ii), the “Other Agreements”), provided that, in each case, the Parent and its Subsidiaries shall not be required to deliver copies of such royalty reports under this Section 7.02(n) unless permitted under the applicable Other Agreement.

Documents required to be delivered pursuant to Section 7.01(a) or (b) or Section 7.02 may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which Parent posts such documents, or provides a link thereto on Parent’s website on the Internet at the website address listed on Schedule 12.02, or (ii) on which such documents are posted on Parent’s behalf on an Internet or intranet website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent, including if filed with the SEC through EDGAR); provided that, other than with respect the financial statements required to be delivered pursuant to Section 7.01(a) or (b), the Borrower shall notify the Administrative Agent and each Lender (by facsimile or electronic mail) of the posting of any such documents and provide to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents and the location within such document where the applicable information can be found. The Administrative Agent shall have no obligation to request the delivery of or to maintain paper copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Borrower with any such request for delivery by a Lender, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.

Each Loan Party hereby acknowledges that certain of the Lenders may have personnel who do not wish to receive material non-public information with respect to Parent or its Affiliates, or the respective securities of any of the foregoing, and who may be engaged in investment and other market-related activities with respect to such Persons’ securities. Parent hereby agrees that if requested by the Administrative Agent or any Lender, it will, following the receipt of such request, (x) in good faith, identify that portion of the materials and/or information provided by, or to be provided by, or on behalf of Parent and its Subsidiaries hereunder that does not constitute material non-public information with respect to Parent or its Affiliates or their respective securities (the “Public Borrower Materials”) and

(y) clearly and conspicuously mark all Public Borrower Materials “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof (it being understood that by marking Public Borrower Materials “PUBLIC,” Parent shall be deemed to have authorized the Administrative Agent, any Affiliate thereof and the Lenders to treat such Public Borrower Materials as not containing any material non-public information (although it may be sensitive and proprietary) with respect to Parent or its securities for purposes of United States federal and state securities laws (provided, however, that to the extent such Public Borrower Materials constitute Information, they shall be treated as set forth in Section 12.07)).

7.03 Notices.

(a) Promptly after any Responsible Officer of the Borrower obtains knowledge of such event (and in any event, within three (3) Business Days of the Borrower obtaining knowledge of such event) notify the Administrative Agent of the occurrence of any Default.

(b) Promptly (and in any event, within three (3) Business Days) notify the Administrative Agent of any matter that has resulted or could reasonably be expected to result in a Material Adverse Effect.

(c) Promptly (and in any event, within three (3) Business Days) notify the Administrative Agent of (i) the occurrence of any ERISA Event, (ii) any claim that Parent, any of its Subsidiaries or one of their ERISA Affiliates has actual or potential liability under a Plan in excess of the Threshold Amount, or (iii) non-routine correspondence with the IRS regarding the qualification of a retirement plan under Section 401(a) of the International Revenue Code.

(d) As soon as reasonably practicable, but in any event no later than the day on which the delivery of the financial statements referred to in Sections 7.01(a) and (b) are delivered or required to be delivered, notify the Administrative Agent of any material change in accounting policies or financial reporting practices by Parent or any Subsidiary.

(e) Promptly (and in any event, within three (3) Business Days of becoming subject to any such proceeding described below), notify the Administrative Agent of any litigation, arbitration or governmental investigation or proceeding not previously disclosed by a Loan Party which has been instituted or, to the knowledge of the Loan Parties, is threatened in writing against Parent or any Subsidiary or to which any of the properties of any thereof is subject which would reasonably be expected to result in losses and/or expenses (excluding any incurred or expected legal fees and expenses related thereto) in excess of the Threshold Amount.

(f) (i) Promptly (and in any event, within five (5) Business Days following receipt by, or delivery by, a Loan Party or Subsidiary, as the case may be), copies of (A) any written notice alleging any breach of any Material Contract (including any Key Contract), in each case, by any party thereto, (B) any termination of (or written notice of such termination with respect to) any Material Contract (including any Key Contract) and (C) all agreements or contracts of Parent or any Subsidiary which have become Key Contracts under clause (b) of the definition thereof, and (ii) concurrently with the delivery of the next financial statements referred to in Sections 7.01(a) and (b) which are delivered following receipt by, or delivery by, a Loan Party, as the case may be, copies of (A) any new Material Contract entered into and (B) any amendment of any Material Contract.

(g) Promptly (and in any event within five (5) Business Days) notify the Administrative Agent of any return, recovery, dispute or claim related to any Product or inventory that involves more than Threshold Amount.

(h) Promptly (and in any event within five (5) Business Days) upon receipt thereof, copies of all material subpoenas, requests for information and other notices regarding any active or potential investigation of, or claim or litigation against, Parent or any of its Subsidiaries or any Product Distributor (with respect to Key Products) by any Governmental Authority, and, except to the extent prohibited by Law, the results of any inspection of any manufacturing facilities of Parent or any of its Subsidiaries or any Product Distributors or Third Party suppliers of Parent or any of its Subsidiaries, in each case, with respect to Key Products, by any Governmental Authority, including any FDA Form 483s, responses to such 483s submitted by or on behalf of Parent or any of its Subsidiaries, and any EIRs; provided that Parent or such Subsidiary may redact any information in such EIRs constituting trade secrets of Parent and its Subsidiaries or Confidential Commercial Information (as defined under the Freedom of Information Act).

Each notice pursuant to this Section 7.03 shall be accompanied by a statement of a Responsible Officer of the Borrower setting forth details of the occurrence referred to therein and stating what action the applicable Loan Party has taken and proposes to take with respect thereto. Each notice pursuant to Section 7.03(a) shall describe with particularity any and all provisions of this Agreement and any other Loan Document that have been breached.

Subject to the last paragraph of Section 7.02, documents, notices, reports and other deliverables delivered to the Administrative Agent under Sections 7.01, 7.02 or 7.03 hereunder shall be made available to the Lenders via electronic platform, in accordance with Section 12.02 or as otherwise permitted hereunder.

7.04 Payment of Obligations.

Pay and discharge, prior to delinquency, all of its material obligations and liabilities, including: all material federal, state and other tax liabilities, material assessments and material governmental charges or levies upon it or its properties or assets, unless the same are being contested in good faith by appropriate proceedings diligently conducted and adequate reserves in accordance with GAAP are being maintained by the applicable Loan Party or Subsidiary.

7.05 Preservation of Existence, Etc.

(a) Preserve, renew and maintain in full force and effect its legal existence under the Laws of the jurisdiction of its organization except in a transaction permitted by Section 8.04 or Section 8.05.

(b) Preserve, renew and maintain in full force and effect its good standing under (i) the Laws of the jurisdiction of its organization, and (ii) except to the extent the failure to do so could not reasonably be expected to have a Material Adverse Effect, each other jurisdiction where it conducts its Business.

(c) Take all reasonable action to maintain, in all material respect, all rights, privileges, permits, licenses and franchises necessary or desirable in the normal conduct of its business.

7.06 Maintenance of Properties.

(a) Maintain, preserve and protect all of its material properties and equipment necessary in the operation of its business in good working order and condition, except (i) for ordinary wear and tear and (ii) for the impact of casualty events.

(b) Make all necessary repairs thereto and renewals and replacements thereof, unless Parent or any of the Subsidiaries determines in good faith that the continued maintenance of such property is no longer economically desirable, necessary or useful to the business of Parent or any of the Subsidiaries.

(c) Use the standard of care typical in the industry in the operation and maintenance of its Company Facilities.

7.07 Maintenance of Insurance.

(a) Maintain with financially sound and reputable insurance companies not Affiliates of the Loan Parties, insurance with respect to its properties and business against loss or damage of the kinds customarily insured against by Persons engaged in the same or similar business, of such types and in such amounts as are customarily carried under similar circumstances by such other Persons.

(b) Without limiting the foregoing, (i) maintain, if available, fully paid flood hazard insurance on all fee-owned real property that is located in a special flood hazard area and that constitutes Collateral, on such terms and in such amounts as required by The National Flood Insurance Reform Act of 1994 or as otherwise reasonably required by the Administrative Agent or the Required Lenders, (ii) upon written request, furnish to the Administrative Agent evidence of the renewal (and payment of renewal premiums therefor) of all such policies prior to the expiration or lapse thereof, and (iii) upon written request, furnish to the Administrative Agent prompt written notice of any redesignation of any such improved real property into or out of a special flood hazard area.

(c) Cause the Administrative Agent and its successors and/or assigns to be named as lender’s loss payee or mortgagee as its interest may appear, and/or additional insured with respect to any such insurance providing liability coverage or coverage in respect of any Collateral, and cause each provider of any such insurance to agree, by endorsement upon the policy or policies issued by it or by independent instruments furnished to the Administrative Agent, that it will give the Administrative Agent thirty (30) days (or such lesser amount as the Administrative Agent (at the direction of the Required Lenders) may agree to in its sole discretion) prior written notice before any such policy or policies shall be canceled.

7.08 Compliance with Laws.

Comply with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its business or property, except in such instances in which such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted or the failure to comply therewith could not reasonably be expected to have a Material Adverse Effect.

7.09 Books and Records.

(a) Maintain proper books of record and account, in which full, true and correct entries in conformity with GAAP consistently applied shall be made of all financial transactions and matters involving the assets and business of such Loan Party or such Subsidiary, as the case may be.

(b) Maintain such books of record and account in material conformity with all applicable requirements of any Governmental Authority having regulatory jurisdiction over such Loan Party or such Subsidiary, as the case may be.

7.10 Inspection Rights.

Permit representatives and independent contractors of the Administrative Agent and the Required Lenders to visit and inspect any of its properties, to examine its corporate, financial and operating records, and make copies thereof or abstracts therefrom, and to discuss its affairs, finances and accounts with its officers, and independent public accountants, and with good cause shown, its directors, all at the expense of the Loan Parties and at such reasonable times during normal business hours and as often as may be desired, upon reasonable advance notice to the Borrower; provided, however, so long as no Event of Default exists, the Loan Parties shall only be required to reimburse the Administrative Agent and the Lenders (collectively) for one such visit and inspection in any fiscal year; provided, further, however, when an Event of Default exists, the Administrative Agent or any Lender (or any of their respective representatives or independent contractors) may do any of the foregoing at the expense of the Loan Parties at any time during normal business hours, as often as desired and without advance notice.

7.11 Use of Proceeds.

Use the proceeds of the Loans (i) to fund research, development and other product development and commercialization activities of the Products and (ii) for other general corporate purposes; provided, that in no event shall the proceeds of the Loans be used in contravention of any Law or of any Loan Document.

7.12 Additional Subsidiaries.

Upon the formation of or within thirty (30) days after the acquisition of any Subsidiary that is not an Excluded Subsidiary (including, without limitation, upon the formation of any Subsidiary that is a Delaware Divided LLC) (it being understood that any Excluded Subsidiary ceasing to be an Excluded Subsidiary but remaining a Subsidiary shall be deemed to be the acquisition of a Subsidiary for purposes of this Section):

(a) notify the Administrative Agent thereof in writing, together with the (i) jurisdiction of organization, (ii) number of shares of each class of Equity Interests outstanding, (iii) number and percentage of outstanding shares of each class owned (directly or indirectly) by Parent or any Subsidiary and (iv) number and effect, if exercised, of all outstanding options, warrants, rights of conversion or purchase and all other similar rights with respect thereto;

(b) cause such Person (other than any Excluded Subsidiary) to (i) become a Guarantor by executing and delivering to the Administrative Agent a Joinder Agreement or such other documents as the Administrative Agent and the Required Lenders shall reasonably request for such purpose, and (ii) deliver to the Administrative Agent documents of the types referred to in Sections 5.01(f)-(h) (or, in the case of any Non-U.S. Subsidiary, comparable security documents, including local law equity pledge or similar agreements) in order to grant Liens to the Administrative Agent for the benefit of the Secured Parties in all assets of, and the Equity Interests in, such Subsidiary constituting Collateral and favorable opinions of counsel to such Persons (which shall cover, among other things, the legality, validity, binding effect and enforceability of the documentation referred to in clause (i) or (ii), as applicable), all in form, content and scope reasonably satisfactory to the Administrative Agent and the Required Lenders; and

(c) cause all of the presently existing or thereafter arising issued and outstanding shares of Equity Interests of such Person owned by a Loan Party to be pledged to the Secured Parties pursuant to one or more pledge agreements or other documents reasonably satisfactory to the Administrative Agent and the Required Lenders.

7.13 ERISA Compliance.

Do, and cause each of its ERISA Affiliates to do, each of the following: (a) maintain each Plan, both in form and operation, in compliance in all material respects with the applicable provisions of ERISA, the Code and other federal or state law, (b) cause each Plan that is qualified under Section 401(a) of the Code to maintain such qualification, and (c) make all required contributions to any Plan subject to Section 412, Section 430 or Section 431 of the Code.

7.14 Pledged Assets.

(a) Equity Interests. To secure the Obligations, cause 100% of the issued and outstanding Equity Interests of each Subsidiary (including, without limitation, each U.S. Subsidiary that is a Delaware Divided LLC) that do not constitute Excluded Property directly owned by any Loan Party to be subject at all times to a first priority, perfected Lien in favor of the Administrative Agent, for the benefit of the Secured Parties, pursuant to the terms and conditions of the Collateral Documents. In connection with the foregoing, the Loan Parties shall cause to be delivered to Administrative Agent opinions of counsel requested by the Administrative Agent or the Required Lenders and any filings and deliveries necessary to perfect the security interests in such Equity Interests, all in form and substance satisfactory to the Administrative Agent and the Required Lenders.

(b) Other Property. Cause all property (other than Excluded Property) of each Loan Party (including each Loan Party that is a Delaware Divided LLC) to be subject at all times to first priority, perfected and, in the case of owned real property, title insured Liens in favor of the Administrative Agent to secure the Obligations pursuant to the Collateral Documents or, with respect to any such property acquired subsequent to the Closing Date, such other additional security documents, including Mortgages, as the Administrative Agent (at the direction of the Required Lenders) shall request (subject to Permitted Liens), and in connection with the foregoing, deliver to the Administrative Agent such other documentation as the Administrative Agent or the Required Lenders may request, including filings and deliveries necessary to perfect such Liens, Organization Documents, resolutions, Mortgages and favorable opinions of counsel to such Persons and the Lenders, all in form, content and scope reasonably satisfactory to the Administrative Agent and the Required Lenders; provided, that, notwithstanding anything to the contrary set forth herein, it is understood and agreed that, with respect to Collateral Access Agreements, the Loan Parties shall only be required to use commercially reasonable efforts to obtain or otherwise enter into such Collateral Access Agreements with applicable third parties.

7.15 Compliance with Material Contracts.

Comply with each Material Contract of such Person, except where the failure to so comply could not reasonably be expected, either individually or in the aggregate, to have a material adverse effect on any Product Development and Commercialization Activities.

7.16 Deposit Accounts.

(a) Within ten (10) days after the acquisition or establishment of any Deposit Account by any Loan Party, provide written notice thereof to the Administrative Agent.

(b) Cause all Deposit Accounts of the Loan Parties (other than Excluded Accounts) maintained in the United States at all times to be subject to Deposit Account Control Agreements, in each case in form and substance satisfactory to the Administrative Agent and the Required Lenders.

7.17 Permits, Etc.

(a) With respect to Products, obtain, maintain and preserve, and take all necessary action to timely renew all Permits and accreditations which are necessary in the proper conduct of its business.

(b) Maintain each Key Permit, including each Regulatory Authorization from, or file any notice or registration in, each jurisdiction in which Parent or any of its Subsidiaries are required to obtain any Key Permit or Regulatory Authorization or to file any notice or registration, in order to design, manufacture, store, label, sell, promote, import or distribute the Products.

7.18 Maintenance of Regulatory Authorizations, Etc.

(a) With respect to the Products, each of Parent and each of its Subsidiaries will (i) notify the Administrative Agent, promptly after learning thereof, of any product recalls, safety alerts, suspensions or terminations of clinical trials, corrections, manufacturing interruptions or suspensions, withdrawals of Regulatory Authorizations, marketing suspensions, removals or the like conducted, to be undertaken or issued, by Parent, any of its Subsidiaries or their respective Product Distributors or suppliers whether or not at the request, demand or order of any Governmental Authority or otherwise with respect to any Product or manufacturing facility owned or operated by Parent or any of its Subsidiaries or an Product Distributor (as relating to Key Products), or any basis for undertaking or issuing any such action or item; in each case of the foregoing, that would reasonably be expected to adversely affect in any material respect any Product Development and Commercialization Activities (ii) design, manufacture, store, label, sell, promote, import and distribute all Products in compliance with cGMPs, the FDCA, the PHSA, the Controlled Substances Act, and other applicable Laws in all material respects; (iii) conduct all studies, tests and preclinical and clinical trials relating to the Products in accordance with all cGCPs, the FDCA, the PHSA and other applicable Laws in all material respects; (iv) use commercially reasonable efforts to cause its suppliers to operate all manufacturing facilities in compliance with cGMPs, the Controlled Substances Act, and all other applicable Laws in all material respects; (v) maintain in full force and effect or pursue the prosecution of, as the case may be, and pay all costs and expenses relating to, all Material Intellectual Property owned or controlled by Parent or its Subsidiaries, except in the event that Parent determines in its reasonable commercial judgment not to do so; (vi) notify the Administrative Agent, promptly after learning thereof, of any Infringement by any Person of any Material Intellectual Property controlled by Parent or its Subsidiaries and diligently pursue any such Infringement, except in any specific circumstances where both (x) Parent or any of its Subsidiaries determined in good faith that it is not commercially reasonable to do so and (y) where not doing so does not materially adversely affect any Product; (vii) use commercially reasonable efforts to pursue and maintain in full force and effect legal protection for, and protect against Infringement with respect to, all Intellectual Property controlled by Parent or any of its Subsidiaries, except in the event that Parent determines in its reasonable commercial judgment not to do so; (viii) notify the Administrative Agent, promptly after learning thereof, of any written claim by any Person that the conduct of Parent’s or any of its Subsidiaries’ business (including the development, manufacture, use, sale or other commercialization of any Product) Infringes any Intellectual Property of that Person and use commercially reasonable efforts to resolve such claim; and (ix) maintain a commercially reasonable information security program with organizational, physical, administrative and technical measures designed to protect the operation, confidentiality, integrity, and security of all Confidential Information, Systems and Personal Information against unauthorized access, acquisition, interruption, alteration, modification, or use.

(b) Each of Parent and its Subsidiaries will furnish to the Administrative Agent prompt written notice of the following, and, with respect to clauses (i) and (ii) below, copies of any material written notices from, or written responses to, any Governmental Authority:

(i) any notice that any Governmental Authority is limiting, altering, suspending or revoking any Key Permit, enjoining the manufacture, sale, or distribution of any Product, changing the market classification or labeling of or otherwise restricting in any material respect the Products of the Borrower or any of its Subsidiaries, or considering any of the foregoing;

(ii) Parent or any of its Subsidiaries, or to Parent or the Borrower’s knowledge any of its or their suppliers, becoming subject to any administrative or regulatory action, any Regulatory Agency inspection or any non-routine inspection by any other Person, receipt of inspectional observations (e.g., on FDA Form 483), warning letter, untitled letter, or notice of violation letter, or any Product of Parent or any of its Subsidiaries being seized, withdrawn, recalled, detained, or subject to a suspension of manufacturing or import alert, or the commencement of any proceedings in the United States or any other jurisdiction seeking the withdrawal, recall, suspension, import detention or refusal, or seizure of any Product are pending or threatened against Parent or any of its Subsidiaries or any relevant Product Distributor; or

(iii) copies of any written recommendation from any Governmental Authority or other regulatory body that Parent or any of its Subsidiaries, or, to Parent or the Borrower’s knowledge, any obligor to which Parent or any of its Subsidiaries provides Products or services, or any Product Distributor, should have its licensure, clearance(s), provider or supplier number, or accreditation suspended, revoked, or limited in any way, or any penalties or sanctions imposed.

(c) Each of Parent and its Subsidiaries will promptly notify the Administrative Agent as soon as possible and in any event within three Business Days of introducing into interstate commerce any Product that is subject to regulation by the FDA, or any comparable foreign Governmental Authority, as a medical device, other than the medical device constituent part of neffy.

7.19 Consent of Licensors.

Promptly after entering into or becoming bound by any material license that constitutes a Material Contract after the Closing Date, the Loan Parties shall in good faith take such commercially reasonable actions (which commercially reasonable actions, for the avoidance of doubt, shall not include payment of any fees or other amounts or making any material concessions with respect to the terms of such license or agreement by such Loan Party) to (i) obtain the consent of, or waiver by, any Person whose consent or waiver, after giving effect to Sections 9-406 and 9-408 of the UCC, is necessary for the Administrative Agent to be granted a security interest in such material license or (ii) ensure such material license does not restrict the ability of Parent or any of its Subsidiaries, as applicable, to pledge, grant a security interest therein (it being understood that customary restrictions on sublicensing and customary non-assignment provisions that restrict the assignability of such license themselves do not constitute such restriction); provided, that, the failure to obtain any such consent or waiver or to remove such restriction shall not by itself constitute a Default.

7.20 Financial Crime Laws.

Conduct its business in compliance in all material respects with the United States Foreign Corrupt Practices Act of 1977, as amended, the UK Bribery Act 2010, the Proceeds of Crime (Money Laundering) and Terrorist Financing Act (Canada), the Special Economic Measures Act (Canada), the Freezing Assets of Corrupt Foreign Officials Act, Part II.I of the Criminal Code (Canada), and other similar anti-corruption legislation in other jurisdictions and subject to Section 7.21, maintain policies and procedures designed to promote and achieve compliance with such Laws.

7.21 Post-Closing Obligations.

Within the time periods set forth therefor on Schedule 7.21 (or such longer periods of time as may be agreed to by the Administrative Agent (at the direction of the Required Lenders) in its sole discretion), each Loan Party shall, and shall cause its Subsidiaries to, provide the documentation and complete the undertakings set forth on Schedule 7.21.

ARTICLE VIII

NEGATIVE COVENANTS

Until the Facility Termination Date, no Loan Party shall, nor shall it permit any Subsidiary to, directly or indirectly:

8.01 Liens.

Create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, other than the following:

(a) Liens pursuant to any Loan Document;

(b) Liens existing on the date hereof and listed on Schedule 8.01;

(c) Liens (other than Liens imposed under ERISA) for taxes, assessments or governmental charges or levies (i) not yet delinquent or (ii) which are being contested in good faith and by appropriate proceedings diligently conducted, in each case of clauses (i) and (ii), if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP;

(d) statutory Liens of landlords and Liens of carriers, warehousemen, mechanics, materialmen and suppliers and other Liens imposed by law or pursuant to customary reservations or retentions of title arising in the ordinary course of business, provided, that, such Liens secure only amounts not yet due and payable or, if due and payable, are unfiled and no other action has been taken to enforce the same or are being contested in good faith by appropriate proceedings for which adequate reserves determined in accordance with GAAP have been established;

(e) pledges or deposits of cash or Cash Equivalents in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other social security legislation, other than any Lien imposed by ERISA;

(f) deposits of cash or Cash Equivalents to secure the performance of bids and trade contracts (other than Indebtedness), statutory obligations, surety and appeal bonds, indemnity and performance bonds and other obligations of a like nature incurred in the ordinary course of business;

(g) easements, rights-of-way, restrictions and other similar encumbrances affecting real property which, in the aggregate, are not substantial in amount, and which do not materially interfere with the ordinary conduct of the business of the applicable Person;

(h) Liens securing judgments (or appeal or other surety bonds relating to such judgments) not constituting an Event of Default under Section 9.01(h);

(i) Liens securing Indebtedness permitted under Section 8.03(e); provided, that: (i) such Liens do not at any time encumber any property other than the property financed by such Indebtedness, (ii) the Indebtedness secured thereby does not exceed the cost (negotiated on an arm’s length basis) of the property being acquired on the date of acquisition and (iii) such Liens attach to such property concurrently with or within ninety (90) days after the acquisition thereof;

(j) (i) licenses, sublicenses, leases or subleases (in each case, other than relating to Intellectual Property) granted to others in the ordinary course of business not interfering in any material respect with the business of any Loan Party or any of its Subsidiaries and (ii) Permitted Licenses;

(k) any interest of title of a lessor under, and Liens arising from UCC financing statements (or equivalent filings, registrations or agreements in foreign jurisdictions) relating to, leases permitted by this Agreement;

(l) normal and customary banker’s liens and rights of setoff upon deposits of cash in favor of banks or other depository institutions, in each case incurred in the ordinary course of business;

(m) Liens of a collection bank arising under Section 4-210 of the Uniform Commercial Code on items in the course of collection;

(n) Liens of sellers of goods to Parent and any of its Subsidiaries arising under Article 2 of the Uniform Commercial Code or similar provisions of applicable law in the ordinary course of business, covering only the goods sold and securing only the unpaid purchase price for such goods and related expenses;

(o) Liens granted in the ordinary course of business on the unearned portion of insurance premiums securing the financing of insurance premiums permitted by Section 8.03(h);

(p) Liens on cash and Cash Equivalents (i) securing letters of credit to the extent permitted by Section 8.03(h), (ii) securing Indebtedness permitted by Section 8.03(i) and (iii) with respect to security deposits given by Parent or any Subsidiary to secure real estate leases in an amount not to exceed, taken together with the face amount of any letters of credit in sub-clause (i) hereof, [***] outstanding at any time;

(q) Liens in favor of customs and revenue authorities arising as a matter of law, in the ordinary course of business, to secure payment of customs duties in connection with the importation of goods;

(r) to the extent constituting a Lien, escrow arrangements securing indemnification obligations associated with a Permitted Acquisition or any other Investment permitted under Section 8.02;

(s) Liens solely on earnest money deposits made by the Parent or any of its Subsidiaries in connection with any letter of intent or purchase agreement for a Permitted Acquisition or any other Investment permitted under Section 8.02; and

(t) other Liens securing obligations (other than obligations constituting Capital Leases, letters of credit or debt for borrowed money) in an aggregate principal amount outstanding at any time not to exceed the Threshold Amount.

8.02 Investments.

Make any Investments, except:

(a) Investments held by a Loan Party or a Subsidiary in the form of cash or Cash Equivalents;

(b) Investments existing on date hereof and set forth in Schedule 8.02;

(c) (i) Investments in any Person that is a Loan Party prior to giving effect to such Investment, (ii) Investments by any Excluded Subsidiary in any other Excluded Subsidiary, and (iii) Investments by any Excluded Subsidiary in any Loan Party;

(d) (x) Investments consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the ordinary course of business, (y) Investments received in satisfaction or partial satisfaction thereof from financially troubled account debtors to the extent reasonably necessary in order to prevent or limit loss and (z) Investments (including debt obligations) received in connection with the bankruptcy or reorganization of customers or suppliers and in settlement of delinquent obligations of, and other disputes with, customers or suppliers arising in the ordinary course of business;

(e) Permitted Acquisitions;

(f) Investments of cash and Cash Equivalents by the Borrower or any Guarantor in any Excluded Subsidiary to cover ordinary, necessary, current operating expenses in the ordinary course of business not exceeding, in the aggregate, $[***] in any fiscal year;

(g) Investments consisting of the endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of any Loan Party;

(h) Investments consisting of (i) travel advances and employee relocation loans and other employee loans and advances in the ordinary course of business, and (ii) loans to employees, officers or directors relating to the purchase of equity securities of Parent pursuant to employee stock purchase plans or agreements approved by Parent’s board of directors, in an aggregate amount for all such Investments made in reliance of this clause (h) not to exceed the Threshold Amount at any one time outstanding; provided, that, no Investment otherwise permitted by this clause (h)(ii) shall be permitted to be made if any Default has occurred and is continuing or would result therefrom;

(i) deposits, prepayments, and other credits to suppliers and deposits in connection with lease obligations, taxes, insurance and similar items, in each case, made in the ordinary course of business and securing contractual obligations of a Loan Party or its Subsidiaries, in each case, to the extent constituting a Permitted Lien;

(j) other Investments not exceeding the Threshold Amount in the aggregate at any one time outstanding; provided, that, no Investment otherwise permitted by this clause (l) shall be permitted to be made if any Default has occurred and is continuing or would result therefrom; provided, further, that any Investment by a Loan Party in a Subsidiary that is not a Loan Party in reliance on this clause (i) shall be limited to cash and Cash Equivalents; and

(k) to the extent constituting an Investment, a Permitted Regulatory Approval Transfer and a Permitted Aegis Disposition.

The foregoing to the contrary notwithstanding, no Loan Party shall, nor shall it permit any Subsidiary, to make any Investment that consists of a Disposition or other transfer that involves the sale, lease, license, transfer or other disposition (excluding any Permitted Disposition) to any Person that is not a Loan Party of (x) the Equity Interests in any Subsidiary, or (y) any Key Product or any Material Intellectual Property, in each case, other than a Permitted Regulatory Approval Transfer and Permitted Aegis Dispositions.

8.03 Indebtedness.

Create, incur, assume or suffer to exist any Indebtedness, except:

(a) Indebtedness under the Loan Documents;

(b) Indebtedness of Parent and its Subsidiaries existing on the date hereof and described on Schedule 8.03 and renewals, refinancings and extensions thereof; provided that no such Indebtedness shall be refinanced for a principal amount in excess of the principal balance outstanding thereon at the time of such refinancing except by an amount equal to unpaid accrued interest and premium thereon and fees, commissions and expenses (including upfront fees and original issue discount) reasonably incurred, in connection with such refinancing;

(c) (i) intercompany Indebtedness to any Person that is a Loan Party; provided that all of such Indebtedness shall be subordinated to the Obligations pursuant to an intercompany debt subordination agreement in a form approved by the Administrative Agent and the Required Lenders in their reasonable discretion, (ii) intercompany Indebtedness owing to any Excluded Subsidiary from any other Excluded Subsidiary, and (iii) intercompany Indebtedness owing to any Loan Party by any Excluded Subsidiary in an aggregate principal amount incurred in any fiscal year not to exceed, when combined with outstanding Investments by a Loan Party in or to any Excluded Subsidiary pursuant to Section 8.02(f), $[***] in any fiscal year;

(d) obligations (contingent or otherwise) of Parent or any Subsidiary (other than any Excluded Subsidiary) existing or arising under any Swap Contract, provided, that, such obligations are (or were) entered into by such Person in the ordinary course of business for the purpose of directly mitigating risks associated with liabilities, commitments, investments, assets, or property held or reasonably anticipated by such Person, or changes in the value of securities issued by such Person, and not for purposes of speculation or taking a “market view”;

(e) purchase money Indebtedness (including obligations in respect of Capital Leases and Synthetic Leases) and Attributable Indebtedness hereafter incurred by Parent or any of its Subsidiaries to finance the purchase of fixed assets, and renewals, refinancings and extensions thereof, provided, that, (i) no Default or Event of Default has occurred and is continuing both immediately prior to and after giving effect thereto, (ii) the total of all such Indebtedness for all such Persons taken together shall not exceed an aggregate principal amount of Threshold Amount at any one time outstanding, (iii) such Indebtedness when incurred shall not exceed the purchase price of the asset(s) financed, and (iv) no such Indebtedness shall be refinanced for a principal amount in excess of the principal balance outstanding thereon at the time of such refinancing except by an amount equal to unpaid accrued interest and premium thereon plus other amounts owing or paid related to such Indebtedness, and fees, commissions and expenses (including upfront fees and original issue discount) reasonably incurred, in connection with such refinancing;

(f) unsecured Indebtedness hereafter incurred by Parent or any of its Subsidiaries in an aggregate amount not to exceed the Threshold Amount at any one time outstanding;

(g) Permitted Contingent Obligations;

(h) Indebtedness in respect of letters of credit incurred in the ordinary course of business in an aggregate amount not to exceed $[***] issued at any time;

(i) Indebtedness incurred in connection with commercial credit cards incurred in the ordinary course of business with outstanding balances not to exceed Threshold Amount in the aggregate at any time; and

(j) Indebtedness incurred in the ordinary course of business owed to any Person providing property, casualty, liability, or other insurance to the Loan Parties, to finance insurance premiums, so long as the amount of such Indebtedness is not in excess of the amount of the unpaid cost of, and shall be incurred only to defer the cost of, such insurance for the policy year in which such Indebtedness is incurred and such Indebtedness is outstanding only during such policy year;

(k) (i) Indebtedness constituting Earn Out Obligations in an aggregate amount not to exceed the Threshold Amount so long as such Indebtedness is unsecured or (ii) obligations in respect of working capital adjustment requirements, in each case under the agreements used to consummate a Permitted Acquisition or other Investment permitted under Section 8.02;

(l) Indebtedness in respect of any agreement providing for treasury, depositary, or cash management services, including in connection with any automated clearing house transfers of funds or any similar transactions, securities, settlements, assumed settlement, netting services, overdraft protections and other cash management and similar arrangements, in each case, in the ordinary course of business;

(m) Indebtedness of a Subsidiary acquired after the Closing Date in a Permitted Acquisition (or Indebtedness assumed by the Parent or any Subsidiary in connection with a Permitted Acquisition as a result of (x) a merger or consolidation permitted by Section 8.04 or (y) acquisition of assets securing such Indebtedness), provided, that (i) such Indebtedness (A) was not incurred in connection with or in anticipation or contemplation of, such Permitted Acquisition, and (B) existed immediately prior to such Permitted Acquisition, (ii) in the case of an acquisition of assets, subject to such Indebtedness, any Liens do not at any time encumber any property other than property encumbered prior to such Permitted Acquisition, and (iii) the aggregate amount of all such Indebtedness shall not exceed the Threshold Amount at any one time outstanding;

(n) advances or deposits in the ordinary course of business from customers, vendors, or partners and, in each case, not constituting Indebtedness for borrowed money; and

(o) Indebtedness incurred in the ordinary course of business with respect to surety and appeal bonds, performance bonds and other similar obligations not to exceed $[***] in the aggregate at any time outstanding.

8.04 Fundamental Changes.

Merge, dissolve, liquidate, consolidate, with or into another Person, or Dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to or in favor of any Person (including, in each case, pursuant to a Delaware LLC Division) (a “Fundamental Change”); provided, that, notwithstanding the foregoing provisions of this Section 8.04 but subject to the terms of Sections 7.12 and 7.14, (a) Parent or the Borrower may merge or consolidate with any of its direct Subsidiaries (other than the Borrower), provided that (x) if Parent is a party, Parent shall be the continuing or surviving entity or (y) if the Borrower is a party, the Borrower shall be the continuing or surviving entity, (b) any Subsidiary that is a Loan Party (other than the Borrower) may merge or consolidate with any other Loan Party, (c) any Subsidiary that is not a Loan Party may be merged or consolidated with or into any Loan Party, provided that such Loan Party shall be the continuing or surviving entity, (d) any Subsidiary that is not a Loan Party may be merged or consolidated with or into any other direct Subsidiary of it that is not a Loan Party and (e) any Subsidiary that is not a Loan Party may dissolve, liquidate or wind up its affairs at any time provided that such dissolution, liquidation or winding up could not reasonably be expected to have a Material Adverse Effect and all of its assets and business are transferred to a Loan Party prior to or concurrently with such dissolution, liquidation or winding up; provided, that, in the case of (a) through (d) above, the merging parties are organized in the same jurisdiction (it being understood that for this purpose, States of the United States shall be deemed to be the same jurisdiction as each other).

8.05 Dispositions.

Make any Disposition (other than Permitted Dispositions), unless (i) no Event of Default shall have occurred and be continuing both immediately prior to and after giving effect to such Disposition, (ii) such Disposition does not involve the sale, lease, license, transfer or other disposition of (x) the Equity Interests in any Subsidiary except pursuant to a Fundamental Change permitted by Section 8.04, (y) any Key Product or any Material Intellectual Property (other than in connection with a Permitted Regulatory Approval Transfer and Permitted Aegis Dispositions) or (z) unless otherwise permitted under Section 8.12(e), any Key Contract or any rights thereunder, or any assets of Parent or any Subsidiary necessary thereunder and (iii) the aggregate fair market value of all of the assets sold or otherwise disposed of in such Disposition together with the aggregate fair market value of all assets sold or otherwise disposed of by Parent and its Subsidiaries in all such transactions during the term of this Agreement does not exceed $[***] per fiscal year of Parent.

8.06 Restricted Payments.

Declare or make, directly or indirectly, any Restricted Payment, or incur any obligation (contingent or otherwise) to do so, except that:

(a) (i) each Subsidiary may make Restricted Payments to any Loan Party and (ii) each Subsidiary that is not a Loan Party may make Restricted Payments to another Subsidiary that is not a Loan Party;

(b) Parent may declare and make dividend payments or other distributions payable solely in the Qualified Capital Stock of such Person;

(c) (i) Parent may make repurchases of its Equity Interests deemed to occur upon cashless exercise of stock options or warrants of such Equity Interests to represent a portion of the exercise price of such options or warrants, (ii) to the extent constituting a Restricted Payment, Parent may acquire (or withhold) its Equity Interests pursuant to any employee stock option or similar plan in satisfaction of withholding or similar taxes payable by any present or former officer, employee, director or member of management and Parent may make deemed repurchases in connection with the exercise of stock options, (iii) Parent may repurchase Equity Interests of Parent held by current or employees, officers, consultants or directors pursuant to stock repurchase agreements or stock purchase plans by the cancellation of Indebtedness incurred to purchase such Equity Interests that is owed by such employees, officers, consultants or directors, and (iv) Parent may distribute rights to purchase its Qualified Capital Stock pursuant to any shareholder rights plan and redeem such rights for nominal consideration in accordance with the terms of such shareholder rights plan;

(d) Parent may make any payment of cash in lieu of a fractional share in connection with any stock dividends, splits, or combinations or in connection with exercises or conversions of options, warrants and other convertible securities;

(e) Parent may convert any of its convertible securities (including warrants) into other securities constituting Qualified Capital Stock pursuant to the terms of such convertible securities; and

(f) Parent may issue dividends in Qualified Capital Stock.

8.07 Change in Nature of Business.

Engage in any material line of business substantially different from those lines of business conducted by Parent and its Subsidiaries on the Closing Date or any business substantially related or incidental thereto.

8.08 Transactions with Affiliates and Insiders.

Enter into any transaction or series of transactions, with any officer, director or Affiliate of a Loan Party or a Subsidiary other than (a) advances of working capital to any Loan Party, (b) intercompany transactions expressly permitted by Section 8.02, Section 8.03, Section 8.04, Section 8.05 or Section 8.06 (in each case, other than by reference to this Section 8.08 (or any sub-clause hereof)), (c) normal and reasonable compensation, indemnification and reimbursement of expenses of officers and directors in the ordinary course of business, (d) except as otherwise specifically limited in this Agreement, other transactions which are entered into on terms and conditions substantially as favorable to such Person as would be obtainable by it in a comparable arm’s-length transaction with a Person other than an officer, director or Affiliate, (e) transactions solely between or among Loan Parties and (f) transactions existing as of the Closing Date, as disclosed in the Parent’s filings with the SEC.

8.09 Burdensome Agreements.

Enter into, or permit to exist, any Contractual Obligation that (a) encumbers or restricts the ability of any such Person to (i) make Restricted Payments to any Loan Party, (ii) pay any Indebtedness or other obligations owed to any Loan Party, (iii) make loans or advances to any Loan Party, (iv) transfer any of its property to any Loan Party, (v) pledge its property pursuant to the Loan Documents or any renewals, refinancings, exchanges, refundings or extension thereof or (vi) act as a Loan Party pursuant to the Loan Documents or any renewals, refinancings, exchanges, refundings or extension thereof, except (in respect of any of the matters referred to in clauses (i) through (v) above) for (1) this Agreement and the other Loan Documents, (2) any document or instrument governing Indebtedness incurred pursuant to Section 8.03(e), provided, that, any such restriction contained therein relates only to the asset or assets constructed or acquired in connection therewith, (3) customary provisions restricting assignment of any agreement entered into by Parent or any Subsidiary in the ordinary course of business, (4) customary restrictions and conditions contained in any agreement relating to the sale of any property permitted under Section 8.05 pending the consummation of such sale, or (5) customary provisions restricting assignment, pledges or transfers of any agreement entered into by the Parent or any Subsidiary in the ordinary course of business or (b) requires the grant of any security for any obligation if such property is given as security for the Obligations.

8.10 Use of Proceeds.

Use the proceeds of any Loan, whether directly or indirectly, and whether immediately, incidentally or ultimately, to purchase or carry margin stock (within the meaning of Regulation U of the FRB) or to extend credit to others for the purpose of purchasing or carrying margin stock or to refund indebtedness originally incurred for such purpose.

8.11 Prepayment of Other Indebtedness.

Make (or give any notice with respect thereto) any voluntary or optional payment or prepayment or redemption (including without limitation, by way of depositing money or securities with the trustee with respect thereto before due for the purpose of paying when due), refund or refinance of any Indebtedness of any Loan Party or any Subsidiary that is (or is required to be) (a) contractually subordinated in right of payment to the Obligations unless otherwise permitted under the applicable subordination or intercreditor agreements, (b) unsecured Indebtedness, or (c) Indebtedness secured by Liens which are junior to the Liens securing the Obligations, except for Indebtedness permitted under Sections 8.03(d), (e), (g), (h), (i), and (j).

8.12 Organization Documents; Fiscal Year; Legal Name, Jurisdiction of Formation and Form of Entity; Certain Amendments.

(a) Amend, modify or change its Organization Documents in a manner materially adverse to the Administrative Agent or the Lenders.

(b) Change its fiscal year.

(c) Without providing ten (10) days prior written notice to the Administrative Agent and otherwise taking any steps that in the Required Lenders’ reasonable discretion would be necessary, appropriate or convenient in order to perfect and maintain perfection of the security interests granted under the Collateral Documents, change its name, jurisdiction of organization, form of organization or federal taxpayer identification number or organizational number (or equivalent).

(d) Amend, supplement, waive or otherwise modify (or permit the amendment, supplement, waiver or modification), or enter into any forbearance from exercising any rights with respect to, (i) any Material Contract (other than any Key Contract) if such amendment, supplement, waiver, other modification or forbearance could reasonably be expected to result in a material adverse effect on any Product Development and Commercialization Activities or (ii) any document or other agreement evidencing Indebtedness in excess of the Threshold Amount in a manner materially adverse to the Administrative Agent or any Lender.

(e) (i) Terminate or agree to the termination of the Key Contracts for any reason except upon expiry in accordance with the terms of such Key Contracts or for which the Parent or its Subsidiaries enters into a replacement for such terminated Key Contract that does not adversely affect in any material respect any Product Development and Commercialization Activities within thirty (30) days of its termination, (ii) amend, supplement or otherwise modify any Key Contract in a manner that could be adverse to the Lenders in any material respect, (iii) fail to enforce any of its material rights under the Key Contracts, or (iv) agree to any assignment or transfer of the Key Contracts, or any material rights or obligations thereunder, by any party thereto.

8.13 Sale Leasebacks.

Enter into any Sale and Leaseback Transaction.

8.14 Sanctions; Anti-Corruption Laws.

(a) Directly or indirectly, use the proceeds of any Loan, or lend, contribute or otherwise make available such proceeds of any Loan to any Person, to fund any activities of or business with any Person, or in any Designated Jurisdiction, that, at the time of such funding, is the subject of Sanctions, or in any other manner that will result in a violation by any Person (including any Person participating in the transactions hereunder, whether as a Lender, Administrative Agent or otherwise) of Sanctions.

(b) Directly or indirectly, use the proceeds of any Loan for any purpose which would breach the United States Foreign Corrupt Practices Act of 1977, as amended, the UK Bribery Act 2010, the Proceeds of Crime (Money Laundering) and Terrorist Financing Act (Canada), the Special Economic Measures Act (Canada), the Freezing Assets of Corrupt Foreign Officials Act, Part II.I of the Criminal Code (Canada), and other similar anti-corruption legislation in other jurisdictions.

8.15 [Reserved].

8.16 Minimum Liquidity.

Permit the amount of Unrestricted Cash of the Loan Parties held in Deposit Accounts in the United States for which the Administrative Agent shall have received a Deposit Account Control Agreement at any time to be less than $[***].

ARTICLE IX

EVENTS OF DEFAULT AND REMEDIES

9.01 Events of Default.

Any of the following shall constitute an Event of Default:

(a) Non-Payment. The Borrower or any other Loan Party fails to pay (i) when and as required to be paid herein, any amount of principal of any Loan (including any Repayment Premium or Exit Fee due in connection with such principal amount); provided a failure to make a payment when due shall not constitute an Event of Default to the extent such failure results from an administrative or clerical error and the Borrower cures such error within three (3) Business Days following written notice from the Administrative Agent or any Lender to the Borrower or any other Loan Party, or (ii) any interest on any Loan, any other fee due hereunder or any other amount payable hereunder or under any Loan Document when and as required to be paid herein; provided a failure to make such payments when due shall not constitute an Event of Default to the extent the Borrower cures such error within three (3) Business Days after written notice thereof shall have been given to any Loan Party by the Administrative Agent or any Lender (so long as the Borrower does not exercise the cure right under this proviso more than 5 times during the term of this Agreement); or

(b) Specific Covenants. Any Loan Party fails to perform or observe any term, covenant or agreement contained in any of Section 7.01, 7.03(a), 7.05(a) (solely as to any Loan Party), 7.11, 7.12, 7.14, 7.16, 7.20 or 7.21 or Article VIII; or

(c) Other Defaults. (i) Any Loan Party fails to perform or observe any other covenant or agreement (not specified in subsection (a) or (b) above) contained in Sections 7.02 and 7.03 and such failure continues for ten (10) days after the date on which written notice thereof shall have been given to any Loan Party by the Administrative Agent or any Lender or (ii) any Loan Party fails to perform or observe any other covenant or agreement (not specified in subsection (a) or (b) above or clause (i) hereof) contained in any Loan Document on its part to be performed or observed and such failure continues for thirty (30) days after the date on which written notice thereof shall have been given to any Loan Party by the Administrative Agent or any Lender; or

(d) Representations and Warranties. Any representation, warranty, certification or statement of fact made or deemed made by or on behalf of the Borrower or any other Loan Party herein, in any other Loan Document, or in any document delivered in connection herewith or therewith shall be incorrect or misleading in any material respect (and in all respects if any such representation or warranty is already qualified by materiality or reference to Material Adverse Effect) when made or deemed made; or

(e) Cross-Default. (i) Any Loan Party or any Subsidiary (A) fails to make any payment beyond any applicable grace period (whether by scheduled maturity, required repayment or prepayment, acceleration, demand, or otherwise) in respect of any Indebtedness or Guarantee (other than Indebtedness hereunder, Indebtedness under Swap Contracts) having an aggregate principal amount (including undrawn committed or available amounts and including amounts owing to all creditors under any combined or syndicated credit arrangement) of more than the $[***], or (B) fails to observe or perform any other agreement or condition relating to any such Indebtedness or Guarantee or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event occurs, the effect of which default or other event is to cause, or to permit the holder or holders of such Indebtedness or the beneficiary or beneficiaries of such Guarantee (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice if required, such Indebtedness to be demanded or to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, repay, prepay, defease or redeem such Indebtedness to be made, prior to its stated maturity, or such Guarantee to become payable or cash collateral in respect thereof to be demanded; or (ii) there occurs under any Swap Contract an Early Termination Date (as defined in such Swap Contract) resulting from (A) any event of default under such Swap Contract as to which Parent or any Subsidiary is the Defaulting Party (as defined in such Swap Contract) or (B) any Termination Event (as so defined) under such Swap Contract as to which Parent or any Subsidiary is an Affected Party (as so defined) and, in either event, the Swap Termination Value owed by Parent or such Subsidiary as a result thereof is greater than the Threshold Amount; or

(f) Insolvency Proceedings, Etc. Any Loan Party or any of its Subsidiaries institutes or consents to the institution of any proceeding under any Debtor Relief Law, or makes an assignment for the benefit of creditors; or applies for or consents to the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer for it or for all or any material part of its property; or any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer is appointed without the application or consent of such Person and the appointment continues undischarged or unstayed for sixty (60) calendar days; or any proceeding under any Debtor Relief Law relating to any such Person or to all or any material part of its property is instituted without the consent of such Person and continues undismissed or unstayed for sixty (60) calendar days, or an order for relief is entered in any such proceeding; provided that, for the avoidance of doubt, any liquidation or dissolution of any Subsidiary in connection with a Fundamental Change permitted by Section 8.04 shall not constitute an Event of Default under this Section 9.01(f); or

(g) Inability to Pay Debts; Attachment. (i) Any Loan Party or any of its Subsidiaries becomes unable or admits in writing its inability or fails generally to pay its debts as they become due, or is declared to be unable to pay its debts under applicable Law, or (ii) any writ or warrant of attachment or execution or similar process is issued or levied against all or any material part of the property of any such Person and is not released, vacated or fully bonded within thirty (30) days after its issue or levy; or

(h) Judgments. There is entered against any Loan Party or any Subsidiary (i) one or more final judgments or orders for the payment of money in an aggregate amount exceeding the $[***] (exclusive of any amounts fully covered by insurance (less any applicable deductible) and as to which the insurer has acknowledged its responsibility to cover such judgment or order) or (ii) any one or more non-monetary final judgments that have, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect and, in either case, (A) enforcement proceedings are commenced by any creditor upon such judgment or order or (B) such judgment or order shall not have been vacated or discharged or stayfed or bonded pending appeal within thirty (30) calendar days from entry thereof; or

(i) ERISA. (i) An ERISA Event occurs with respect to a Pension Plan or Multiemployer Plan which has resulted or could reasonably be expected to result in liability of any Loan Party under Title IV of ERISA to the Pension Plan, Multiemployer Plan or the PBGC in an aggregate amount in excess of the Threshold Amount, or (ii) Parent or any ERISA Affiliate fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan in an aggregate amount in excess of the Threshold Amount; or

(j) Invalidity of Loan Documents. Any Loan Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or thereunder, ceases to be in full force and effect; or any Loan Party contests in writing the validity or enforceability of any Loan Document; or any Loan Party denies that it has any or further liability or obligation under any Loan Document, or purports to revoke, terminate or rescind any Loan Document; or

(k) Impairment of Security, Etc. Any Loan Document or any Lien granted under a Loan Document shall (except in accordance with its terms), in whole or in part, terminate, cease to be effective or cease to be the legally valid, binding and enforceable obligation of the Loan Party party thereto in any material respect; any Loan Party or any other party shall, directly or indirectly, contest in any manner such effectiveness, validity, binding nature or enforceability; or, except as permitted under any Loan Document, any Lien securing any Obligation shall, in whole or in part, cease to be a perfected first priority Lien (subject to Permitted Liens); provided, however, that no Event of Default shall occur if such event results from the action or inaction of the Administrative Agent or any Lender; or

(l) Material Adverse Effect. There occurs any circumstance or circumstances that has had, either individually or in the aggregate, or could reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect; or

(m) Change of Control. There occurs any Change of Control; or

(n) [Reserved] ; or

(o) Injunction. Any court order enjoins, restrains, or prevents any Loan Party from conducting any material part of its business for a period of thirty (30) consecutive days during which a stay of enforcement of such court order, by reason of a pending appeal or otherwise, is not in effect; or

(p) Key Contracts. Any of the Key Contracts is terminated for any reason, or Parent or any Subsidiaries receives a termination notice (written or otherwise) from any other Person party to any Key Contract, except if such Key Contract expires in accordance with its terms or the Parent or its Subsidiaries enters into a replacement for such terminated Key Contract that does not adversely affect in any material respect any Product Development and Commercialization Activities within thirty (30) days of its termination; or

(q) Key Permits. The FDA or other Governmental Authority shall revoke, withdraw, suspend for more than thirty (30) days, cancel, terminate or materially adversely modify any approved Key Permit related to any Product; or

(r) Regulatory Matters. If any of the following occurs: (i) marketing approval for any Key Product is withdrawn or suspended in any Key Territory; (ii) the FDA, CMS, EMA or any other Governmental Authority (A) issues a letter or other written communication to Parent or any Subsidiary, or publicly publishes a notification, asserting that any Key Product lacks a required Regulatory Authorization or is being commercialized in contravention of its Regulatory Authorization, or stating that such Governmental Authority intends to, or is commencing actions to, withdraw or suspend such marketing approval, which assertion or statement is not withdrawn or otherwise resolved within 45 days after receipt or public publication of such letter or other written communication, or (B) initiates enforcement action against, or issues a warning letter with respect to Parent or any of its Subsidiaries, or any of their Key Products or the manufacturing facilities therefor, that, in the case of either clause (A) or (B), causes, or is reasonably likely to cause, Parent or such Subsidiary to discontinue or suspend marketing of, or withdraw, any Key Product, or causes, or is reasonably likely to cause, a discontinuance, withdrawal or delay in the manufacture or offering of any Key Product in any Key Territory, which discontinuance, withdrawal or delay could reasonably be expected to last for more than 45 days; (iii) a recall with respect to any Key Product which could reasonably be expected to (A) result in liability to Parent and its Subsidiaries in excess of the Threshold Amount, or (B) have a Material Adverse Effect; or (iv) Parent or any of its Subsidiaries enters into a settlement agreement with the FDA, CMS, EMA, DOJ or any other Governmental Authority with respect to any Key Product that (A) results in aggregate liability as to any single or related series of transactions, incidents or conditions in excess of the Threshold Amount or (B) has a Material Adverse Effect; or

(s) Delisting. Parent fails to maintain at least one class of common shares of Parent which is subject to price quotations on a national stock exchange in the United States (such as NASDAQ, NYSE, AMEX or any successor thereto).

9.02 Remedies Upon Event of Default.

If any Event of Default occurs and is continuing, the Administrative Agent shall, at the direction of the Required Lenders, take any or all of the following actions with written notice to the Borrower (provided that written notice shall not be required with respect to an Event of Default under Section 9.01(f) or (g)):

(a) declare the commitment of each Lender to make Loans to be terminated, whereupon such commitments and obligations shall be terminated;

(b) declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, Repayment Premiums thereto (if any) and Exit Fee and all other Obligations owing or payable hereunder or under any other Loan Document to be immediately due and payable; and

(c) exercise on behalf of itself and the Lenders all rights and remedies available to the Administrative Agent and/or the Lenders under the Loan Documents;

provided, however, that upon the occurrence of an Event of Default under Section 9.01(f) or (g), the obligation of each Lender to make any Loans shall automatically terminate, the unpaid principal amount of all outstanding Loans and all interest and other Obligations (including any Repayment Premium and Exit Fees) as aforesaid shall automatically become due and payable, in each case without further act of the Administrative Agent or any Lender.

Notwithstanding anything in this Agreement or any other Loan Document to the contrary, the Exit Fee and Repayment Premium shall automatically be due and payable as set forth in the Loan Documents as though such Indebtedness was voluntarily prepaid at such time and shall constitute part of the Obligations, whether due to acceleration pursuant to the terms of this Agreement (in which case it shall be due immediately in accordance with the provisions of Section 9.02 of this Agreement), by operation of law or otherwise (including, without limitation, on account of any proceeding pursuant to any Debtor Relief Laws), in view of the impracticability and extreme difficulty of ascertaining the actual amount of damages to the Secured Parties or profits lost by the Secured Parties as a result of such acceleration, and by mutual agreement of the Administrative Agent and the Secured Parties, on the one hand, and the Loan Parties, on the other hand, as to a reasonable estimation and calculation of the lost profits or damages of the Secured Parties as a result thereof. Any Exit Fee or Repayment Premium payable pursuant to the Loan Documents shall be presumed to be the liquidated damages sustained by each Secured Party, and Borrower agrees that such Exit Fee and such Repayment Premium is reasonable under the circumstances currently existing. In the event the Obligations are reinstated, it is understood and agreed that the Obligations shall include any Exit Fee and any Repayment Premium payable in accordance with the Loan Documents. The Exit Fee and the Repayment Premium shall also be payable (i) in the event the Obligations (and/or the Loan Documents evidencing the Obligations) are satisfied or released by foreclosure (whether by power of judicial proceeding or otherwise), deed in lieu of foreclosure or by any other means and/or (ii) upon the satisfaction, release, payment, restructuring, reorganization, replacement, reinstatement, defeasance or compromise of any of the Obligations (and/or the Loan Documents evidencing the Obligations) in any proceeding pursuant to any Debtor Relief Laws, foreclosure (whether by power of judicial proceeding or otherwise), deed in lieu of foreclosure or by any other means or the making of a distribution of any kind in any proceeding pursuant to any Debtor Relief Laws to the Administrative Agent, for the account of the Secured Parties, in full or partial satisfaction of the Obligations. If the Exit Fee or the Repayment Premium becomes due and payable pursuant to the Loan Documents, the Exit Fee and the Repayment Premium shall be deemed to be principal of the Obligations under the Loan Documents and interest shall accrue on the full outstanding amount of the Obligations (including without limitation on the Exit Fee and the Repayment Premium) from and after the date when such Exit Fee or such Repayment Premium was due as set forth above. In the event that any Exit Fee or any Repayment Premium is determined not to be due and payable by order of any court of competent jurisdiction, including, without limitation, by operation of the Bankruptcy Code of the United States, each of the Exit Fee and the Repayment Premium shall nonetheless constitute Obligations under this Agreement and the Loan Documents for all purposes hereunder and thereunder. EACH LOAN PARTY HEREBY WAIVES THE PROVISIONS OF ANY PRESENT OR FUTURE STATUTE OR LAW THAT PROHIBITS OR MAY PROHIBIT THE COLLECTION OF THE EXIT FEE OR THE REPAYMENT PREMIUM AND ANY DEFENSE TO PAYMENT, WHETHER SUCH DEFENSE MAY BE BASED IN PUBLIC POLICY,

AMBIGUITY, OR OTHERWISE, INCLUDING WITHOUT LIMITATION IN CONNECTION WITH ANY VOLUNTARY OR INVOLUNTARY ACCELERATION OF THE OBLIGATIONS PURSUANT TO ANY PROCEEDING PURSUANT TO ANY DEBTOR RELIEF LAWS OR PURSUANT TO A PLAN OF REORGANIZATION. Each of the Loan Parties and the Administrative Agent, for the benefit of the Secured Parties, acknowledges and agrees that any Exit Fee and any Repayment Premium due and payable in accordance with the Loan Documents does not and shall not be deemed to constitute unmatured interest, whether under Section 502(b)(2) of the Bankruptcy Code of the United States or otherwise. Each Loan Party further acknowledges and agrees, and waives any argument to the contrary, that payment of such amount does not constitute a penalty or an otherwise unenforceable or invalid obligation. The Loan Parties, the Administrative Agent and the other Secured Parties have agreed on the Exit Fee and the Repayment Premium because it captures the attractiveness of the investment and the opportunity cost to each Lender for its capital investment because each Lender is an investment fund with limited ability to recycle capital and the Exit Fee and the Repayment Premium reflects the view of the Loan Parties, the Administrative Agent and the other Secured Parties on risk return. The Loan Parties, the Administrative Agent and the other Secured Parties agree (and each person that accepts an interest in the Obligations from time to time by their acceptance of the Loan Documents or interest agrees) that the Exit Fee and the Repayment Premium are not to be construed as part of a headline interest rate, but instead compensation specifically reflecting the Secured Parties’ agreement to forego receiving additional compensation, fees and pricing on the Closing Date in return for Borrower agreeing to pay the Exit Fee and the Repayment Premium, and that the payment of such amount reflects each Lender’s capital anticipated to be returned for the specific investment of the Lender’s capital after taking into account all of the circumstances, including the costs of funds, the opportunity cost of capital, the relative risk of the investment, and the operational benefits for Borrower from continued use of funds as a result of the Lenders’ agreement to receive cash payment of that portion of their compensation at a date later than the Closing Date in lieu of up-front fees. Each Loan Party expressly acknowledges and agrees that, prior to executing this Agreement, it has had the opportunity to review, evaluate, and negotiate the Exit Fee and the Repayment Premium and the calculations thereof with its advisors, and that (i) the Exit Fee and the Repayment Premium is reasonable and is the product of an arm’s-length transaction between sophisticated business people, ably represented by counsel, (ii) the Exit Fee and the Repayment Premium shall be payable notwithstanding the then prevailing market rates at the time payment is made, (iii) there has been a course of conduct between the Lenders and Borrower giving specific consideration in this transaction for such agreement to pay the Exit Fee and the Repayment Premium, (iv) the Loan Parties shall be estopped hereafter from claiming differently than as agreed to in this Fee Letter, (v) Borrower’s agreement to pay the Exit Fee and the Repayment Premium is a material inducement to the Secured Parties’ agreement to execute, deliver and perform their respective obligations under the Loan Documents, and (vi) the Exit Fee and the Repayment Premium represent a good faith, reasonable estimate and calculation of the lost profits, losses or other damages of the Lenders and that it would be impractical and extremely difficult to ascertain the actual amount of damages to the Lenders or profits lost by the Lenders.

9.03 Application of Funds.

After the exercise of remedies provided for in Section 9.02 (or after the Loans have automatically become immediately due and payable as set forth in the proviso to Section 9.02), any amounts received by any Lender or the Administrative Agent on account of the Obligations shall be applied by the Administrative Agent in the following order:

First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (including fees, charges and disbursements of counsel to the Administrative Agent and amounts payable under Articles III and X) payable to the Administrative Agent in its capacity as such;

Second, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal, interest, Repayment Premiums and Exit Fees) payable to the Secured Parties (other than the Administrative Agent) (including fees, charges and disbursements of counsel to the respective Secured Parties (other than the Administrative Agent)) arising under the Loan Documents and amounts payable under Articles III and X, ratably among them in proportion to the respective amounts described in this clause Second payable to them;

Third, to payment of that portion of the Obligations constituting accrued and unpaid interest on and Repayment Premiums and the Exit Fees with respect to the Loans, ratably among the Lenders in proportion to the respective amounts described in this clause Third held by them;

Fourth, to payment of that portion of the Obligations constituting accrued and unpaid principal of the Loans, ratably among the Lenders in proportion to the respective amounts described in this clause Fourth held by them; and

Last, the balance, if any, after all of the Obligations have been indefeasibly paid in full, to the Borrower or as otherwise required by Law.

ARTICLE X

INCREASED COSTS AND INABILITY TO DETERMINE RATES

10.01 Increased Costs, Etc.

(a) Increased Costs Generally. If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender;

(ii) subject any Recipient to any Taxes (other than (A) Indemnified Taxes and (B) Excluded Taxes) on its loans, loan principal, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or

(iii) impose on any Lender any other condition, cost or expense (other than Taxes) affecting this Agreement; and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Loan (or of maintaining its obligation to make any such Loan), then, upon written demand of such Lender, the Borrower will pay to such Lender, as the case may be, such additional amount or amounts as will compensate such Lender, as the case may be, for such additional costs incurred or reduction suffered.

(b) Capital Requirements. If any Lender determines that any Change in Law affecting such Lender or any Lending Office of such Lender or such Lender’s holding company, if any, regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement, the Commitments or Discretionary Tranche of such Lender or the Loans made by such Lender to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy), then from time to time the Loan Parties will pay to such Lender, as the case may be, such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered.

(c) Certificates for Reimbursement. A certificate of a Lender setting forth the amount or amounts necessary to compensate such Lender or its holding company, as the case may be, as specified in clause (a) or (b) of this Section and delivered to the Borrower shall be conclusive absent manifest error. The Loan Parties shall pay such Lender the amount shown as due on any such certificate within ten (10) days after receipt thereof.

(d) Delay in Requests. Failure or delay on the part of any Lender to demand compensation pursuant to the foregoing provisions of this Section shall not constitute a waiver of such Lender’s right to demand such compensation, provided, that, the Loan Parties shall not be required to compensate a Lender pursuant to the foregoing provisions of this Section for any increased costs incurred or reductions suffered more than nine (9) months prior to the date that such Lender notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the nine-month period referred to above shall be extended to include the period of retroactive effect thereof).

10.02 Mitigation Obligations.

If any Lender requests compensation under Section 10.01 or requires the Loan Parties to pay any Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, then at the request of the Borrower such Lender shall, as applicable, use reasonable efforts to designate a different Lending Office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 3.01 or 10.01, as the case may be, in the future, and (ii) in each case, would not subject such Lender, as the case may be, to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Loan Parties hereby agree to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

10.03 SOFR Rate Not Determinable.

(a) If prior to the commencement of any Interest Period for a Loan, the Administrative Agent determines (which determination shall be conclusive absent manifest error), or the Required Lenders notify the Administrative Agent that they have determined, that adequate and reasonable means do not exist for ascertaining the SOFR Rate for such Interest Period, then the Administrative Agent shall give notice thereof to the Borrower as promptly as practicable and, until the Administrative Agent notifies (if applicable, upon the instruction of the Required Lenders) the Borrower that the circumstances giving rise to such notice no longer exist, (i) the Loans shall bear interest calculated pursuant to Section 2.06 but using the Prime Rate instead of the SOFR Rate and (ii) the continuation of any outstanding Loan or the extension of a new Loan hereunder shall be made with interest calculated pursuant to Section 2.06 but using the Prime Rate instead of the SOFR Rate.

(b) If at any time the Administrative Agent determines (which determination shall be conclusive absent manifest error), or the Required Lenders notify the Administrative Agent that they have determined, that (i) the circumstances set forth in Section 10.03(a) have arisen and such circumstances are unlikely to be temporary or (ii) the circumstances set forth in Section 10.03(a) have not arisen but the supervisor for the administrator of the SOFR Rate has made a public statement identifying a specific date after which the SOFR Rate shall no longer be used for determining interest rates for loans, then the Administrative Agent (at the direction of the Required Lenders) shall establish an alternate rate of interest to that based on the SOFR Rate that gives due consideration to the then-prevailing market convention for determining a rate of interest for loans in the United States at such time, and the Required Lenders and the Borrower shall enter into an amendment to this Agreement to reflect such alternate rate of interest and such other related changes as the Borrower and the Required Lenders may determine to be appropriate. Until an alternate rate of interest shall be determined in accordance with this Section 10.03(b) (but, in the case of the circumstances described in clause (ii) of the first sentence of this Section 10.03(b), only to the extent the SOFR Rate for such Interest Period is not available or published at such time on a current basis), Section 10.03(a) shall be applicable.

10.04 Survival.

All of the Loan Parties’ obligations under this Article X shall survive the Facility Termination Date and the resignation of the Administrative Agent.

ARTICLE XI

ADMINISTRATIVE AGENT

11.01 Appointment and Authority.

(a) Each of the Lenders hereby irrevocably appoints RA CAPITAL AGENCY SERVICES, LLC to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions, powers and discretion as are incidental thereto. The provisions of this Article are solely for the benefit of the Administrative Agent and the Lenders, and neither the Borrower nor any other Loan Party shall have rights as a third-party beneficiary of any of such provisions. It is understood and agreed that the use of the term “agent” herein or in any other Loan Documents (or any other similar term) with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable Law. Instead such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between contracting parties.

(b) The Administrative Agent shall also act as the “collateral agent” under the Loan Documents, and each of the Lenders hereby irrevocably appoints and authorizes the Administrative Agent to act as the agent of such Lender for purposes of acquiring, holding and enforcing any and all Liens on Collateral granted by any of the Loan Parties to secure any of the Obligations, together with such actions, powers and discretion as are incidental thereto. In this connection, the Administrative Agent, as “collateral agent” and any co-agents, sub- agents and attorneys-in-fact appointed by the

Administrative Agent pursuant to Section 11.05 for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under the Collateral Documents, or for exercising any rights and remedies thereunder at the direction of the Administrative Agent, shall be entitled to the benefits of all provisions of this Article XI and Article XII, as though such co- agents, sub-agents and attorneys-in-fact were the “Administrative Agent” or “collateral agent” under the Loan Documents as if set forth in full herein with respect thereto.

(c) If the Administrative Agent has a right to take or omit to take any action or to make requests hereunder, it shall exercise such right if instructed to do so by the Required Lenders. With respect to any discretion, consent, approval or similar such action to be made, taken, omitted to be taken or determined by the Administrative Agent under this Credit Agreement or any other Loan Document (including at the direction of the Required Lenders) (each an “Administrative Agent Determination”), such Administrative Agent Determination shall be made by the Administrative Agent at the direction of the Required Lenders; provided that, with respect to any Administrative Agent Determination, the Administrative Agent shall be deemed directed by any Required Lender who notifies the Administrative Agent in writing of its election to opt into this proviso if the Administrative Agent has provided such Required Lender with a summary of the action that Administrative Agent proposes to take at least two (2) Business Days prior and such Required Lender does not object to such Administrative Agent Determination within such two (2) Business Day period. If the Administrative Agent has resigned or been removed and no successor Administrative Agent has been appointed pursuant to the Credit Agreement, all rights of the Administrative Agent hereunder may be exercised by the Required Lenders.

11.02 Rights as a Lender.

The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent, and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with any Loan Party or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.

11.03 Exculpatory Provisions.

The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents, and its duties hereunder shall be administrative in nature. Without limiting the generality of the foregoing, the Administrative Agent:

(a) shall not be subject to any fiduciary or other implied duties, regardless of whether a Default or Event of Default has occurred and is continuing;

(b) shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), provided, that, the Administrative Agent shall not be required to take any action or to exercise any of the rights or powers vested in it by this Agreement at the request or direction of the Lenders, pursuant to the provisions of this Agreement, unless such Lenders shall have offered to the Administrative Agent security or indemnity (satisfactory to the Administrative Agent in its sole and absolute discretion) against the costs, expenses and liabilities which may be incurred by it in compliance with such request or direction, or that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable Law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any Debtor Relief Law or that may affect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any Debtor Relief Law; and

(c) shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to any Loan Party or any of its Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity.

The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Section 12.01 and Section 9.02) or (ii) in the absence of its own gross negligence, willful misconduct or bad faith, as determined by a court of competent jurisdiction by final and non-appealable judgment. Subject to the proviso in Section 11.03(b), to the extent the Administrative Agent is permitted to take any discretionary action hereunder or under any Loan Document, it shall take such action if instructed in writing to do so by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary under the circumstances as provided in Section 12.01 and Section 9.02). The Administrative Agent shall be deemed not to have knowledge of any Default or Event of Default unless and until notice describing such Default or Event of Default is given in writing to the Administrative Agent by the Borrower or a Lender.

The Administrative Agent shall have the right to request instructions from the Lenders or, as required, each of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary under the circumstances as provided in Section 12.01 and Section 9.02). If the Administrative Agent shall request instructions from the Lenders or each of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary under the circumstances as provided in Section 12.01 and Section 9.02), as the case may be, with respect to any act or action (including the failure to act) in connection with this Agreement or any other Loan Document, the Administrative Agent shall be entitled to refrain from such act or taking such action unless and until the Administrative Agent shall have received instructions from the Required Lenders or such other number or percentage of the Lenders, as the case may be, and the Administrative Agent shall not incur any liability to any Person by reason of so refraining. The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default or Event of Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Article V or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

The Administrative Agent shall have no liability for any action taken, or errors in judgment made, in good faith by it or any of its officers, employees or agents, unless it shall have been negligent in ascertaining the pertinent facts. The permissive rights of the Administrative Agent to do things enumerated in this Agreement shall not be construed as a duty and, with respect to such permissive rights, the Administrative Agent shall not be answerable in respect thereof other than for its gross negligence, willful misconduct or bad faith. Nothing in this Agreement shall require the Administrative Agent to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties or in the exercise of any of its rights or powers hereunder.

Neither the Administrative Agent nor any of its directors, officers, employees, agents or affiliates shall be responsible for nor have any duty to monitor the performance or any action of the Borrower or any Guarantor, or any of their directors, members, officers, agents, affiliates or employee, nor shall it have any liability in connection with the malfeasance or nonfeasance by such party. The Administrative Agent may assume performance by all such Persons of their respective obligations. The Administrative Agent shall have no enforcement or notification obligations relating to breaches of representations or warranties of any other Person.

The Administrative Agent shall not be responsible or liable for any failure or delay in the performance of its obligations under this Agreement arising out of or caused, directly or indirectly, by circumstances beyond its control, including without limitation, any act or provision of any present or future law or regulation or governmental authority; acts of God; earthquakes; fires; floods; wars; terrorism; civil or military disturbances; sabotage; epidemics; riots; interruptions, loss or malfunctions of utilities, computer (hardware or software) or communications service; accidents; labor disputes; acts of civil or military authority or governmental actions; or the unavailability of the Federal Reserve Bank wire or telex or other wire or communication facility.

11.04 Reliance by Administrative Agent.

The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan, that by its terms must be fulfilled to the satisfaction of a Lender, the Administrative Agent may presume that such condition is satisfactory to such Lender unless the Administrative Agent shall have received notice to the contrary from such Lender prior to the making of such Loan. The Administrative Agent may consult with legal counsel (who may be counsel for the Loan Parties), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

11.05 Delegation of Duties.

The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The rights, benefits and privileges (including exculpatory rights and rights to indemnification) of this Article shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent. The Administrative Agent shall not be responsible for the negligence or misconduct of any sub-agents except to the extent that a court of competent jurisdiction determines in a final and non-appealable judgment that the Administrative Agent acted with gross negligence, willful misconduct or bad faith in the selection of such sub-agents. Notwithstanding anything herein to the contrary, with respect to each sub-agent appointed by the Administrative Agent, (i) such sub-agent shall be a third party beneficiary under this Agreement with respect to all such rights, benefits and privileges (including exculpatory rights and rights to indemnification) and shall have all of the rights and benefits of a third party beneficiary, including an independent right of action to enforce such rights, benefits and privileges (including exculpatory rights and rights to indemnification) directly, without the consent or joinder of any other Person, against any or all of the Loan Parties and the Lenders, (ii) any modification to such rights, benefits and privileges (including exculpatory rights and rights to indemnification) shall not be effective as against such sub-agent without its written consent thereto, and (iii) such sub-agent shall only have obligations to the Administrative Agent and not to any Loan Party, Lender or any other Person and none of the Loan Parties, the Lenders or any other Person shall have any rights, directly or indirectly, as a third party beneficiary or otherwise, against such subagent.

11.06 Resignation or Removal of Administrative Agent.

The Administrative Agent may resign as Administrative Agent at any time by giving thirty (30) days advance notice thereof to the Lenders and the Borrower and, the Required Lenders may at any time remove the Administrative Agent and replace it with a successor Administrative Agent by giving thirty (30) days advance notice to Administrative Agent, the other Lenders and the Borrower, and thereafter, the retiring or removed (as applicable) Administrative Agent shall be discharged from its duties and obligations hereunder. Upon any such resignation or removal, the Required Lenders shall have the right, subject to the approval of the Borrower (so long as no Event of Default has occurred and is continuing; with such approval, if required, not to be unreasonably withheld), to appoint a successor Administrative Agent. In the case of a resignation by Administrative Agent, if no successor Administrative Agent shall have been so appointed by the Required Lenders, been approved (so long as no Event of Default has occurred and is continuing) by the Borrower or have accepted such appointment within thirty (30) days after the Administrative Agent’s giving of notice of resignation, then the Administrative Agent may, on behalf of the Lenders, appoint a successor Administrative Agent reasonably acceptable to the Borrower (so long as no Default or Event of Default has occurred and is continuing). Upon the acceptance of any appointment as Administrative Agent hereunder by a successor Administrative Agent, such successor Administrative Agent shall thereupon succeed to and become vested with all rights, powers, privileges and duties of the retiring or removed Administrative Agent. After any retiring Administrative Agent’s resignation hereunder as Administrative Agent or upon a removal of the Administrative Agent upon the written request of the Required Lenders, the provisions of this Section 11.06 shall continue in effect for its benefit in respect of any actions taken or omitted to be taken by it while it was acting as Administrative Agent. If no successor has accepted appointment as Administrative Agent by the date which is thirty (30) days following a retiring Administrative Agent’s notice of resignation or written notice of removal, the retiring Administrative Agent’s resignation or removal shall nevertheless thereupon become effective and the Required Lenders shall perform all of the duties of the Administrative Agent hereunder until such time, if any, as the Required Lenders appoint a successor agent as provided for above. In the event that a new Administrative Agent is appointed, then the Borrower shall agree to pay to such Administrative Agent the fees and expenses (such fees to be payable annually in advance) that such Administrative Agent may reasonably request in connection with its appointment and service.

11.07 Non-Reliance on Administrative Agent and Other Lenders.

Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

11.08 Administrative Agent May File Proofs of Claim.

In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise:

(a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders and the Administrative Agent under Section 12.04) allowed in such judicial proceeding; and

(b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same; and

(c) any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Section 12.04.

In addition, the Lenders hereby irrevocably authorize the Administrative Agent, based upon the written instruction of the Required Lenders, to (a) credit bid and in such manner purchase (either directly or through one or more acquisition vehicles) all or any portion of the Collateral at any sale thereof conducted under the provisions of the Debtor Relief Laws, including under Section 363 of the Bankruptcy Code of the United States or any similar laws in any other jurisdictions to which any Loan

Party is subject, or (b) credit bid and in such manner purchase (either directly or through one or more acquisition vehicles) all or any portion of the Collateral at any other sale or foreclosure conducted by (or with the consent or at the direction of) the Administrative Agent (whether by judicial action or otherwise) in accordance with applicable Law. In connection with any such credit bid and purchase, the Obligations owed to the Lenders shall be entitled to be, and shall be, credit bid on a ratable basis (with Obligations with respect to contingent or unliquidated claims being estimated for such purpose if the fixing or liquidation thereof would not unduly delay the ability of the Administrative Agent to credit bid and purchase at such sale or other disposition of the Collateral and, if such claims cannot be estimated without unduly delaying the ability of the Administrative Agent to credit bid, then such claims shall be disregarded, not credit bid, and not entitled to any interest in the asset or assets purchased by means of such credit bid) and the Lenders whose Obligations are credit bid shall be entitled to receive interests (ratably based upon the proportion of their Obligations credit bid in relation to the aggregate amount of Obligations so credit bid) in the asset or assets so purchased (or in the Equity Interests of the acquisition vehicle or vehicles that are used to consummate such purchase). Except as provided above and otherwise expressly provided for herein or in the other Loan Documents, the Administrative Agent will not execute or deliver a release of any Lien on any Collateral. Upon request by the Administrative Agent at any time, the Lenders will confirm in writing the Administrative Agent’s authority to release any such Liens on particular types or items of Collateral pursuant to, and in accordance with, this Section. Each Secured Party whose Obligations are credit bid under this Section shall be entitled to receive interests in the Collateral or any other asset acquired in connection with such credit bid (or in the Equity Interests of the acquisition vehicle or vehicles that are used to consummate such acquisition) on a ratable basis in accordance with the percentage obtained by dividing (y) the amount of Obligations of such Secured Party that were credit bid in such credit bid by (z) the aggregate amount of all Obligations that were credit bid in such credit bid.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or to authorize the Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.

11.09 Collateral and Guaranty Matters.

The Lenders irrevocably authorize the Administrative Agent, at its option and in its discretion,

(a) to release any Lien on any Collateral granted to or held by the Administrative Agent under any Loan Document (i) upon the Facility Termination Date, (ii) that is sold or otherwise disposed of or to be sold or otherwise disposed of as part of or in connection with any sale or other Disposition permitted hereunder or any Involuntary Disposition, or (iii) as approved in accordance with Section 12.01;

(b) to subordinate any Lien on any property granted to or held by the Administrative Agent under any Loan Document to the holder of any Lien on such property that is permitted by Section 8.01(i); and

(c) to release any Guarantor from its obligations under the Guaranty (i) if such Person ceases to be a Subsidiary as a result of a transaction permitted under the Loan Documents or (ii) upon the Facility Termination Date.

Upon request by the Administrative Agent at any time, the Required Lenders will confirm in writing the Administrative Agent’s authority to release or subordinate its interest in particular types or items of property, or to release any Guarantor from its obligations under the Guaranty, pursuant to this Section 11.09. At any time that a Loan Party desires the Administrative Agent to take any action pursuant to this Section 11.09, such Loan Party shall deliver a certificate signed by a Responsible Officer of such Loan Party stating that the action is permitted pursuant to this Section 11.09 and the terms of this Agreement.

In the event that any Collateral shall be attached, garnished or levied upon by any court order, or the delivery thereof shall be stayed or enjoined by an order of a court, or any order, judgment or decree shall be made or entered by any court order affecting the Collateral, the Administrative Agent is hereby expressly authorized, in its sole discretion, to respond as it deems appropriate or to comply with all writs, orders or decrees so entered or issued, or which it is advised by legal counsel of its own choosing is binding upon it, whether with or without jurisdiction. In the event that the Administrative Agent obeys or complies with any such writ, order or decree it shall not be liable to any of the Parties or to any other person, firm or corporation, should, by reason of such compliance notwithstanding, such writ, order or decree be subsequently reversed, modified, annulled, set aside or vacated.

The Administrative Agent shall have no obligation to give, execute, deliver, file, record, authorize or obtain any financing statements, notices, instruments, documents, agreements, consents or other papers as shall be necessary to (i) create, preserve, perfect or validate any security interest granted to the Administrative Agent pursuant to the Loan Documents or (ii) enable the Administrative Agent to exercise and enforce its rights under the Loan Documents with respect to any such pledge and security interest. The Administrative Agent shall not be responsible for or have a duty to ascertain or inquire into any representation or warranty regarding the existence, value or collectability of the Collateral, the existence, priority or perfection of the Administrative Agent’s Lien thereon, or any certificate prepared by any Loan Party in connection therewith, nor shall the Administrative Agent be responsible or liable to the Lenders for any failure to monitor or maintain any portion of the Collateral.

In the event that Parent or any of its Subsidiaries enters into any Permitted License and the Third Party counterparty to such Permitted License so requests, the Administrative Agent shall enter into a customary non-disturbance or similar agreement with the counterparty to such Permitted License with respect to the Intellectual Property covered thereby, in form and substance reasonably satisfactory to Parent or such Subsidiary, as applicable, and the Administrative Agent and the Required Lenders.

11.10 Erroneous Payments.

(a) If the Administrative Agent notifies a Lender, or any Person who has received funds on behalf of a Lender (any such Lender or other recipient, a “Payment Recipient”), that the Administrative Agent has determined in its sole discretion (whether or not after receipt of any notice under immediately succeeding clause (b)) that any funds (as set forth in such notice from the Administrative Agent) received by such Payment Recipient from the Administrative Agent or any of its Affiliates were erroneously or mistakenly transmitted to, or otherwise erroneously or mistakenly received by, such Payment Recipient (whether or not known to such Lender or other Payment Recipient on its behalf) (any such funds, whether transmitted or received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise, individually and collectively, an “Erroneous Payment”) and demands in writing the return of such Erroneous Payment (or a portion thereof), such Erroneous Payment shall at all times remain the property of the Administrative Agent pending its return or repayment as contemplated below in this Section 11.10 and held in trust for the benefit of the

Administrative Agent, and such Lender shall (or, with respect to any Payment Recipient who received such funds on its behalf, shall cause such Payment Recipient to) promptly, but in no event later than two Business Days thereafter (or such later date as the Administrative Agent may, in its sole discretion, specify in writing), return to the Administrative Agent the amount of any such Erroneous Payment (or portion thereof) as to which such a demand was made, in same day funds (in the currency so received), together with interest thereon (except to the extent waived in writing by the Administrative Agent) in respect of each day from and including the date such Erroneous Payment (or portion thereof) was received by such Payment Recipient to the date such amount is repaid to the Administrative Agent in same day funds at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect. A notice of the Administrative Agent to any Payment Recipient under this clause (a) shall be conclusive, absent manifest error.

(b) Without limiting immediately preceding clause (a), each Lender, or any Person who has received funds on behalf of a Lender, hereby further agrees that if it receives a payment, prepayment or repayment (whether received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise) from the Administrative Agent (or any of its Affiliates) (x) that is in a different amount than, or on a different date from, that specified in this Agreement or in a notice of payment, prepayment or repayment sent by the Administrative Agent (or any of its Affiliates) with respect to such payment, prepayment or repayment, (y) that was not preceded or accompanied by a notice of payment, prepayment or repayment sent by the Administrative Agent (or any of its Affiliates), or (z) that such Lender, or other such recipient, otherwise becomes aware was transmitted, or received, in error or by mistake (in whole or in part), then in each such case:

(i) it acknowledges and agrees that (A) in the case of immediately preceding clauses (x) or (y), an error or mistake shall be presumed to have been made (absent written confirmation from the Administrative Agent to the contrary) or (B) an error and mistake has been made (in the case of immediately preceding clause (z)), in each case, with respect to such payment, prepayment or repayment; and

(ii) such Lender shall (and shall cause any other recipient that receives funds on its respective behalf to) promptly (and, in all events, within one Business Day of its knowledge of the occurrence of any of the circumstances described in immediately preceding clauses (x), (y) and (z)) notify the Administrative Agent of its receipt of such payment, prepayment or repayment, the details thereof (in reasonable detail) and that it is so notifying the Administrative Agent pursuant to this Section 11.10(b)(ii).

(c) Each Lender hereby authorizes the Administrative Agent to set off, net and apply any and all amounts at any time owing to such Lender under any Loan Document, or otherwise payable or distributable by the Administrative Agent to such Lender under any Loan Document with respect to any payment of principal, interest, fees or other amounts, against any amount that the Administrative Agent has demanded to be returned under preceding clause (a).

(d) The parties hereto agree that (x) irrespective of whether the Administrative Agent may be equitably subrogated, in the event that an Erroneous Payment (or portion thereof) is not recovered from any Payment Recipient that has received such Erroneous Payment (or portion thereof) for any reason, the Administrative Agent shall be subrogated to all the rights and interests of such Payment Recipient (and, in the case of any Payment Recipient who has received funds on behalf of a

Lender or Secured Party, to the rights and interests of such Lender or Secured Party, as the case may be) under the Loan Documents with respect to such amount and (y) an Erroneous Payment shall not pay, prepay, repay, discharge or otherwise satisfy any Obligations owed by the Borrower or any Guarantor; provided that this Section 11.10 shall not be interpreted to increase (or accelerate the due date for), or have the effect of increasing (or accelerating the due date for), the Obligations of the Loan Parties relative to the amount (and/or timing for payment) of the Obligations that would have been payable had such Erroneous Payment not been made by the Administrative Agent; provided, further, that for the avoidance of doubt, immediately preceding clauses (x) and (y) shall not apply to the extent any Erroneous Payment is, and solely with respect to the amount of such Erroneous Payment that is, comprised of funds received by the Administrative Agent from the Borrower or any Guarantor for the purpose of making such Erroneous Payment.

(e) To the extent permitted by applicable law, no Payment Recipient shall assert any right or claim to an Erroneous Payment, and hereby waives, and is deemed to waive, any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by the Administrative Agent for the return of any Erroneous Payment received, including, without limitation, any defense based on “discharge for value” or any similar doctrine.

(f) Each party’s obligations, agreements and waivers under this Section 11.10 shall survive the resignation of the Administrative Agent, any transfer of rights or obligations by, or the replacement of, a Lender, the termination of the Commitments and/or the repayment, satisfaction or discharge of all Obligations (or any portion thereof) under any Loan Document.

ARTICLE XII

MISCELLANEOUS

12.01 Amendments, Etc.

No amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by the Borrower or any other Loan Party therefrom, shall be effective unless in writing signed by the Required Lenders and the Borrower or the applicable Loan Party, as the case may be, and acknowledged by the Administrative Agent, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, further, that:

(a) no such amendment, waiver or consent shall:

(i) extend or increase the Commitment of a Lender (or reinstate any Commitment terminated pursuant to Section 9.02) without the written consent of such Lender whose Commitment is being extended or increased (it being understood and agreed that a waiver of any condition precedent set forth in Section 5.02 or of any Default or a mandatory reduction in Commitments is not considered an extension or increase in Commitments of any Lender);

(ii) postpone any date fixed by this Agreement or any other Loan Document for any payment of principal (excluding mandatory repayments and prepayments), interest, Repayment Premiums, the Exit Fee, fees or other amounts due to the Lenders (or any of them) or any scheduled or mandatory reduction of the Commitments hereunder or under any other Loan Document without the written consent of each Lender entitled to receive such payment or whose Commitments are to be reduced;

(iii) reduce the principal of, the rate of interest specified herein on or the Repayment Premiums or Exit Fee specified herein for any Loan, or any fees or other amounts payable hereunder or under any other Loan Document without the written consent of each Lender entitled to receive such payment of principal, interest, fees or other amounts; provided, however, that, only the consent of the Required Lenders shall be necessary to amend the definition of “Default Rate” or to waive any obligation of the Borrower to pay interest at the Default Rate;

(iv) change any provision of this Section 12.01(a), Section 2.11, the definition of “Required Lenders,” change the waterfall set forth in Section 9.03 or otherwise or have the effect of changing the priority or pro rata treatment of any payments (including voluntary and mandatory repayments and prepayments), Liens, proceeds of Collateral or reductions in Commitments (including as a result in whole or in part of allowing the issuance or incurrence, pursuant to this Agreement or otherwise, of new loans or other Indebtedness having any priority over any of the Obligations in respect of payments, Liens, Collateral or proceeds of Collateral, in exchange for any Obligations or otherwise), in each case, without the written consent of each Lender directly affected thereby;

(v) release all or substantially all of the Collateral without the written consent of each Lender directly affected thereby, except to the extent the release of the Collateral is expressly permitted by Section 11.09 (in which case such release may be made by the Administrative Agent acting alone);

(vi) release Parent or the Borrower or, except in connection with a merger, amalgamation or consolidation permitted under Section 8.04, all or substantially all of the other Guarantors without the written consent of each Lender directly affected thereby, except to the extent the release of any Guarantor is permitted pursuant to Section 11.09 (in which case such release may be made by the Administrative Agent acting alone);

(vii) amend, waive or modify Section 11.06 hereof, without the consent of the Required Lenders;

(viii) advance the date fixed for, or increase, any scheduled installment of principal due to any of the Lenders under any Loan Document, in each case, without the written consent of each Lender directly affected thereby;

it being agreed that (X) all Lenders shall be deemed to be directly and adversely affected by an amendment, waiver or supplement described in the preceding clause (iv), (v), (vi) or (viii) and (Y) notwithstanding anything to the contrary in the preceding clause (X), only those Lenders that have not been provided a reasonable opportunity, as determined in the good faith judgment of the Required Lenders, to receive the ratable and no less favorable treatment under or in connection with the applicable amendment, waiver or supplement described in the preceding clauses (ii), (iii), (iv), (v), (vi), or (viii) (other than the right to receive customary administrative agency, arranging, underwriting and other similar fees) that is provided to any other Person, including the opportunity to participate on a pro rata basis on the same terms in any new loans or other Indebtedness permitted to be issued, any sale that is consummated, any interest that is permitted to be paid as PIK Interest instead of being paid in immediately available funds or any conversion of all or any portion of the Obligations that is to be converted into Equity Interests, in each case as a result of such amendment, waiver or supplement, shall be deemed to be directly and adversely affected by such amendment, waiver or supplement; and

(b) unless also signed by the Administrative Agent, no amendment, waiver or consent shall affect the rights or duties of the Administrative Agent under this Agreement or any other Loan Document; provided, however, that, notwithstanding anything to the contrary herein, (i) no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder (and any amendment, waiver or consent which by its terms requires the consent of all Lenders or each affected Lender may be effected with the consent of the applicable Lenders other than Defaulting Lenders), except that (x) the Commitment of any Defaulting Lender may not be increased or extended without the consent of such Lender and (y) any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender that by its terms affects any Defaulting Lender more adversely than other affected Lenders shall require the consent of such Defaulting Lender, (ii) each Lender is entitled to vote as such Lender sees fit on any bankruptcy reorganization plan that affects the Loans, and each Lender acknowledges that the provisions of Section 1126(c) of the Bankruptcy Code of the United States supersedes the unanimous consent provisions set forth herein and (iii) the Required Lenders shall determine whether or not to allow a Loan Party to use cash collateral in the context of a bankruptcy or insolvency proceeding and such determination shall be binding on all of the Lenders.

12.02 Notices and Other Communications; Facsimile Copies.

(a) Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in subsection (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

(i) if to the Borrower or any other Loan Party or the Administrative Agent, to the address, facsimile number, electronic mail address or telephone number specified for such person on Schedule 12.02; and

(ii) if to any other Lender, to the address, facsimile number, electronic mail address or telephone number of its Lending Office (whether specified on Schedule 12.02 or separately specified to the Borrower and the Administrative Agent).

Notices and other communications sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices and other communications sent by facsimile or electronic mail shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient). Notices and other communications delivered through electronic communications to the extent provided in subsection (b) below, shall be effective as provided in such subsection (b).

(b) Electronic Communications. Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent, provided, that, the foregoing shall not apply to notices to any Lender pursuant to Article II if such Lender has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication. The Administrative Agent or the Borrower may each, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided, that, approval of such procedures may be limited to particular notices or communications.

Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor; provided, that, for both clauses (i) and (ii), if such notice, email or other communication is not sent during the normal business hours of the recipient, such notice, email or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient.

(c) Change of Address, Etc. Each of the Borrower, the other Loan Parties, the Lenders and the Administrative Agent may change its address, facsimile or telephone number for notices and other communications hereunder by notice to the other parties hereto. In addition, each Lender agrees to notify the Administrative Agent from time to time to ensure that the Administrative Agent has on record (i) an effective address, contact name, telephone number, facsimile number and electronic mail address to which notices and other communications may be sent and (ii) accurate wire instructions for such Lender.

(d) Reliance by Administrative Agent and Lenders. The Administrative Agent and the Lenders shall be entitled to rely and act upon any notices (including electronic Loan Notices) purportedly given by or on behalf of any Loan Party even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. The Loan Parties shall indemnify the Administrative Agent, each Lender and the Related Parties of each of them from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of a Loan Party. All telephonic notices to and other telephonic communications with the Administrative Agent may be recorded by the Administrative Agent, and each of the parties hereto hereby consents to such recording.

12.03 No Waiver; Cumulative Remedies; Enforcement.

No failure by any Lender or the Administrative Agent to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder or under any other Loan Document shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided, and provided under each other Loan Document, are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

Notwithstanding anything to the contrary contained herein or in any other Loan Document, the authority to enforce rights and remedies hereunder and under the other Loan Documents against the Loan Parties or any of them shall be vested exclusively in, and all actions and proceedings at law in connection with such enforcement shall be instituted and maintained exclusively by, the Administrative Agent in accordance with Section 11.01 for the benefit of all the Secured Parties; provided, however, that, the foregoing shall not prohibit (a) the Administrative Agent from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as Administrative Agent) hereunder and under the other Loan Documents, (b) any Lender from exercising setoff rights in accordance with Section 12.08 (subject to the terms of Section 2.11), or (c) any Lender from filing proofs of claim or appearing and filing pleadings on its own behalf during the pendency of a proceeding relative to any Loan Party under any Debtor Relief Law; and provided, further, that, if at any time there is no Person acting as Administrative Agent hereunder and under the other Loan Documents, then (i) the Required Lenders shall have the rights otherwise ascribed to the Administrative Agent pursuant to Section 11.01 and (ii) in addition to the matters set forth in clauses (b) and (c) of the preceding proviso and subject to Section 2.11, any Lender may, with the consent of the Required Lenders, enforce any rights and remedies available to it and as authorized by the Required Lenders.

12.04 Expenses; Indemnity; and Damage Waiver.

(a) Costs and Expenses. The Loan Parties shall pay (i) all reasonable and documented out-of-pocket expenses incurred by the Administrative Agent, each Lender and their respective Affiliates (including the reasonable and documented out-of-pocket fees, charges and disbursements of counsel to the Administrative Agent or any Lender), in connection with (A) the preparation, negotiation, execution and delivery of this Agreement and the other Loan Documents and (B) any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated) or the administration of this Agreement and the other Loan Documents and (ii) all reasonable and documented out-of-pocket expenses incurred by the Administrative Agent or any Lender (including the reasonable and documented out-of-pocket fees, charges and disbursements of any counsel for the Administrative Agent or any Lender) in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Loan Documents, including its rights under this Section, or (B) in connection with the Loans made hereunder, including all such reasonable and documented out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans.

(b) Indemnification by the Loan Parties. The Loan Parties shall indemnify the Administrative Agent (and any sub-agent thereof) and each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related reasonable and documented out-of-pocket expenses (including the reasonable and documented out-of-pocket fees, charges and disbursements of any counsel for any Indemnitee), and shall indemnify and hold harmless each Indemnitee from all reasonable and documented out-of-pocket fees and time charges and disbursements for attorneys who may be employees of any Indemnitee, incurred by any Indemnitee or asserted against any Indemnitee by any Person (including the Borrower or any other Loan Party) other than such Indemnitee and its Related Parties arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, or, in the case of the Administrative Agent (and any sub-agent thereof) and its Related Parties only, the administration of this Agreement and the other Loan Documents, (ii) any Loan or the use or proposed use of the proceeds therefrom, (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by a Loan Party or any of its Subsidiaries, or any Environmental Liability related in any way to a Loan Party or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Borrower or any other Loan Party, and regardless of whether any Indemnitee is a party thereto; provided, that, such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee, if the Borrower or other Loan Party has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction. Clauses (a) and (b) of this Section 12.04 shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim.

(c) Waiver of Consequential Damages, Etc. To the fullest extent permitted by applicable law, each Loan Party shall (and shall cause each Subsidiary to) not assert, and each Loan Party hereby waives, and acknowledges that no other Person shall have, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or the use of the proceeds thereof. No Indemnitee referred to in subsection (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby.

(d) Reimbursement by Lenders. To the extent that the Loan Parties for any reason fail to indefeasibly pay any amount required under subsection (a) or (b) of this Section to be paid by them to the Administrative Agent (or any sub-agent thereof) or any Related Party thereof, each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent) or such Related Party, as the case may be, such Lender’s pro rata share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought based on each Lender’s share of the Total Credit Exposure at such time) of such unpaid amount (including any such unpaid amount in respect of a claim asserted by such Lender), such payment to be made severally among them based on such Lender’s Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought), provided, further, that, the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent), or against any Related Party thereof acting for the Administrative Agent (or any such sub-agent) in connection with such capacity. The obligations of the Lenders under this subsection (d) are subject to the provisions of Section 2.10(b).

(e) Payments. All amounts due under this Section shall be payable not later than five (5) Business Days after demand therefor.

(f) Survival. The agreements in this Section and the indemnity provisions of Section 12.02(d) shall survive the resignation or removal of the Administrative Agent, the replacement of any Lender or the Facility Termination Date.

12.05 Marshalling; Payments Set Aside.

None of the Administrative Agent or the Lenders shall be under any obligation to marshal any assets in favor of any Loan Party or any other Person or against or in payment of any or all of the Obligations. To the extent that any payment by or on behalf of any Loan Party is made to the Administrative Agent or any Lender, or the Administrative Agent or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Administrative Agent or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied, and all Liens, rights and remedies therefor or related thereto, shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender severally agrees to pay to the Administrative Agent upon demand its applicable share (without duplication) of any amount so recovered from or repaid by the Administrative Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Federal Funds Rate from time to time in effect. The obligations of the Lenders under clause (b) of the preceding sentence shall survive the payment in full of the Obligations and the termination of this Agreement and the other Loan Documents.

12.06 Successors and Assigns; Transfers.

(a) Successors and Assigns Generally. The provisions of this Agreement and the other Loan Documents shall be binding upon and inure to the benefit of the parties hereto and thereto and their respective successors and assigns permitted hereby, except that (x) the Borrower and the other Loan Parties may not assign or otherwise transfer any of their respective rights or obligations hereunder or thereunder without the prior written consent of the Administrative Agent and each Lender and (y) no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an Eligible Assignee in accordance with the provisions of clause (b) of this Section, (ii) by way of participation in accordance with the provisions of clause (d) of this Section or (iii) by way of pledge or assignment of a security interest subject to the restrictions of clause (e) of this Section (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in clause (d) of this Section and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) Assignments by Lenders. Any Lender may at any time assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement and the other Loan Documents (including all or a portion of its Commitments under any Facility and the Loans at the time owing to it (in each case with respect to any Facility)); provided, that, any such assignment shall be subject to the following conditions:

(i) Minimum Amounts.

(A) in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment with respect to any Facility and/or the Loans with respect to any Facility at the time owing to it or contemporaneous assignments to related Approved Funds that equal at least the amount specified in paragraph (b)(i)(B) of this Section in the aggregate or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and

(B) in any case not described in clause (b)(i)(A) of this Section, the aggregate amount of the applicable Commitment or the applicable Loans (which for this purpose includes Loans outstanding thereunder) or, if the applicable Commitment is not then in effect, the principal outstanding balance of the Loans with respect to any Facility of the assigning Lender subject to each such assignment, determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent, shall not be less than $1,000,000 unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed);

(ii) Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all of the assigning Lender’s rights and obligations under this Agreement with respect to the Loans or the Commitment assigned;

(iii) Required Consents. No consent shall be required for any assignment except to the extent required by clause (b)(i)(B) of this Section and, in addition:

(A) the consent of the Borrower (such consent not to be unreasonably withheld, conditioned or delayed) shall be required for any assignment of Loans and/or Commitments to a Person that is a Disqualified Institution so long as no Event of Default has occurred and is continuing;

(B) the consent of the Administrative Agent (such consent not to be unreasonably withheld, conditioned or delayed) shall be required for assignments in respect of any Commitment or Loan to a Person that is not a Lender, an Affiliate of a Lender or an Approved Fund;

(iv) Assignment and Assumption. The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption. The assignee, if it is not a Lender, shall deliver to the Administrative Agent such information, including all “know your customer” documentation and notice information, as the Administrative Agent shall reasonably require.

(v) No Assignment to Certain Persons. No such assignment shall be made (A) to Parent, the Borrower or any of Parent’s Affiliates or Subsidiaries, (B) to any Defaulting Lender or any of its Subsidiaries or any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause (B) or (C) to a natural Person.

(vi) Certain Additional Payments. In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative

Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Borrower and the Administrative Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent or any Lender hereunder (and interest accrued thereon) and (y) acquire (and fund as appropriate) its full pro rata share of all Loans in accordance with its Applicable Percentage. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable Law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to clause (c) of this Section, from and after the recordation date of each Assignment and Assumption in the Register, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 3.01, 10.01 and 11.04 with respect to facts and circumstances occurring prior to the effective date of such assignment. Upon request, the Borrower (at its expense) shall execute and deliver a Note to the assignee Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this clause shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with clause (d) of this Section.

(c) Register. The Administrative Agent, acting solely for this purpose as a non-fiduciary agent of the Borrower, shall maintain at the Administrative Agent’s Office in the United States a copy of each Assignment and Assumption delivered to it (or the equivalent thereof in electronic form) and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts (and stated interest) of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). Notwithstanding anything to the contrary in any Loan Document, the entries in the Register shall be conclusive absent manifest error, and the Borrower, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement. In addition, the Administrative Agent shall maintain on the Register information regarding the designation, and revocation of designation, of any Lender as a Defaulting Lender. The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior written notice.

(d) Participations. Any Lender may at any time, without the consent of, or notice to, the Borrower or the Administrative Agent, sell participations to any Person (other than a natural Person, a Defaulting Lender (or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of a natural Person) or Parent, the Borrower or any of Parent’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitments and/or Loans owing to it); provided, that, (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Loan Parties, the Administrative Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. For the avoidance of doubt, each Lender shall be responsible for the indemnity under Section 12.04(d) without regard to the existence of any participation.

Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided, that, such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in clauses (i) through (vi) of Section 12.01(a) that affects such Participant. The Borrower agrees that each Participant shall be entitled to the benefits of Section 3.01 (subject to the requirements and limitations therein (it being understood that the documentation required under Section 3.01(f) shall be delivered to the participating Lender)) and Section 10.01 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section; provided, that, such Participant (A) agrees to be subject to the provisions of Sections 10.02 as if it were an assignee under paragraph (b) of this Section and (B) shall not be entitled to receive any greater payment under Section 3.01 or 10.01, with respect to any participation, than the Lender from whom it acquired the applicable participation would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation. Each Lender that sells a participation agrees, at the Borrower’s request and expense, to use reasonable efforts to cooperate with the Borrower to effectuate the provisions of Section 12.02 with respect to any Participant. To the fullest extent permitted by law, each Participant also shall be entitled to the benefits of Section 12.08 as though it were a Lender; provided, that, such Participant agrees to be subject to Section 2.11 as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided, that, no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan or other obligation is in registered form under Section 5f.103-1(c) of the Treasury Regulations. Notwithstanding anything to the contrary in any Loan Document, the entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(e) Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Note, if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided, that, no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

12.07 Treatment of Certain Information; Confidentiality.

Each of the Administrative Agent and the Lenders agrees to maintain the confidentiality of its and their Information (as defined below), except that Information may be disclosed (a) to its Affiliates, sub-agents, current or prospective equity holders, investors and financing sources and each of their Related Parties (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent required or requested by any regulatory authority purporting to have jurisdiction over such Person or its Related Parties (including any self- regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party hereto, (e) as may be reasonably necessary in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any Participant, assignee or transferee (or its Related Parties) of, or any prospective Participant, assignee or transferee (or its Related Parties) of, any of its rights and obligations under this Agreement or (ii) any actual or prospective party (or its Related Parties) to any swap, derivative or other transaction under which payments are to be made by reference to a Loan Party and its obligations, this Agreement or payments hereunder, (g) on a confidential basis to (i) any rating agency in connection with rating Parent or its Subsidiaries or the credit facilities provided hereunder or (ii) the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers or other market identifiers with respect to the credit facilities provided hereunder, (h) with the consent of the Borrower, (i) to the members of its investment committee (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential) or (j) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section or (y) becomes available to the Administrative Agent, any Lender or any of their respective Affiliates on a nonconfidential basis from a source other than the Loan Parties.

For purposes of this Section, “Information” means all information received from a Loan Party or any Subsidiary relating to the Loan Parties or any Subsidiary or any of their respective businesses, other than any such information that is available to the Administrative Agent or any Lender on a nonconfidential basis. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information. In addition, the Administrative Agent or any Lender may disclose the existence of this Agreement and information about this Agreement to market data collectors, similar service providers to the lending industry and service providers to the Administrative Agent or such Lender in connection with the administration of this Agreement, the other Loan Documents, the Commitments and the Discretionary Tranche.

Borrower hereby notifies the Lender and the Administrative Agent that some or all of the Information is or may be price-sensitive information and that the use of such Information may be regulated or prohibited by applicable legislation including securities law relating to insider dealing and market abuse.

Each of the Administrative Agent and the Lenders agrees to the confidentiality and non-use provisions of the agreements described in clause (i) of the definition of“Other Agreements,” mutatis mutandis, in the event the Parent and any of its Subsidiaries deliver royalty reports or other documents in connection with such Other Agreements as required in Section 7.02(n). The obligations of the Administrative Agent and the Lenders’ under this paragraph of Section 12.07 shall survive the Facility Termination Date.

12.08 Set-off.

If an Event of Default shall have occurred and be continuing, each Lender and each of their respective Affiliates is hereby authorized at any time and from time to time, after obtaining the prior written consent of the Administrative Agent, to the fullest extent permitted by applicable law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender or any such Affiliate to or for the credit or the account of the Borrower or any other Loan Party against any and all of the obligations of the Borrower or such Loan Party now or hereafter existing under this Agreement or any other Loan Document to such Lender or its Affiliates, irrespective of whether or not such Lender or Affiliate shall have made any demand under this Agreement or any other Loan Document and although such obligations of the Borrower or such Loan Party may be contingent or unmatured or are owed to a branch office or Affiliate of such Lender different from the branch office or Affiliate holding such deposit or obligated on such indebtedness; provided, that, in the event that any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.12 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent and the Lenders and (y) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff. The rights of each Lender and their respective Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender or their respective Affiliates may have. Each Lender agrees to notify the Borrower and the Administrative Agent promptly after any such setoff and application, provided, that, the failure to give such notice shall not affect the validity of such setoff and application.

12.09 Interest Rate Limitation.

Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable Law (the “Maximum Rate”). If the Administrative Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the Borrower. In determining whether the interest contracted for, charged, or received by the Administrative Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary repayments or prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.

12.10 Counterparts; Integration; Effectiveness.

This Agreement and each of the other Loan Documents may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement, the other Loan

Documents, the Agreement Among Lenders and any separate letter agreements with respect to fees payable to the Lenders or Administrative Agent, constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 5.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto. Delivery of an executed counterpart of a signature page of this Agreement by fax transmission or e-mail transmission (e.g., “pdf” or “tif”) shall be effective as delivery of a manually executed counterpart of this Agreement or such other Loan Documents.

12.11 Survival of Representations and Warranties.

All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof and shall continue in full force and effect as long as any Loan or other Obligation (other than contingent indemnification obligations for which no claim has been asserted) hereunder shall remain unpaid or unsatisfied and until all of the Commitments have been terminated in accordance with the terms hereof. Such representations and warranties have been or will be relied upon by the Administrative Agent and each Lender, regardless of any investigation made by the Administrative Agent or any Lender or on their behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default at the time of any Borrowing, and shall continue in full force and effect until the Facility Termination Date.

12.12 Severability.

If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. Without limiting the foregoing provisions of this Section 12.12, if and to the extent that the enforceability of any provisions in this Agreement relating to Defaulting Lenders shall be limited by Debtor Relief Laws, as determined in good faith by the Administrative Agent, then such provisions shall be deemed to be in effect only to the extent not so limited.

12.13 Governing Law; Jurisdiction; Etc.

(a) GOVERNING LAW. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS AND ANY CLAIMS, CONTROVERSY, DISPUTE OR CAUSE OF ACTION (WHETHER IN CONTRACT OR TORT OR OTHERWISE) BASED UPON, ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF NEW YORK (INCLUDING FOR SUCH PURPOSE SECTIONS 5-1401 AND 5-1402 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK).

(b) SUBMISSION TO JURISDICTION. EACH LOAN PARTY IRREVOCABLY AND UNCONDITIONALLY AGREES THAT IT WILL NOT (AND IT WILL NOT PERMIT ANY LOAN PARTY TO) COMMENCE ANY ACTION, LITIGATION OR PROCEEDING OF ANY KIND OR DESCRIPTION, WHETHER IN LAW OR EQUITY, WHETHER IN CONTRACT OR IN TORT OR OTHERWISE, AGAINST THE ADMINISTRATIVE AGENT, ANY LENDER OR ANY RELATED PARTY OF THE FOREGOING IN ANY WAY RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS RELATING HERETO OR THERETO, IN ANY OTHER FORUM OTHER THAN THE COURTS OF THE BOROUGH OF MANHATTAN IN THE CITY OF NEW YORK IN THE STATE OF NEW YORK OR IN THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK; PROVIDED THAT ANY SUIT SEEKING ENFORCEMENT AGAINST ANY COLLATERAL OR OTHER PROPERTY MAY BE BROUGHT, AT THE ADMINISTRATIVE AGENT’S OR THE LENDERS’ OPTION, IN THE COURTS OF ANY JURISDICTION WHERE SUCH COLLATERAL OR OTHER PROPERTY MAY BE FOUND. EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY SUBMITS TO THE JURISDICTION OF SUCH COURTS AND AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION, LITIGATION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH COURTS. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS AGREEMENT OR IN ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT THE ADMINISTRATIVE AGENT OR ANY LENDER MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AGAINST THE BORROWER OR ANY OTHER LOAN PARTY OR THEIR RESPECTIVE PROPERTIES IN THE COURTS OF ANY JURISDICTION.

(c) WAIVER OF VENUE. EACH LOAN PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO IN PARAGRAPH (B) OF THIS SECTION. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

(d) SERVICE OF PROCESS. EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 12.02. NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.

12.14 Waiver of Right to Trial by Jury.

EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE

TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

12.15 Electronic Execution of Assignments and Certain Other Documents.

This Agreement, any Loan Document and any document, amendment, approval, consent, information, notice, certificate, request, statement, disclosure or authorization related hereto or thereto (each a “Communication”), including Communications required to be in writing, may be in the form of an Electronic Record and may be executed using Electronic Signatures. Each of the Loan Parties agrees that any Electronic Signature on or associated with any Communication shall be valid and binding on each of the Loan Parties to the same extent as a manual, original signature, and that any Communication entered into by Electronic Signature, will constitute the legal, valid and binding obligation of each of the Loan Parties enforceable against such in accordance with the terms thereof to the same extent as if a manually executed original signature was delivered. Any Communication may be executed in as many counterparts as necessary or convenient, including both paper and electronic counterparts, but all such counterparts are one and the same Communication. For the avoidance of doubt, the authorization under this paragraph may include, without limitation, use or acceptance by the Administrative Agent and each of the Lenders of a manually signed paper Communication which has been converted into electronic form (such as scanned into PDF format), or an electronically signed Communication converted into another format, for transmission, delivery and/or retention. The Administrative Agent and each of the Lenders may, at its option, create one or more copies of any Communication in the form of an imaged Electronic Record (“Electronic Copy”), which shall be deemed created in the ordinary course of the such Person’s business, and destroy the original paper document. All Communications in the form of an Electronic Record, including an Electronic Copy, shall be considered an original for all purposes, and shall have the same legal effect, validity and enforceability as a paper record. Notwithstanding anything contained herein to the contrary, the Administrative Agent is under no obligation to accept an Electronic Signature in any form or in any format unless expressly agreed to by the Administrative Agent pursuant to procedures approved by it; provided, further, without limiting the foregoing, (a) to the extent the Administrative Agent has agreed to accept such Electronic Signature, the Administrative Agent and each of the Lenders shall be entitled to rely on any such Electronic Signature purportedly given by or on behalf of any Loan Party without further verification and (b) upon the request of the Administrative Agent or any Lender, any Electronic Signature shall be promptly followed by such manually executed counterpart. For purposes hereof, “Electronic Record” and “Electronic Signature” shall have the meanings assigned to them, respectively, by 15 USC §7006, as it may be amended from time to time.

12.16 USA PATRIOT Act.

Each Lender that is subject to the PATRIOT Act and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrower that pursuant to the requirements of the PATRIOT Act, it is required to obtain, verify and record information that identifies each Loan Party, which information includes the name and address of each Loan Party and other information that will allow such Lender or the Administrative Agent, as applicable, to identify each Loan Party in accordance with the PATRIOT Act. Each of the Loan Parties agrees to, promptly following a request by the Administrative Agent or any Lender, provide all such other documentation and information that the Administrative Agent or such Lender requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the PATRIOT Act.

12.17 No Advisory or Fiduciary Relationship.

In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), each Loan Party acknowledges and agrees, and acknowledges its Affiliates’ understanding, that: (a)(i) the arranging and other services regarding this Agreement provided by the Administrative Agent and the Lenders are arm’s-length commercial transactions between the Borrower and its Affiliates, on the one hand, and the Administrative Agent and the Lenders on the other hand, (ii) the Loan Parties have consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (iii) the Loan Parties are capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (b)(i) the Administrative Agent and each Lender is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not and will not be acting as an advisor, agent or fiduciary, for the Borrower or any of its Affiliates or any other Person and (ii) neither the Administrative Agent nor any Lender has any obligation to the Borrower or any of its Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (c) the Administrative Agent and the Lenders and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Borrower and its Affiliates, and neither the Administrative Agent nor any Lender has any obligation to disclose any of such interests to the Borrower or its Affiliates. To the fullest extent permitted by law, each Loan Party hereby waives and releases any claims that they may have against the Administrative Agent or any Lenders with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

12.18 Acknowledgement and Consent to Bail-In of EEA Financial Institutions.

Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Lender that is an EEA Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by (a) the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any Lender that is an EEA Financial Institution; and (b) the effects of any Bail-In Action on any such liability, including, if applicable: (i) a reduction in full or in part or cancellation of any such liability; (ii) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or (iii) the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of any EEA Resolution Authority.

12.19 Publicity.

The Loan Parties will not directly or indirectly publish, disclose or otherwise use in any public disclosure, advertising material, promotional material, press release or interview, any reference to the name, logo or any trademark of the Administrative Agent or any Lender or any of their Affiliates or any reference to this Agreement or the financing evidenced hereby, in any case except as required by applicable Law, subpoena or judicial or similar order, in which case the Loan Parties shall endeavor to give the Administrative Agent prior written notice of such publication or other disclosure. Each Lender and each Loan Party hereby authorizes each Lender to publish the name of such Lender and each Loan Party, the existence of the financing arrangements referenced under this Agreement, the primary purpose and/or structure of those arrangements, the amount of credit extended under each facility, the title and role of each party to this Agreement, and the total amount of the financing evidenced hereby in any “tombstone,” comparable advertisement or press release which such Lender elects to submit for publication. In addition, each Lender and each Loan Party agrees that each Lender may provide lending industry trade organizations with information necessary and customary for inclusion in league table measurements after the Closing Date. With respect to any of the foregoing, such authorization shall be subject to such Lender providing the Loan Parties and the other Lenders with an opportunity to review and confer with such Lender regarding, and approve, the contents of any such tombstone, advertisement or information, as applicable, prior to its initial submission for publication, but subsequent publications of the same tombstone, advertisement or information shall not require any Loan Party’s approval.

12.20 Guaranty Release.

Subject to Section 4.03, (a) if such Person ceases to be a Subsidiary as a result of a transaction permitted under the Loan Documents or (b) upon the occurrence of the Facility Termination Date, the guarantees made herein shall automatically terminate with respect to (i) such Guarantor (in the case of clause (a)) or (ii) all Guarantors (in the case of clause (b)).

12.21 Conflicts.

Notwithstanding anything to the contrary contained herein or in any other Loan Document, in the event of any conflict or inconsistency between this Agreement and any other Loan Document, the terms of this Agreement shall govern and control.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

BORROWER:	ARS PHARMACEUTICALS OPERATIONS, INC., as the Borrower

	By:	/s/ Richard Lowenthal
	Name:	Richard Lowenthal
	Title:	President and Chief Executive Officer

PARENT:	ARS PHARMACEUTICALS, INC., as a Guarantor

	By:	/s/ Richard Lowenthal
	Name:	Richard Lowenthal
	Title:	President and Chief Executive Officer

[Signature Page to Credit Agreement]

ADMINISTRATIVE AGENT:	RA CAPITAL AGENCY SERVICES, LLC, as Administrative Agent

	By:	/s/ Adam Kaye
	Name:	Adam Kaye
	Title:	Manager

LENDERS:	RAC SCF HOLDINGS I, LLC, as a Lender

	By:	/s/ Jeremy Lack
	Name:	Jeremy Lack
	Title:	Manager

[Signature Page to Credit Agreement]

LENDERS:	OCM IP HEALTHCARE PORTFOLIO LP, by its general partner, OCM IP HEALTHCARE PORTFOLIO G.P. INC., as a Lender

	By:	/s/ Rob Missere
	Name:	Rob Missere
	Title:	President

	By:	/s/ Bernhard Wu
	Name:	Bernhard Wu
	Title:	Vice President

[Signature Page to Credit Agreement]